                                                Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-39277

   [UNITED AMERICAN BANK                 UNITED AMERICAN             Corporate Office
         (LETTERHEAD)]                 HOLDING CORPORATION           (407) 648-0546
      JAMES L. HEWITT
Chairman, President and CEO

                               DECEMBER 30, 1997

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of United American Holding Corporation ("United American"), which will be held on February 2, 1998, at 10:00 a.m. local time. The Special Meeting will be held at the main office of United American, located at 105 West Colonial Drive, Orlando, Florida.

     At the Special Meeting, shareholders of United American will be asked to consider and vote on approval of an Agreement and Plan of Merger, dated as of September 8, 1997, between United American and The Colonial BancGroup, Inc. ("BancGroup"), pursuant to which United American would be merged (the "Merger") with BancGroup. In the Merger, United American shareholders will receive whole shares of BancGroup Common Stock in exchange for shares of United American Common Stock held by them. Each share of United American Common Stock outstanding at the time of the effectiveness of the Merger will be converted into the right to receive shares of BancGroup Common Stock (as calculated in accordance with the terms of the Agreement). Cash will be paid for any fractional shares. Please see the attached Proxy Statement and Prospectus for a complete description of the terms of the Merger and the formula for converting shares of United American Common Stock into shares of BancGroup Common Stock in the Merger.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AS BEING IN THE BEST INTEREST OF UNITED AMERICAN SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT.

     Additional information regarding the Agreement, the Merger, United American and BancGroup is set forth in the attached Proxy Statement, which also serves as the Prospectus for the shares of BancGroup Common Stock to be issued in connection with the Merger. Please read these materials and carefully consider the information contained in them.

     The affirmative vote of the holders of a majority of the outstanding shares of United American Common Stock is required to approve the Agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                                    Sincerely,

                                          /s/ JAMES L. HEWITT

                                                     James L. Hewitt
                                              Chairman, President and Chief
                                                    Executive Officer

                      UNITED AMERICAN HOLDING CORPORATION
                            105 WEST COLONIAL DRIVE
                             ORLANDO, FLORIDA 32801
                                 (407) 648-0546
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON FEBRUARY 2, 1998, AT 10:00 A.M.
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of United American Holding Corporation ("United American") will be held at the main office of United American, located at 105 West Colonial Drive, Orlando, Florida, on February 2, 1998, at 10:00 a.m., local time, for the following purposes:

          1. Merger. To consider and vote upon the proposed merger (the "Merger") of United American with and into The Colonial BancGroup, Inc. ("BancGroup"), in accordance with an Agreement and Plan of Merger, dated as of September 8, 1997, between United American and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock of United American outstanding at the time of the Merger will be converted into the right to receive shares of BancGroup Common Stock (as calculated in accordance with the terms of the Agreement), with cash paid in lieu of fractional shares at the market value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of United American has fixed the close of business on December 23, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the common stock of United American at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. United American shareholders are entitled to assert dissenters' rights pursuant to the Florida Business Corporation Act. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement and Prospectus as Appendix B.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of United American, by executing a later dated proxy and delivering it to the Secretary of United American at or prior to the Special Meeting, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES L. HEWITT

                                                     James L. Hewitt
                                              Chairman, President and Chief
                                                    Executive Officer

December 30, 1997

                                   PROSPECTUS

                         COMMON STOCK, $2.50 PAR VALUE
                          THE COLONIAL BANCGROUP, INC.
                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                      UNITED AMERICAN HOLDING CORPORATION
                         TO BE HELD ON FEBRUARY 2, 1998

     This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of United American Holding Corporation, a Florida corporation ("United American"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of United American in connection with the solicitation of proxies by the Board of Directors of United American for use at a special meeting of the shareholders of United American to be held on February 2, 1998, at 10:00 a.m., local time, at the main office of United American, located at 105 West Colonial Drive, Orlando, Florida (the "Special Meeting"), and any adjournments or postponements thereof. At the Special Meeting, shareholders of United American will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as more fully described in this Prospectus.
     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of September 8, 1997 by and between BancGroup and United American (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of United American at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, United American will be merged with and into BancGroup, and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $.01 per share, of United American (the "United American Common Stock"), shall be converted into a number of shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock") equal to $36.50 divided by the Market Value. The Market Value will equal the average of the closing prices of BancGroup Common Stock for the ten trading days ending on the trading day that is five calendar days immediately preceding the Effective Date of the Merger. However, the Market Value will not be less than $23.80 nor more than $32.20. Assuming 1,779,600 shares of United American Common Stock outstanding as of the Effective Date, the maximum number of shares of BancGroup Common Stock that may be issued in the Merger will be 2,729,218 (based upon a minimum Market Value of $23.80 and a resulting exchange ratio of 1.534 shares of BancGroup Common Stock per share of United American Common Stock), and the minimum number of shares of BancGroup Common Stock that may be issued in the Merger will be 2,017,248 (based upon a maximum Market Value of $32.20 and a resulting exchange ratio of 1.1335 shares of BancGroup Common Stock per share of United American Common Stock.) See "The Merger -- Conversion of United American Common Stock." The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on December 26, 1997 was $34.5625.
     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of United American Common Stock.
     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of stock options relating to United American Common Stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of United American in connection with the solicitation of proxies by United American for use at the Special Meeting, and any adjournments or postponements thereof, and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise of stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of United American on or about the date set forth below.
        THE BOARD OF DIRECTORS OF UNITED AMERICAN UNANIMOUSLY RECOMMENDS
                           APPROVAL OF THE AGREEMENT.
                             ---------------------

   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.
     The principal office and mailing address of United American are 105 West Colonial Drive, Orlando, Florida 32801 (telephone (407)648-0546), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS DECEMBER 29, 1997.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning United American and its subsidiary has been furnished by United American.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changed occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward-looking earnings estimates (if any) included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and United American, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR UNITED AMERICAN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR UNITED AMERICAN SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

          THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

          The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) BancGroup's Report on Form 8-K dated January 3, 1997;

          (4) BancGroup's Report on Form 8-K dated January 20, 1997;

          (5) BancGroup's Report on Form 8-K dated March 10, 1997;

          (6) BancGroup's Report on Form 8-K dated April 15, 1997;

          (7) BancGroup's Report on Form 8-K dated June 11, 1997;

          (8) BancGroup's Report on Form 8-K dated June 24, 1997;

          (9) BancGroup's Report on Form 8-K/A dated August 13, 1997 (replacing a Form 8-K filed on August 12, 1997);

          (10) BancGroup's Report on Form 8-K dated October 30, 1997;

          (11) BancGroup's Report on Form 8-K dated November 17, 1997;

          (12) The description of the current management and Board of Directors contained in the Proxy Statement distributed pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of shareholders held on April 16, 1997; and

          (13) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of stock options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with United American regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
THE SPECIAL MEETING.........................................    11
  General...................................................    11
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................    11
  Solicitation, Voting and Revocation of Proxies............    11
  Effect of Merger on Outstanding BancGroup Common Stock....    12
THE MERGER..................................................    13
  General...................................................    13
  Background of the Merger..................................    13
  United American's Board of Directors' Reasons for
     Approving the Merger...................................    14
  Recommendation of the Board of Directors of United
     American...............................................    15
  BancGroup's Reasons for the Merger........................    15
  Related Transactions -- Stock Option......................    15
  Interests of Certain Persons in the Merger................    16
  Conversion of United American Common Stock................    17
  Surrender of United American Common Stock Certificates....    18
  Certain Federal Income Tax Consequences...................    18
  Other Possible Consequences...............................    20
  Conditions to Consummation of the Merger..................    20
  Amendment or Termination of Agreement.....................    21
  Regulatory Approvals......................................    21
  Conduct of Business Pending the Merger....................    23
  Commitments with Respect to Other Offers..................    24
  Indemnification...........................................    25
  Rights of Dissenting Shareholders.........................    25
  Resale of BancGroup Common Stock Issued in the Merger.....    27
  Accounting Treatment......................................    27
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................    28
  Treatment of United American Options......................    28
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    31
  BancGroup.................................................    31
  United American...........................................    32
BANCGROUP CAPITAL STOCK AND DEBENTURES......................    32
  BancGroup Common Stock....................................    33
  Preference Stock..........................................    33
  1986 Debentures...........................................    33
  Other Indebtedness........................................    34
  Changes in Control........................................    34
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    37
  Director Elections........................................    37
  Removal of Directors......................................    37
  Voting....................................................    37
  Preemptive Rights.........................................    37
  Directors' Liability......................................    37

                                                              PAGE
                                                              ----
  Indemnification...........................................    38
  Special Meetings of Shareholders; Action Without a
     Meeting................................................    39
  Mergers, Share Exchanges and Sales of Assets..............    39
  Amendment of Certificate of Incorporation and Bylaws......    40
  Rights of Dissenting Stockholders.........................    40
  Preferred Stock...........................................    40
  Effect of the Merger on United American Shareholders......    41
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............    42
  Condensed Pro Forma Statements of Condition (Unaudited)...    42
  Condensed Pro Forma Statements of Income (Unaudited)......    47
  Selected Financial and Operating Information..............    54
UNITED AMERICAN HOLDING CORPORATION.........................    57
  Selected Financial Data...................................    57
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the Nine Months
     Ended September 30, 1997 and 1996, the for the Fiscal
     Years Ended December 31, 1996, 1995 and 1994...........    58
BUSINESS OF BANCGROUP.......................................    75
  General...................................................    75
  Recently Completed and Other Proposed Business
     Combinations...........................................    75
  Year 2000 Compliance......................................    75
  Voting Securities and Principal Stockholders..............    76
  Security Ownership of Management..........................    77
  Management Information....................................    78
BUSINESS OF UNITED AMERICAN.................................    79
  General...................................................    79
  Deposit Activities........................................    79
  Lending Activities........................................    79
  Investments...............................................    80
  Employees.................................................    80
  Properties................................................    80
  Legal Proceedings.........................................    81
  Principal Holders of Common Stock.........................    82
ADJOURNMENT OF SPECIAL MEETING..............................    82
OTHER MATTERS...............................................    83
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS......    83
LEGAL MATTERS...............................................    83
EXPERTS.....................................................    83
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Sections 607.1301, 607.1302 and 607.1320 of
  the Florida Business Corporation Act Regarding Dissenter's
  Rights....................................................   B-1
APPENDIX C -- Stock Option Agreement........................   C-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of United American are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of United American with and into BancGroup.

THE SPECIAL MEETING

     This Prospectus is being furnished to the holders of United American Common Stock in connection with the solicitation by the United American Board of Directors of proxies for use at the Special Meeting and at any and all adjournments and postponements thereof at which United American shareholders will be asked to vote upon (i) a proposal to approve the Agreement; and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at the main office of United American, located at 105 West Colonial Drive, Orlando, Florida on Monday, February 2, 1998, at 10:00 a.m., local time, for the purpose of considering and voting upon the Merger and the Agreement. Only holders of record of United American Common Stock at the close of business on Tuesday, December 23, 1997 (the "Record Date") are entitled to the notice of and to vote at the Special Meeting. As of the Record Date, 1,779,600 shares of United American Common Stock were issued and outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Florida, Georgia and Tennessee. Colonial Bank conducts a full service commercial banking business through 119 branches in Alabama, five branches in Tennessee, 14 branches in Georgia and 56 branches in Florida. BancGroup has also entered into agreements to acquire four additional banks. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which services approximately $12.5 billion in residential loans and which originates residential mortgages in 37 states through four divisional offices. At September 30, 1997, BancGroup had consolidated total assets of $6.6 billion and consolidated stockholders' equity of $472.4 million. Since September 30, 1997, BancGroup has acquired one bank with aggregate assets of $65.0 million and aggregate stockholders' equity of $6.3 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup."

     United American. United American is a bank holding company within the meaning of the BHCA and was incorporated on September 12, 1988. United American owns all of the outstanding shares of United American Bank of Central Florida, a Florida banking corporation (the "Bank"), which is headquartered in Orlando, Florida. Currently, the Bank operates nine banking offices in Orange, Seminole, and Osceola Counties, Florida. At September 30, 1997, United American had total consolidated assets of approximately $260.8 million, total consolidated deposits of approximately $227.5 million, and total consolidated shareholders' equity of approximately $21.5 million. See "Business of United American."

THE MERGER

     The Agreement provides for the Merger of United American with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of United American Common Stock (except shares as to which dissenters' rights are perfected) shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares of BancGroup Common Stock into which each outstanding share of United American Common Stock shall be converted on the Effective Date shall be equal to $36.50 divided by the Market Value (the "Merger Consideration"). The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the trading day five calendar days immediately preceding the Effective Date, provided that the Market Value shall not be less than $23.80 nor more than $32.20, regardless of the actual Market Value as calculated. Accordingly, assuming 1,779,600 shares of United American Common Stock are outstanding on the Effective Date, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,729,218 (based upon a minimum Market Value of $23.80), and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,017,248 (based upon a maximum Market Value of $32.20). The number of shares of BancGroup Common Stock to be issued in the Merger will increase proportionally with each share of United American Common Stock issued pursuant to the exercise, before the Effective Date, of certain options to acquire United American Common Stock.

     The closing sales price on the NYSE of the BancGroup Common Stock on December 26, 1997 was $34.5625 per share, which was above the maximum Market Value of $32.20. Accordingly, had the Effective Date occurred on December 26, 1997, United American shareholders would have received 1.1335 shares of BancGroup Common Stock for each share of United American Common Stock. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by United American shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of United American otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of the date of this Prospectus, United American had granted options (the "United American Options") which entitle the holders thereof to acquire up to 190,500 shares of United American Common Stock. Subject to terms of the United American stock option plan under which such options were issued, the Agreement provides that, no later than five days prior to the Effective Date, the holders of United American Options that have vested for such holders may provide written notice to United American (in form and substance reasonably satisfactory to BancGroup) that they wish to surrender their United American Options to BancGroup, effective at the Effective Date, and, in lieu of having their United American Options being assumed by BancGroup as detailed in the immediately following paragraph, to receive an amount of BancGroup Common Stock in exchange therefor equal to the difference between the total value of the shares of BancGroup Common Stock to be issued pursuant to such United American Options (based upon the number of shares of BancGroup Common Stock to be issued pursuant to the United American Options multiplied by the Market Value) less the aggregate exercise price of such United American Options at the Effective Date, divided by the Market Value (the "Cashless Exchange"). No fractions of shares shall be issued and fractions shall be paid in cash at the Market Value. Any United American Options that have not vested at the Effective Date shall be assumed by BancGroup in accordance with the immediately following paragraph. See "The Merger -- Cashless Exchange of Options."

     On the Effective Date, BancGroup shall assume all United American Options outstanding which have not been exercised or terminated prior to the Effective Date or converted to BancGroup Common Stock in accordance with the immediately preceding paragraph, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the United American Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of United American Common Stock subject to such United American Options multiplied by the Exchange Ratio, as defined below, provided that no fractions of shares of BancGroup Common Stock shall be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of United American Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of United American Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. The "Exchange Ratio" shall mean the result obtained by dividing $36.50 by the Market Value.

     Promptly after the Effective Date, United American shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of United American Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of United American Common Stock in accordance with those instructions. UNITED AMERICAN SHAREHOLDERS SHOULD NOT SEND IN THEIR UNITED AMERICAN STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED THE INSTRUCTIONS.

     See "The Merger -- Conversion of United American Common Stock,"
"-- Surrender of United American Common Stock Certificates," "-- Treatment of United American Options" and "-- Cashless Exchange of Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and United American, see "The Merger -- Rights of Dissenting Shareholders," "-- Conversion of United American Common Stock;" "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "Business of BancGroup -- Voting Securities and Principal Shareholders," "-- Security Ownership of Management," and "Business of United American -- Principal Holders of Common Stock."

RECOMMENDATION OF UNITED AMERICAN'S BOARD OF DIRECTORS

     The Board of Directors of United American has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF UNITED AMERICAN BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF THE SHAREHOLDERS OF UNITED AMERICAN AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "The Merger -- United American's Board of Directors' Reasons for Approving the Merger."

RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, United American has granted to BancGroup an option to purchase up to 19% of the United American Common Stock at a purchase price of $36.50 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of United American by another party. The option was granted by United American as a condition of, and in consideration for, BancGroup's entering into the Agreement; and, the option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of United American while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and executive officers of United American hold United American Options which entitle them to purchase, in the aggregate, up to 190,500 shares of United American Common Stock. Under the terms of the Agreement, any United American Options which are not exercised or terminated prior to the Effective Date or exchanged for BancGroup Common Stock in the Cashless Exchange will be assumed by BancGroup. See "The Merger -- Conversion of United American Common Stock," "-- Treatment of United American Options," and "-- Cashless Exchange of Options."

     BancGroup has agreed that each of James L. Hewitt, David G. Powers, David
M. McLeod and Russell Salerno, executive officers of United American or the Bank, will enter into an employment agreement with

Colonial Bank, which will provide for (i) terms of one year, (ii) annual salaries for Messrs. Hewitt, Powers, McLeod and Salerno of $250,000, $130,000, $114,000 and $85,000, respectively, which amounts are equal to their respective current salaries, (iii) the grant of options to buy 10,000 and 5,000 shares of BancGroup Common Stock at a per share exercise price equal to the market value as of the Effective Date to Messrs. Powers and McLeod, respectively, such options vesting ratably over a five year period, and (iv) non-competition agreements to run concurrently with the one year terms. M. Alan Rowe, an officer of the Bank, will receive a lump sum severance payment of $130,000, if his employment is terminated. BancGroup has also agreed to consider making lump sum severance payments equal to three months to six months salary for certain key employees.

     On the Effective Date, and subject to the employment agreements described above, all employees of United American will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of United American who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     On January 9, 1995, the Bank and Messrs. Hewitt, Powers, McLeod, Rowe and Charles W. Hall (Executive Vice President and Chief Financial Officer of United American) entered into Indexed Executive Salary Continuation Agreements ("Salary Continuation Agreement"), which will grant them certain rights to payments upon retirement or to their beneficiaries upon their earlier death. The amounts payable are subject to a vesting schedule which provides that the executive is deemed 100% vested as to benefits upon a change of control. The closing of the Merger will constitute a change of control under the Salary Continuation Agreements entitling each executive to receive, if his employment is subsequently terminated, 100% of the benefits thereunder upon obtaining Normal Retirement Age (as defined in such agreement), as if the executive had been continuously employed by the Bank until Normal Retirement Age.

     James L. Hewitt will be nominated to the BancGroup Board of Directors and will be offered the positions of Chairman and Chief Executive Officer of Colonial Bank's Central Florida Regional Board of Directors, Chairman of the Central Florida Region Loan Committee, Chairman of any Executive Committee that may be established for the Central Florida Region, and will be added as a member of Colonial Bank's Executive Committee for the State of Florida.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of United American against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that United American would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

     See "The Merger -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of United American Common Stock. Each share of United American Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup shareholders is not required under Delaware, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of United American Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 1,779,600 shares of United American Common Stock were issued and outstanding. As of the Record Date, the directors and executive officers of United American and the Bank held approximately 39% of the outstanding shares of United American Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of United American Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of United American owned 678,078 shares of United American Common Stock representing approximately 38% of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Agreement. See "The Special Meeting." As of April 30, 1997, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,574,597 shares of BancGroup Common Stock representing approximately 10.64% of BancGroup's outstanding shares.

     Proxies should be returned to United American in the envelope enclosed herewith. Shareholders of United American submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of United American at or prior to the Special Meeting, (ii) executing and delivering a proxy bearing a later date to the Secretary of United American at or prior to the Special Meeting, or (iii) attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of United American Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special
Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of United American Common Stock as of the Record Date are entitled to dissenters' rights of appraisal pursuant to Sections 607.1301, 607.1302 and
607.1320 of the Florida Business Corporation Act (the "FBCA"). The FBCA, as described in greater detail in "The Merger -- Rights of Dissenting Shareholders," permits a shareholder to dissent from the Merger and obtain payment for the fair value of his shares. Such "fair value" may be determined in a judicial proceeding, the result of which cannot be predicted. Shareholders wishing to exercise dissenters' rights must follow strictly all requirements for the exercise of such rights as set forth in Sections 607.1301, 607.1302 and
607.1320 of the FBCA, a copy of which is attached as Appendix B to this Prospectus. See "The Merger -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights and receives cash for his or her shares will encounter income tax treatment different from the tax treatment of shareholders who do not exercise dissenters' rights. See "The Merger -- Rights of Dissenting Shareholders."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of United American Common Stock; (ii) the notification to, or approval of the Merger by, the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Florida Department of Banking and Finance (the "Florida Department") and the approval of the merger of the Bank with Colonial Bank (the "Bank Merger") by the Alabama Banking Department (the "Alabama Department") and the Federal Reserve;
(iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) the consummation of the Merger on or before April 15, 1998; (v) receipt of opinions of counsel as to certain matters; and (vi) receipt of an opinion from Coopers & Lybrand L.L.P. as to certain tax matters.

     The obligation of United American to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE.

     The obligations of BancGroup to consummate the Merger are subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of United American; (ii) the number of shares as to which holders of United America Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of United American Common Stock; and
(iii) the receipt of a letter from Coopers & Lybrand L.L.P., BancGroup's independent accountants, to the effect that the independent accountants concur with the conclusions of BancGroup's and United American's respective managements that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests.

     Applications for appropriate regulatory approvals by the Federal Reserve, the Florida Department and the Alabama Department were filed with such agencies on November 6, 1997. The Federal Reserve approved the Merger as of December 11, 1997, and the Florida Department approved the Merger as of December 23, 1997. NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. BANCGROUP AND UNITED AMERICAN ANTICIPATE THAT THE MERGER WILL BE CONSUMMATED DURING THE FIRST QUARTER OF 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

     See "The Merger -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and approval of the Merger by the holders of United American Common Stock, no amendment decreasing the consideration to be received by United American shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of United American, by the mutual consent of the respective Boards of Directors of United American and BancGroup, or by the Board of Directors of either BancGroup or United American under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to April 15, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The Merger -- Amendment or Termination of Agreement."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the United American Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to United American's shareholders will be requested from the Internal Revenue Service (the "IRS"). United American has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of United American who exchanges shares of United American Common Stock for BancGroup Common Stock will not recognize gain except that, shareholders of United American will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of United American Common Stock upon perfection of dissenters' rights will realize gain or loss for federal income tax purposes with respect to such shares. See "Approval of the Merger -- Certain Federal Income Tax Consequences." United American shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

ACCOUNTING TREATMENT

     The merger of United American into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     United American. There is no established public trading market for the United American Common Stock. The shares of United American Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of United American is aware of certain transactions in shares of United American that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of United American Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of United
American:

                                                       PRICE PER SHARE
                                                       OF COMMON STOCK        DIVIDENDS
                                                      ------------------         PER
                                                       HIGH        LOW          SHARE
                                                      ------      ------      ---------
1995
First Quarter.......................................      --          --          --
Second Quarter......................................  $10.00      $10.00          --
Third Quarter.......................................      --          --          --
Fourth Quarter......................................   10.00       10.00          --
1996
First Quarter.......................................   10.00       10.00        $.50
Second Quarter......................................      --          --          --
Third Quarter.......................................      --          --          --
Fourth Quarter......................................      --          --          --
1997
First Quarter.......................................   10.00       10.00         .50
Second Quarter......................................   15.00       10.00          --
Third Quarter.......................................   20.00       10.00          --
Fourth Quarter (through December 24, 1997)..........      --          --          --

     In March, 1995, United American sold 659,200 shares of United American Common Stock in a private placement transaction at $10.00 per share. Each United American shareholder of record on January 31, 1995 who purchased shares of United American Common Stock in the offering, also was issued a nontransferable stock purchase warrant entitling the shareholder to purchase for each two shares of United American Common Stock purchased in the offering an additional share of United American Common Stock on or before July 1, 1997 at a per share amount equal to $10.00. An aggregate of 220,100 stock purchase warrants were issued in the offering, all of which were exercised for shares of United American Common Stock before July 1, 1997. On August 22, 1997, United American issued an aggregate of 59,500 shares of United American Common Stock, valued at $20.00 per share, to acquire an entity (owned in part by certain directors of United American) which owned United American's main office and certain property adjacent to the office. See "Business of United American -- Properties."

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the Nasdaq National Market System ("the Nasdaq NMS") and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded on the Nasdaq NMS under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                               PRICE PER SHARE OF
                                                                COMMON STOCK(1)
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
1995
First Quarter(2)............................................  $11 13/16    $ 9 3/4
Second Quarter..............................................   13 5/8       11 9/16
Third Quarter...............................................   14 15/16     13 3/4
Fourth Quarter..............................................   16 7/16      14 1/4
1996
First Quarter...............................................   18 1/4       15
Second Quarter..............................................   18 1/16      15 5/8
Third Quarter...............................................   17 15/16     15 5/8
Fourth Quarter..............................................   20 1/8       17 3/8
1997
First Quarter...............................................   24           18 2/3
Second Quarter..............................................   24 7/8       22
Third Quarter...............................................   29 3/16      24 1/4
Fourth Quarter (through December 26, 1997)..................   35 1/16      28 15/16

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
(2) Trading on the NYSE commenced on February 24, 1995.

     On September 8, 1997, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $27.9375 per share. The following table presents the market value per share of BancGroup Common Stock on that date, and the market value and equivalent per share value of United American Common Stock on that date:

                                                                               EQUIVALENT
                                           BANCGROUP      UNITED AMERICAN       PRICE PER
                                          COMMON STOCK     COMMON STOCK      UNITED AMERICAN
                                              (1)               (2)             SHARE(3)
                                          ------------    ---------------    ---------------
Comparative Market Value................    $27.9375          $20.00             $36.50

---------------
(1) Closing price as reported by the NYSE on September 8, 1997.
(2) There is no established public trading market for the shares of United American Common Stock. The value shown is the price at which shares of United American Common Stock were issued on August 22, 1997, and was the last sale price prior to the public announcement of the Merger on September 9, 1997, of which management of United American is aware.
(3) If the Merger had closed on September 8, 1997, assuming the Market Value had also been $27.9375, 1.306 (36.50 divided by 27.9375) shares of BancGroup Common Stock would have been exchanged for each share of United American Common Stock.

     See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice requirements of the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and its Bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination,"
(4) inability of shareholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at shareholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and United American on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                 PER SHARE DATA

                                                                                 YEAR           YEAR           YEAR
                                      NINE MONTHS          NINE MONTHS          ENDED          ENDED          ENDED
                                         ENDED                ENDED          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   SEPTEMBER 30, 1997   SEPTEMBER 30, 1996       1996           1995           1994
                                   ------------------   ------------------   ------------   ------------   ------------
BANCGROUP -- HISTORICAL (AS
  RESTATED):
Net income
  Primary*.......................        $ 1.32               $ 1.11            $ 1.26         $ 1.23         $0.96
  Fully diluted*.................          1.31                 1.10              1.25           1.19          0.95
Book value at end of period*.....         11.26                10.11             10.29           9.43          7.93
Dividends per share:
  Common Stock*..................          0.45                0.405              0.54         0.3375
  Common A*......................                                                              0.1125          0.40
  Common B*......................                                                              0.0625          0.20
UNITED AMERICAN
Net income
  Historical:
    Primary......................          1.16                 1.16              1.66           1.24          0.94
    Fully diluted................          1.16                 1.16              1.66           1.24          0.94
  Pro forma equivalent assuming
    combination with United
    American and completed
    business combination(a):
    Primary......................          1.48                 1.25              1.44           1.35          1.07
    Fully diluted................          1.46                 1.24              1.42           1.32          1.06
  Pro forma equivalent assuming
    combination with United
    American, completed business
    combination and other
    proposed business
    combinations(a):
    Primary......................          1.45                 1.24              1.43           1.34          1.08
    Fully diluted................          1.44                 1.22              1.42           1.30          1.08
Book value at end of period
  Historical.....................         12.07                10.40             10.93           9.79          7.42
  Pro forma equivalent assuming
    combination with United
    American and completed
    business combination(a)......         12.74                  N/A               N/A            N/A           N/A
  Pro forma equivalent assuming
    combination with United
    American, completed business
    combination and other
    proposed business
    combinations(a):.............         12.83                  N/A               N/A            N/A           N/A

                                                                                 YEAR           YEAR           YEAR
                                      NINE MONTHS          NINE MONTHS          ENDED          ENDED          ENDED
                                         ENDED                ENDED          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   SEPTEMBER 30, 1997   SEPTEMBER 30, 1996       1996           1995           1994
                                   ------------------   ------------------   ------------   ------------   ------------
Dividends per share
  Historical.....................          0.50                 0.50              0.50             --            --
  Pro forma equivalent assuming
    combination with United
    American and completed
    business combination(b)......          0.51                 0.46              0.61           0.51          0.45
  Pro forma equivalent assuming
    combination with United
    American, completed business
    combination and other
    proposed business
    combinations(b):.............          0.51                 0.46              0.61           0.51          0.45
BANCGROUP -- PRO FORMA COMBINED
  (UNITED AMERICAN AND COMPLETED
  BUSINESS COMBINATION):
Net income
  Primary........................          1.31                 1.10              1.27           1.19          0.95
  Fully diluted..................          1.29                 1.09              1.25           1.16          0.94
Book value at end of period......         11.24                  N/A               N/A            N/A           N/A
BANCGROUP -- PRO FORMA COMBINED
  (UNITED AMERICAN, COMPLETED
  BUSINESS COMBINATION AND OTHER
  PROPOSED BUSINESS
  COMBINATIONS):
Net income
  Primary........................          1.28                 1.09              1.26           1.18          0.95
  Fully diluted..................          1.27                 1.08              1.25           1.15          0.95
Book value at end of period......         11.34                  N/A               N/A            N/A           N/A

---------------


* Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
N/A Not applicable due to pro forma balance sheet being presented only at September 30, 1997 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of United American. For the purposes of these pro forma equivalent per share amounts, a 1.1335 BancGroup common stock share conversion ratio is utilized. The ratio is based on the maximum Market Value of $32.20 ($36.50/32.20 = 1.1335). As of December 26, 1997, the Market Value exceeded the maximum Market Value allowed under the Agreement.
(b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the 1.1335 conversion ratio per share of United American common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of United American in connection with the solicitation of proxies by the Board of Directors of United American for use at the Special Meeting and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of United American with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF UNITED AMERICAN BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF UNITED AMERICAN SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of United American has fixed the close of business on December 23, 1997, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. There were 218 record holders of United American Common Stock and 1,779,600 shares of United American Common Stock outstanding, each entitled to one vote per share, as of the Record Date. United American is obligated to issue an additional 190,500 shares of United American Common Stock upon the exercise of outstanding United American Options.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of United American Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until United American shareholders holding the requisite number of shares of United American Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of United American Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of United American Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors of United American owned 678,078 shares of United American Common Stock representing approximately 38% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger.

     If the Agreement is approved at the Special Meeting, United American is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF UNITED AMERICAN URGES THE SHAREHOLDERS OF UNITED AMERICAN TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of United American, without receiving special compensation therefor, may solicit proxies from United American's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of United American Common Stock.

     United American will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of United American. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of United American, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of United American Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of United American Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of United American as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of United American, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of United American, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of United American's proxies should be addressed to:

                      United American Holding Corporation
                            105 West Colonial Drive
                             Orlando, Florida 32801
  Attention: James L. Hewitt, Chairman, President and Chief Executive Officer

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of United American is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the approval of the Agreement. Proxies voted against the approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, that 90,500 United American Options are exercised prior to the Effective Date, that no United American Options are exchanged in the Cashless Exchange, and the Market Value of BancGroup Common Stock is $32.20 (the maximum Market Value allowable under the Agreement) on the Effective Date (as of December 26, 1997, the Market Value exceeded the maximum Market Value allowed under the Agreement), BancGroup will issue 2,017,177 shares of BancGroup Common Stock to the shareholders of United American pursuant to the Merger. Based on those assumptions, the 2,017,177 shares of BancGroup Common Stock will represent approximately 4.59% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the Option Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to each of the Agreement and the Option Agreement attached hereto as Appendix A and Appendix C, respectively, and certain provisions of Florida law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix B. All United American shareholders are urged to read the Agreement, the Option Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of United American, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at "Conditions to Consummation of the Merger," United American will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of United American will cease, and BancGroup will succeed to the business formerly conducted by United American.

BACKGROUND OF THE MERGER

     On November 21, 1996, James L. Hewitt (the Chairman, Chief Executive Officer and President of United American) met with Robert E. Lowder (the Chairman, Chief Executive Officer and President of BancGroup). Mr. Hewitt had been contacted by a BancGroup representative to arrange a meeting with Mr. Lowder to discuss United American's possible interest in pursuing a merger with BancGroup. Messrs. Lowder and Hewitt discussed the philosophies and directions of their respective organizations. Among other things, Mr. Hewitt indicated that United American was interested in pursuing a possible public offering for its shares during the next several years, unless an alternative was presented that would bring greater value to United American shareholders. The meeting did not lead to any further discussions or exchange of information between the two organizations.

     During the last week of July, 1997, a BancGroup representative contacted Mr. Hewitt and indicated that Mr. Lowder would be in the Orlando area during that week and was interested in further discussions regarding a possible merger between BancGroup and United American. On July 27, 1997, Messrs. Lowder and Hewitt met. During the meeting, Mr. Lowder discussed BancGroup's history and prospects and its interest in acquiring United American. Mr. Hewitt similarly reviewed United American's progress since the prior meeting with Mr. Lowder in November, 1996, including the growth of United American's assets and its opening of new offices. They also discussed the benefits of a transaction to their respective organizations, including the possible value to United American shareholders and the strategic advantage of a merger due to the lack of overlap between the BancGroup and United American banking offices in the Central Florida area. The parties discussed pricing issues related to a possible transaction, and agreed that certain information regarding United American would be forwarded to BancGroup for its review. Mr. Lowder also delivered to Mr. Hewitt copies of certain BancGroup filings with the Commission during the prior 12 months. Following the meeting, United American sent information regarding its financial condition and operations to BancGroup.

     On August 7, 1997, Mr. Hewitt traveled to BancGroup's executive offices in Montgomery, Alabama, and met with Mr. Lowder and W. Flake Oakley, IV, the Chief Financial Officer of BancGroup. The representatives discussed information regarding BancGroup and United American and reviewed pricing and related issues. During the meeting, the parties agreed in principal to the terms and conditions of a possible transaction, including the receipt by United American shareholders of $36.50 in value per share in an exchange of BancGroup Common Stock, subject a minimum and maximum number of BancGroup shares to be issued and BancGroup's due diligence review of United American. On August 8, 1997, Mr. Hewitt met with the outside directors of United American to review certain information regarding BancGroup and the terms of a proposed transaction. The directors concurred that United American should continue negotiation of a merger transaction with BancGroup in accordance with the terms proposed at the August 7 meeting.

     On August 11, 1997, BancGroup and United American entered into a Confidentiality Agreement. During mid to late August, BancGroup performed a due diligence review of United American. On August 25, 1997,

BancGroup forwarded to United American a draft definitive agreement and a related stock option agreement pursuant to which BancGroup would be granted an option to acquire at an exercise price of $36.50 per share up to 19% of the outstanding shares of United American Common Stock under certain circumstances.

     From August 25, 1997 to September 8, 1997, representatives of BancGroup and representatives of United American negotiated the terms of the definitive agreement and the stock option agreement. On September 8, 1997, a special meeting of the United American Board of Directors was held in which United American's legal counsel participated. During this meeting, legal counsel reviewed generally for United American's Board of Directors the fiduciary obligations of directors in mergers of financial institutions. Following discussion and review by the United American Board of Directors of the terms and conditions of the Agreement and the stock option agreement (the "Option Agreement"), the Merger and related information and issues, the Board of Directors unanimously approved the Agreement and the Option Agreement and the transactions contemplated thereby. BancGroup and United American signed the Agreement and the Option Agreement as of September 8, 1997.

UNITED AMERICAN'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     United American's Board of Directors believes that the Merger is in the best interests of United American and its shareholders. The Board of Directors of United American considered a number of factors in deciding to approve and recommend the terms of the Agreement to United American shareholders, including, among other things, (i) the terms of the proposed transaction (including, as discussed below, the premium to be paid to United American shareholders as a result of the transaction); (ii) the financial condition, results of operations, and future prospects of United American (including the belief by the United American Board that an alternative transaction of pursuing an initial public offering for shares of United American Common Stock had United American not entered into the Agreement would not afford United American shareholders values in excess of that provided by the Agreement); (iii) as discussed below, the value of the consideration to be received by United American shareholders relative to the book value and earnings per share of United American Common Stock; (iv) the competitive and regulatory environment for financial institutions generally (and the expenditures that United American might need to incur in the future in order to remain competitive in the offering of bank products and current in technology developments); (v) the fact that the Merger will enable United American shareholders to exchange their shares of United American Common Stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; (vi) that the Merger will enable United American shareholders to hold stock in a financial institution that has historically paid higher cash dividends for a longer term to its shareholders as compared to United American; (vii) the likelihood of receiving the requisite regulatory approvals; (viii) that it is expected that the Merger will be a tax-free transaction (except in respect of cash received for United American Common Stock) for federal income tax purposes; (ix) that the Merger affords an opportunity to minimize the potential displacement of United American employees due to the lack of overlap in the banking offices of BancGroup and United American; and (x) other information. In determining that the Merger is in the best interests of United American shareholders, the Board of Directors of United American also considered that the consideration to be paid by BancGroup to United American shareholders in the Merger as a multiple of United American book value, tangible book value, deposits, and assets was in excess of the multiples paid in any of the 20 acquisition transactions of Florida banks with asset size of less than $2.0 billion announced from January 1, 1997 (the "Florida Bank Acquisitions"). In particular, at the time the Agreement was approved by the United American Board in early September 1997, the consideration to be received by United American shareholders in the Merger as a ratio of United American's book value was approximately 359% (compared to a median of 247% for the Florida Bank Acquisitions), as a ratio of United American's tangible book value was approximately 402% (compared to a median of 247% for the Florida Bank Acquisitions), as a ratio of United American's deposits was approximately 35% (compared to a median of 24% for the Florida Bank Acquisitions), and as a ratio of United American's assets was approximately 30% (compared to a median of 21% for the Florida Bank Acquisitions). The Board concluded, based on these comparisons and the foregoing factors, that the Merger is in the best interests of United American and its shareholders. The foregoing discussion of the information and factors considered by the Board of Directors is a summary and is not intended to be complete. The United

American Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF UNITED AMERICAN

     The Board of Directors of United American has determined that the Merger is in the best interest of United American shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF UNITED AMERICAN VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup has been seeking to expand its banking operations in the state of Florida. BancGroup currently operates a commercial bank with branches in the Orlando, Ormond Beach, Tampa, Ft. Myers, Winter Haven, West Palm Beach, Miami and the Miami Beach areas, with acquisitions pending in the Bonita Springs and St. Petersburg areas. The Board of Directors of BancGroup believes that the combination with United American and the Bank is consistent with that expansion strategy.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of United American, including its capital and asset quality; (ii) similarities in the philosophies of BancGroup and United American, including United American's commitment to delivering high quality personalized financial services to its customers; and (iii) United American's management's knowledge of, and experience in, the Central Florida market.

RELATED TRANSACTIONS -- STOCK OPTION

     United American and BancGroup have entered into the Option Agreement whereby United American has granted to BancGroup an option to purchase up to 338,124 shares of United American Common Stock at a purchase price of $36.50 per share. The Option Agreement is attached hereto as Appendix C. See "-- Background of the Merger." Both the number of shares subject to the option and the purchase price per option share are subject to adjustment in certain circumstances. The Option Agreement was entered into as an inducement for, and as a condition to, BancGroup's execution of the Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of United American while BancGroup is seeking to consummate the Merger.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" precedes the termination of the Agreement. If the option becomes exercisable, United American may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of an entity engaging in certain transactions with United American.

     The term "Purchase Event" is defined to include: (i) United American's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or United American's authorization, recommendation, or public proposal of (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of United American Common Stock. The term "Acquisition Transaction" is defined to include: (i) a merger, consolidation, or other business combination involving United American; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of United American; or (iii) the issuance of securities representing 25% or more of the voting power of United American.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a

Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of United American Common Stock or the failure of United American's shareholders to approve the Merger following the public announcement of a proposed Acquisition Transaction or tender offer); (iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by United American or the failure to occur of certain conditions precedent to the Merger; or (iv) the passage of eighteen months after termination of the Agreement by BancGroup because of a material breach of the Agreement by United American, or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of United American, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of United American and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with United American's agreement not to negotiate or entertain any proposals for the sale of United American or its subsidiaries to another party (see "-- Commitments with Respect to Other Offers"), have the effect of discouraging persons who might now, or prior to the Effective Date, be interested in acquiring all or a significant interest in United American from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the United American Common Stock than the price per share to be paid by Bancgroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire United American or the Bank. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of United American Common Stock, might deter offers of other bidders interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and executive officers of United American hold United American Options which entitle them to purchase, in the aggregate, up to 190,500 shares of United American Common Stock. Under the terms of the Agreement, any United American Options which are not exercised or terminated prior to the Effective Date or exchanged for BancGroup Common Stock in the Cashless Exchange will be assumed by BancGroup. See "-- Conversion of United American Common Stock," "-- Treatment of United American Options," and
"-- Cashless Exchange of Options."

     BancGroup has agreed that each of James L. Hewitt, David G. Powers, David
M. McLeod and Russell Salerno, executive officers of United American or the Bank, will enter into an employment agreement with Colonial Bank, which will provide for (i) terms of one year, (ii) annual salaries for Messrs. Hewitt, Powers, McLeod and Salerno of $250,000, $130,000, $114,000 and $85,000,
respectively, which amounts are equal to their respective current salaries,
(iii) the grant of options to buy 10,000 and 5,000 shares of BancGroup Common Stock at a per share exercise price equal to the market value as of the Effective Date to Messrs. Powers and McLeod, respectively, such options vesting ratably over a five year period, and (iv) non-competition agreements to run concurrently with the one year terms. M. Alan Rowe, an officer of the Bank, will receive a lump sum severance payment of $130,000 if his employment is terminated. BancGroup has also agreed to consider making lump sum severance payments equal to three months to six months salary for certain key employees.

     On the Effective Date, and subject to the employment agreements described above, all employees of United American will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of United American who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     On January 9, 1995, the Bank and Messrs. Hewitt, Powers, McLeod, Rowe and Charles W. Hall (Executive Vice President and Chief Financial Officer of United American) entered into Indexed Executive

Salary Continuation Agreements ("Salary Continuation Agreement"), which will grant them certain rights to payments upon retirement or to their beneficiaries upon their earlier death. The amounts payable are subject to a vesting schedule which provides that the executive is deemed 100% vested as to benefits upon a change of control. The closing of the Merger will constitute a change of control under the Salary Continuation Agreements entitling each executive to receive, if his employment is subsequently terminated, 100% of the benefits thereunder upon obtaining Normal Retirement Age (as defined in such agreement), as if the executive had been continuously employed by the Bank until Normal Retirement Age.

     James L. Hewitt will be nominated to the BancGroup Board of Directors and will be offered the positions of Chairman and Chief Executive Officer of Colonial Bank's Central Florida Regional Board of Directors, Chairman of the Central Florida Region Loan Committee, Chairman of any Executive Committee that may be established for the Central Florida Region and will be added as a member of the Colonial Bank's Executive Committee for the State of Florida.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of United American against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that United American would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

CONVERSION OF UNITED AMERICAN COMMON STOCK

     On the Effective Date, each share of United American Common Stock outstanding and held by United American's shareholders (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares or fractions of a share of BancGroup Common Stock into which each outstanding share of United American Common Stock on the Effective Date will be converted, will be equal to $36.50 divided by the Market Value. The Market Value will be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date, provided that the Market Value will not be less than $23.80 nor more than $32.20, regardless of the actual market value as calculated. Accordingly, based upon the 1,779,600 shares of United American Common Stock outstanding as of the September 8, 1997 date of the Agreement the maximum number of shares of BancGroup Common Stock that may be issued in the Merger will be 2,729,218 (based upon a minimum Market Value of $23.80) and the minimum number of shares of BancGroup Common Stock that may be issued in the Merger will be 2,017,248 (based upon a maximum Market Value of $32.20). The number of shares of BancGroup Common Stock to be issued in the Merger will increase proportionally with each share of United American Common Stock issued pursuant to the exercise, before the Effective Date, of the United American Options.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of United American otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional interest multiplied by the Market Value.

     As of December 26, 1997, the Market Value exceeded the maximum Market Value of $32.20 permitted under the Agreement. If on the Effective Date, the Market Value exceeds the maximum, then each share of United American Common Stock will be converted into 1.1335 shares of BancGroup Common Stock ($36.50 divided by $32.20). As a result, a shareholder of United American who owns 500 shares of United American Common Stock would be entitled to receive 566.75 shares of BancGroup Common Stock ($36.50/32.20 multiplied by 500), with the .75 share paid in cash (without interest) equal to $24.15 (.75 X $32.20). Subject to the maximum and minimum Market Values of $32.20 and $23.80, as the Market Value of the BancGroup Common Stock rises, the number of shares of BancGroup Common Stock to be issued in the Merger will decrease, and as the Market Value falls, the number of such shares to be issued will increase.

     The closing sales price on the NYSE of the BancGroup Common Stock on December 26, 1997 was $34.5625 per share. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by United American shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup Common Stock into which the United American Common Stock will be converted in the Merger.

     For a description of the assumption or exchange of United American Options, see "Treatment of United American Options."

SURRENDER OF UNITED AMERICAN COMMON STOCK CERTIFICATES

     On the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," United American's shareholders (except those shareholders perfect dissenters' rights under applicable law) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock, as described herein. Outstanding certificates representing shares of the United American Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of United American Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of United American unless and until such shareholder surrenders for cancellation his certificate for United American Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of United American Common Stock surrendered in connection with the Merger. A detailed explanation of these arrangements will be mailed to United American shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of each of United American and BancGroup to consummate the Merger is conditioned on the receipt of an opinion from Coopers & Lybrand L.L.P., BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to BancGroup. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and United American and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that United American has no knowledge of any plan or intention on the part of the United American shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the United American Common Stock outstanding immediately upon consummation of the Merger.

     Neither United American nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. United American's shareholders should be aware that the opinion will not be binding on the IRS or the courts. United American's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to United American's shareholders who exchange their shares of United American Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by United American's shareholders on the exchange of shares of United American Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each United American shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of United American Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each United American shareholder will include the period during which the shares of United American Common Stock exchanged therefor were held, provided that the shares of United American Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each United American shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the United American Common Stock is a capital asset in the hands of the holder;

          (vi) No gain or loss will be recognized by United American upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of United American;

          (vii) The basis of the assets of United American acquired by BancGroup will be the same as the basis of the assets in the hands of United American immediately prior to the Merger;

          (viii) The holding period of the assets of United American in the hands of BancGroup will include the period during which such assets were held by United American;

          (ix) No gain or loss will be recognized by United American's shareholders on the assumption and conversion of United American Options into options to acquire BancGroup Common Stock;

          (x) The Cashless Exchange will result in the United American Option holders recognizing ordinary income equal to the fair market value of BancGroup stock received in the exchange; and

          (xi) A United American shareholder who dissents and receives only cash pursuant to dissenters, rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of United American Common Stock converted, if the shares of United American Common Stock were held as capital assets. However, a United American shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each United American shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF UNITED AMERICAN, TO UNITED AMERICAN AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES,

BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF UNITED AMERICAN COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF UNITED AMERICAN COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF UNITED AMERICAN OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. UNITED AMERICAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of United American, a Florida corporation, will become shareholders of BancGroup, a Delaware business corporation. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to United American Common Stock as compared with BancGroup Common Stock, see "Comparative Rights of Stockholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of United American and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of United American Common Stock; (ii) the notification to, or approval of the Merger by, the Federal Reserve and the Florida Department and approval of the Bank Merger by the Alabama Department and the Federal Reserve; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than April 15, 1998; and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of United American to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of United American; (ii) the number of shares as to which holders of United American Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of United American Common Stock;
(iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and United American's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of United American contained in the Agreement, and the performance by United American of all of its covenants and agreements under the Agreement; and (v) the receipt by BancGroup of certain undertakings from holders of United American Common Stock who may be deemed to be "affiliates" of United American pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that each of United American and BancGroup may waive all conditions to its respective obligation to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and approval of the Agreement by the shareholders of United American. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of United American and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and approval of the Merger by the holders of United American Common Stock, no amendment decreasing the consideration to be received by United American shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of United American, by the mutual consent of the respective Boards of Directors of United American and BancGroup, or by the Board of Directors of either BancGroup or United American under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to April 15, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "-- Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     The Merger is subject to prior approval of the Federal Reserve under the BHCA and by the Florida Department pursuant to applicable provisions of the Florida Banking Code. It is contemplated that the Bank Merger will occur after the Merger. The approval of the Federal Reserve and the Alabama Department must be obtained prior to the Bank Merger. In addition, notification of the Bank Merger must be filed with the Florida Department. Applications for appropriate regulatory approvals by the Federal Reserve, the Florida Department and the Alabama Department were filed with such agencies on November 6, 1997. The Federal Reserve approved the Merger as of December 11, 1997, and the Florida Department approved the Merger as of December 23, 1997.

     Federal Reserve Approval. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to the Merger. The Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and the Bank. Finally, the Federal Reserve will consider the compliance records of BancGroup's subsidiaries under the Community Reinvestment Act.

     In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an "Interstate Acquisition"), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the Federal Reserve is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years.

     Also, the Federal Reserve is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Finally, subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"), the Federal Reserve's approval also must be obtained prior to the Bank Merger. The Federal Reserve is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Bank Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Bank Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Bank Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Florida Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Bank Merger if the bank resulting from the Bank Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Bank Merger if either party to the Bank Merger has a branch in any state in which any other bank involved in the Bank Merger has a branch, and the resulting bank, upon consummation of the Bank Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Bank Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Florida Department Approval. The Florida Department must approve the change of control of the Bank which would be effected by the Merger. Under
Section 658.28 of the Florida Banking Code, the Florida Department shall issue a Certificate of Approval for a change of control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest is qualified by reputation, character, experience and financial responsibility to control and operate the bank in a legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

     In addition, pursuant to Section 658.295 of the Florida Banking Code, the Florida Department shall not permit the Merger unless the bank has been in existence and continuously operating, on the date of its acquisition, for more than three years. Also, the Florida Department shall not permit the Merger if, upon consummation of the transaction, BancGroup, including all of its insured depository institutions that would be "affiliates," as defined in 12 U.S.C. sec. 1841(k), would control 30% or more of the total amount of deposits held by all insured depository institutions in the State of Florida.

     Alabama Department Approval. The Bank Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Bank Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Bank Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Bank Merger shall be approved by the Superintendent.

     The Agreement provides that the obligation of each of BancGroup and United American to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for BancGroup to consummate the Merger with United American will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve, Alabama Department and Florida Department approvals described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of United American pending consummation of the Merger. The Agreement prohibits United American from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and United American:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of United American Common Stock issued upon the exercise of United American Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of United American or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of United American or its subsidiaries.

     The Agreement also provides that (i) at the request of BancGroup, United American will consult with BancGroup and advise BancGroup in advance of all loan requests outside the ordinary course of business or in excess of $500,000 that are not single-family residential loan requests; and (ii) United American will consult with BancGroup respecting business issues that United American believes should be brought to the attention of BancGroup.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither United American nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, United American or any business combination involving United American (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. United American is required to notify

BancGroup immediately if any such inquiries or proposals are received by United American, if any such information is requested from United American, or if any such negotiations or discussions are sought to be initiated with United American. United American is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. United American may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to United American that it is required to do so in order to comply with its legal obligations.

     In connection with the Agreement, United American has granted to BancGroup the option to purchase up to 19% of the United American Common Stock at a purchase price of $36.50 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of United American by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of United American while BancGroup is seeking to consummate the Merger. See "-- Related Transactions -- Stock Option."

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of United American and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent provided in the Florida Business Corporation Act and United American's Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of United American Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding United American Common Stock electing to exercise their dissenters' rights. PURSUANT TO SECTION 607.1320 OF THE FBCA, A UNITED AMERICAN SHAREHOLDER WHO DOES NOT WISH TO ACCEPT THE SHARES OF BANCGROUP COMMON STOCK TO BE RECEIVED PURSUANT TO THE TERMS OF THE AGREEMENT MAY DISSENT FROM THE MERGER AND ELECT TO RECEIVE THE FAIR VALUE OF HIS SHARES AS OF THE DAY PRIOR TO THE DATE THE MERGER IS APPROVED BY UNITED AMERICAN SHAREHOLDERS. SUCH FAIR VALUE IS EXCLUSIVE OF ANY APPRECIATION OR DEPRECIATION IN ANTICIPATION OF THE MERGER, UNLESS EXCLUSION WOULD BE INEQUITABLE.

     In order to exercise appraisal rights, a dissenting shareholder of United American (a "Dissenting Shareholder") must strictly comply with the statutory procedures of Sections 607.1320, 607.1301 and 607.1302 of the FBCA, which are summarized below. A copy of the full text of those Sections is attached hereto as Appendix B. SHAREHOLDERS OF UNITED AMERICAN ARE URGED TO READ APPENDIX B IN ITS ENTIRETY AND TO CONSULT WITH THEIR LEGAL ADVISORS. EACH SHAREHOLDER OF UNITED AMERICAN WHO DESIRES TO ASSERT HIS OR HER APPRAISAL RIGHTS IS CAUTIONED THAT FAILURE ON HIS OR HER PART TO ADHERE STRICTLY TO THE REQUIREMENTS OF FLORIDA LAW IN ANY REGARD WILL CAUSE A FORFEITURE OF ANY APPRAISAL RIGHTS.

     Procedures for Exercising Dissenters' Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBCA attached hereto as Appendix B.

          1. A Dissenting Shareholder must file with United American, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment. A Dissenting Shareholder need not vote against the Merger, but cannot vote for the Merger.

          2. Within ten days after the vote on the Merger is taken, United American must give written notice of the authorization of the Merger, if obtained, to each United American shareholder who filed notice of intent to demand payment for his shares. WITHIN TWENTY DAYS AFTER THE GIVING OF THE FOREGOING NOTICE BY UNITED AMERICAN, EACH DISSENTING SHAREHOLDER MUST FILE WITH UNITED AMERICAN A NOTICE OF ELECTION TO DISSENT, STATING HIS OR HER NAME AND ADDRESS, THE NUMBER OF SHARES AS TO WHICH HE

     OR SHE DISSENTS AND A DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. ANY DISSENTING SHAREHOLDER FAILING TO FILE SUCH ELECTION WITHIN THE PERIOD WILL LOSE HIS OR HER APPRAISAL RIGHTS AND BE BOUND BY THE TERMS OF THE AGREEMENT. A Dissenting Shareholder filing an election to dissent must also deposit the certificate(s) representing his or her shares with United American simultaneously with the filing of the election.

          3. Upon filing a notice of election to dissent, a Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth in the applicable sections of FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by United American to pay for shares. Upon such withdrawal, the right of the Dissenting Shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

          4. Within ten days after the expiration of the period in which a Dissenting Shareholder may file notice of election to dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no event later than ninety days after the Merger is approved), United American (or BancGroup after the Effective Date) must make a written offer to each Dissenting Shareholder who has made demand for appraisal for his or her shares at a price deemed by United American to be the fair value thereof.

          5. If, within thirty days after the making of such offer, the Dissenting Shareholder accepts the offer, payment for the shares of the Dissenting Shareholder is to be made within ninety days after the making of such offer or the effective date of the Merger, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder will cease to have any interest in such shares.

          6. If United American (or BancGroup, if appropriate) fails to make such offer within the period specified above or if it makes an offer and a Dissenting Shareholder fails to accept the same within a period of 30 days thereafter, then United American, within 30 days after receipt of written demand from any Dissenting Shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Orange County requesting that the fair value of such shares be determined by the Court.

          7. If United American fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of United American. A copy of the initial pleading will be served on each Dissenting Shareholder. United American is required to pay each Dissenting Shareholder the amount found to be due within ten days after final determination of the proceedings. The judgment of the court is payable only upon and concurrently with the surrender to United American of the certificate(s) representing the shares. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

          8. The costs and expenses of the court proceeding are determined by the court and will be assessed against United American (or BancGroup, if appropriate) except that all or any part of such costs and expenses may be apportioned and assessed against any Dissenting Shareholders who are parties to the proceeding and to whom United American has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of the shares, as determined by the court, materially exceeds the amount that United American offered to pay for the shares then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings, such sum as the court may determine to be reasonable compensation to any expert(s) employed by the Dissenting Shareholder in the proceeding.

     Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "-- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to United American Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of United American who are not "affiliates" of United American (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of United American are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of United American who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former United American affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of United American who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     United American will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of United American. United American will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. The undertaking also will require each affiliate to agree that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of United American Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of United American Common Stock. Under this accounting treatment, assets and liabilities of United American would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger may be restated to reflect the consolidated operations of BancGroup and United American as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for United American Common Stock will be reported on the NYSE.

TREATMENT OF UNITED AMERICAN OPTIONS

     Cashless Exchange of Options. As of the date of this Prospectus, United American had granted options (the "United American Options"), which entitle the holders thereof to acquire up to 190,500 shares of United American Common Stock. Subject to the terms of the United American stock option plan under which such options were issued the Agreement provides that, no later than five days prior to the Effective Date, the holders of United American Options that have vested for such holders may provide written notice to United American (in form and substance reasonably satisfactory to BancGroup) that they wish to surrender their United American Options to BancGroup, effective at the Effective Date, and, in lieu of having their United American Options being assumed by BancGroup as described in the immediately following paragraph, to receive an amount of BancGroup Common Stock in exchange therefor equal to the difference between the total value of the shares of BancGroup Common Stock to be issued pursuant to such United American Options (based upon the number of shares of BancGroup Common Stock to be issued pursuant to the United American Options multiplied by the Market Value) less the aggregate exercise price of such United American Options at the Effective Date, divided by the Market Value (the "Cashless Exchange"). No fractions of shares shall be issued and fractions shall be paid in cash at the Market Value. Any United American Options that have not vested at the Effective Date shall be assumed by BancGroup in accordance with the immediately following paragraph.

     Assumption of Options. Except for the United American Options exercised or terminated prior to the Effective Date or surrendered in the Cashless Exchange, on the Effective Date, BancGroup will assume all United American Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the United American Options. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the United American Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of United American Common Stock subject to such United American Options multiplied by the Exchange Ratio, provided that no fraction of shares of BancGroup Common Stock will be issued, and the number of shares of BancGroup Common Stock to be issued upon the exercise of United American Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest shall be paid in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of United American Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done.

     The United American Options are issuable pursuant to the United American Directors' Stock Option Plan (the "United American Director Plan") and the United American Officers' and Employees' Stock Option Plan (the "United American Employee Plan") (collectively, the United American Director Plan and the United American Employee Plan are referred to as the "Option Plans"). The options issued under the United American Director Plan are exercisable at $9.00 per share and under the United American Employee Plan at $10.00 per share. The option exercise price provisions of the United American Director Plan provide that the exercise price of such options (which were initially issued at an exercise price of $10.00 per share) is reduced by the amount of cash dividends paid by United American since February 1, 1994. Accordingly, the original option exercise price of $10.00 was reduced by $1.00 to $9.00 to take into account interim cash dividends paid by United American. The Agreement provides that following the Effective Date the exercise price of the options issued under the United American Director Plan will become fixed at $9.00 per share, with no further reduction in exercise price resulting from cash dividends declared by either United American or BancGroup.

     The Option Plans are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor subject to the Employee Retirement Income Security Act of 1974. United American Options are not transferrable except under the laws of descent and distribution.

     The terms of the United American Employee Plan provide that all United American Options granted thereunder terminate on the Effective Date to the extent not exercised prior thereto. Accordingly, no United American Options granted under the United American Employee Plan will survive the closing of the Merger. Shares of United American Common Stock issued upon exercise of United American Options granted under the United American Employee Plan will be converted in the Merger into shares of BancGroup Common Stock in accordance with the Exchange Ratio.

     Purpose of the Option Plans. The purpose of the Option Plans are to advance the interests of United American and the Bank by affording to directors, key management employees and officers an opportunity to acquire or increase their propriety interest in United American and, thus, to motivate, retain and attract highly competent individuals for the benefit of United American. BancGroup believes that its assumption of the United American Options will be consistent with this purpose. No further options will be granted under the Option Plans after the Merger. A total of 17 persons currently hold United American Options.

     Tax Consequences -- Incentive Options. Options issued under the United American Employee Plan are intended to qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to any securities law restrictions that may apply to the sale of shares obtained through an option.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     Tax Consequences -- Non Qualified Options. The options issued under the Director Option Plan are nonqualified options that are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Thus, upon the exercise of such an option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee. The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Holders of options under the United American Director Plan should contact their own professional tax advisors for advice concerning their particular tax situation and any change in the tax laws since the date of this Prospectus.

     Administration. The shares of stock to be delivered upon the exercise of United American Options granted under the United American Director Plan shall be made available, after the Merger, from the authorized but unissued shares of BancGroup's Common Stock.

     The United American Director Plan is to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the Board of Directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "Legal Opinions." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank, BancGroup's Alabama bank subsidiary. The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee shall interpret the Option Plan and resolve questions presented by holders of options under the Option Plan. Requests for information or questions about the Option Plan should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36101 telephone: (334) 240-5000.

     Exercise of Options. After a United American Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and by paying to BancGroup in cash the exercise price of the shares to be acquired under the option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or, by delivering BancGroup stock already owned by the option holder. The period during which an option may be exercised is stated in the agreement respecting each grant of options but in no case may be more than ten years from the date the option is granted. The optionee must be in the continuous employ of United American or BancGroup from the date of grant through the date of exercise, except as stated below.

     Termination of Employment. If an employee is terminated for cause, or if an employee voluntarily terminates employment other than by retirement, the option will also terminate as of the date of termination of employment. "Cause" is defined in the Option Plan as the negligent or willful failure of an optionee to perform his or her duties in a manner consistent with the best interests of United American or its subsidiaries and in accordance with the directives of management. If an employee's employment is terminated without cause, or if an Optionee resigns as a director, the holder of the option has 30 days following such termination to exercise such option. In the case of permanent and total disability, an employee has the right at any time during the period ending one year from the date of termination of employment as a result of such disability to exercise the option.

     Amendment and Other Matters. BancGroup's Board of Directors may at any time amend the United American Director Plan, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of United American Options held. Option holders may obtain such information from BancGroup at the address given above.

     The shares subject to options will be obtained by BancGroup from authorized but unissued shares. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the United American Plans and does not anticipate acquiring any shares in the open market for such purposes.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B Common Stock. The Class B Common Stock was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the Nasdaq NMS. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of BancGroup Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on the Nasdaq NMS on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the Nasdaq NMS up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                     PRICE(1)
                                                              -----------------------  DIVIDENDS(1)
                                                                 HIGH         LOW      (PER SHARE)
                                                              -----------  ----------  ------------
1995
1st Quarter.................................................  $11  13/16   $ 9 3/4        $0.1125
2nd Quarter.................................................   13  5/8      11 9/16        0.1125
3rd Quarter.................................................   14  15/16    13 3/4         0.1125
4th Quarter.................................................   16  7/16     14 1/8         0.1125
1996
1st Quarter.................................................   18  1/4      15             0.135
2nd Quarter.................................................   18  1/16     15 5/8         0.135
3rd Quarter.................................................   17  15/16    15 5/8         0.135
4th Quarter.................................................   20  1/8      17 3/8         0.135
1997
1st Quarter.................................................   24           18 2/3         0.15
2nd Quarter.................................................   24  7/8      22             0.15
3rd Quarter.................................................   29  3/16     24 1/4         0.15
4th Quarter (through December 26, 1997).....................   35  1/16     28 15/16       0.15

---------------

(1) Prices and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On September 8, 1997, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $27.9375 per share.

     At December 31, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends that BancGroup's subsidiary bank may pay without regulatory approval. In addition, federal statutes restrict the ability of BancGroup's subsidiary bank to make loans to BancGroup.

UNITED AMERICAN

     There is no established public trading market for the United American Common Stock. The shares of United American Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of United American is aware of certain transactions in shares of United American that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of United American Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of United American:

                                                                              DIVIDENDS
                                                       HIGH        LOW        PER SHARE
                                                      ------      ------      ---------
1995
First Quarter.......................................      --          --             --
Second Quarter......................................  $10.00      $10.00             --
Third Quarter.......................................      --          --             --
Fourth Quarter......................................   10.00       10.00             --
1996
First Quarter.......................................   10.00       10.00        $   .50
Second Quarter......................................      --          --             --
Third Quarter.......................................      --          --             --
Fourth Quarter......................................      --          --             --
1997
First Quarter.......................................   10.00       10.00            .50
Second Quarter......................................   15.00       10.00             --
Third Quarter.......................................   20.00       10.00             --
Fourth Quarter (through December 24, 1997)..........      --          --             --

     In March 1995, United American sold 659,200 shares of United American Common Stock in a private placement transaction at $10.00 per share. Each United American shareholder of record on January 31, 1995 who purchased shares of United American Common Stock in the offering, also was issued a nontransferable stock purchase warrant entitling the shareholder to purchase for each two shares of United American Common Stock purchased in the offering an additional share of United American Common Stock on or before July 1, 1997 at a per share amount equal to $10.00. An aggregate of 220,100 stock purchase warrants were issued in the offering, all of which were exercised for shares of United American Common Stock before July 1, 1997. On August 22, 1997, United American issued an aggregate of 59,500 shares of United American Common Stock, valued at $20.00 per share, to acquire an entity (owned in part by certain directors of United American) which owned United American's main office and certain property adjacent to the office. See "Business of United American -- Properties."

     The Agreement provides that United American will not pay dividends prior to the Effective Date. See "The Merger -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of September 30, 1997, there were issued and outstanding a total of 41,964,197 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $5,012,686 were outstanding as of September 30, 1997 and convertible at any time into 358,049 shares of BancGroup Common Stock, subject to adjustment. There are 1,774,988 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of BancGroup

Common Stock in pending acquisitions. On January 20, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. See "Business of BancGroup -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "BancGroup Certificate"), as amended, and Bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     BancGroup issued the 1986 Debentures in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until

1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include
(i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $870.0 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part any time after January 2007 through January 2027. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

     BancGroup has contracted to enter into a merger with ASB BancShares, Inc. ("ASB"), a Delaware corporation wherein BancGroup would be surviving corporation. As part of the consideration for the Common Stock of ASB, BancGroup intends to issue debentures to three ASB shareholders. It is anticipated that the aggregate principal amount of these debentures will be $7,724,813.

     The debentures would pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and would be due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but would be subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." The Debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a Debenture may, subject to BancGroup's right to decline, request redemption of any or all of the Debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable BancGroup's Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of

BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. As of April 30, 1997, the Board of Directors of BancGroup owned approximately 10.64% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

     Bylaw Provisions. BancGroup's Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholders' meetings but could make it more difficult for shareholders to nominate directors or introduce business at stockholders' meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by BancGroup's Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding BancGroup Common Stock (excluding BancGroup Common Stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of United American (except those perfecting dissenters' rights) will become holders of BancGroup Common Stock. The rights of the holders of the United American Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the holders of United American Common Stock with the rights of the holders of the BancGroup Common Stock. For a more detailed description of the rights of the holders of BancGroup Common Stock, including certain features of the BancGroup Certificate and the DGCL that might limit the circumstances under which a change in control of BancGroup could occur, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate and Bylaws, and United American's Articles of Incorporation and Bylaws, the DGCL and the FBCA.

DIRECTOR ELECTIONS

     United American. United American's directors are elected annually. Shareholders may not cumulate votes in connection with such election (or for any other purpose).

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     United American. United American directors may be removed by shareholders with or without cause.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     United American. Each holder of United American Common Stock is entitled to cast one vote for each share held on each issue with respect to which a shareholder vote is authorized, but may not cumulate votes for the election of directors or for any other purpose.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     United American. Holders of United American Common Stock have no preemptive rights to subscribe for additional shares on a pro rata or other basis when and if shares are offered for sale by United American.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     United American. Section 607.0831 of the FBCA provides that a director of United American will not be personally liable for monetary damages to United American or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (i) the director breached or failed to perform his duties as a director, and (ii) the director's breach of or failure to perform those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction in which the director derived an improper personal benefit, (c) a payment of certain unlawful dividends and distributions, (d) in a proceeding by or in the right of United American to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of United American, or willful misconduct, or (e) in a proceeding by or in the right of someone other than United American or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of United American of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to United American and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     United American. Under Section 607.0850 of the FBCA, the directors and officers of United American may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of United American, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the director or officer are material to the cause of action so adjudicated and constituted: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the executive derived an improper personal benefit; or (iii) willful misconduct or conscious disregard for the best interest of United American in a proceeding by or in the right of United American to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. United American's Bylaws authorize United American to indemnify its officers and directors to the extent permitted by the statute. Furthermore, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     United American maintains a directors' and officers' insurance policy pursuant to which officers and directors of United American would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

     BancGroup. The BancGroup Certificate provides that directors, officers, employees and agents of BancGroup shall be indemnified to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     United American. United American's Bylaws authorize a special shareholders meeting to be called by the board of directors, United American's chairman of the board or president, or by the holders of not less than ten percent of the total voting power of all outstanding shares of voting stock.

     Section 607.0704 of the FBCA permits any action required or permitted of shareholders to be taken instead without a meeting by written consent of shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     United American. The FBCA provides that mergers and sales of substantially all of the property of a Florida corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. The FBCA also provides, however, that the shareholders of a corporation surviving a merger need not approve the transaction if: (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, and (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately after the merger.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of

BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     United American. Section 607.1002 of the FBCA permits the Board of Directors to amend the Articles of Incorporation in certain minor respects without shareholder action, but Section 607.1003 requires most amendments to be adopted by the shareholders upon recommendation of the Board of Directors. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present.

     Section 607.1020 of the FBCA permits the Board of Directors to amend or repeal the bylaws unless the FBCA or the shareholders provide otherwise. The shareholders entitled to vote have concurrent power to amend or repeal the bylaws.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "super-majority" Stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The Stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     United American. Holders of United American Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "The Merger -- Rights of Dissenting Shareholders."

     BancGroup. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     United American. United American's Articles of Incorporation do not authorize the issuance of any shares of preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the Board of Directors of BancGroup. Currently, no shares of

Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON UNITED AMERICAN SHAREHOLDERS

     As of December 23, 1997, United American had 218 shareholders of record and 1,779,600 outstanding shares of common stock. As of September 30, 1997, there were 41,964,197 shares of BancGroup Common Stock outstanding held by 8,007 stockholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, that 90,500 United American Options are exercised prior to the Effective Date, that no United American Options are exchanged in the Cashless Exchange, an aggregate amount of 2,017,177 shares of BancGroup Common Stock would be issued to the shareholders of United American pursuant to the Merger. These shares would represent approximately 4.59% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup. Based upon the foregoing assumptions and additional shares issued pursuant to completed business combinations since April 30, 1997, as a group, the directors and officers of BancGroup who own approximately 10.34% of BancGroup's outstanding shares would own approximately 9.88% after the Merger. See "Business of BancGroup -- Voting Securities and Principal Stockholders."

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Proposed Affiliate Banks."

                  THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES

                  CONDENSED PRO FORMA STATEMENTS OF CONDITION
                           (UNAUDITED) (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of September 30, 1997, (ii) the condensed consolidated statement of condition of the completed business combination with First Independence Bank of Florida ("Completed Business Combination") as of September 30, 1997, (iii) adjustments to give effect to the completed pooling-of-interests method business combination with First Independence, (iv) the condensed consolidated statement of condition of United American Holding Corp., (v) adjustments to give effect to the proposed pooling-of-interests method business combination with United American, (vi) combined presentation of the condensed consolidated statements of condition of the other probable business combinations with BancGroup; ASB Bancshares, Inc., South Florida Banking Corp. and First Central Bank ("Other Probable Business Combinations") as of September 30, 1997, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with South Florida and First Central and the proposed purchase method business combination with ASB, (viii) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on September 30, 1997.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                    SEPTEMBER 30, 1997
                                     ---------------------------------------------------------------------------------
                                     CONSOLIDATED    COMPLETED                     UNITED
                                       COLONIAL       BUSINESS     ADJUSTMENTS/   AMERICAN   ADJUSTMENTS/
                                      BANCGROUP     COMBINATION    (DEDUCTIONS)   HOLDING    (DEDUCTIONS)    SUBTOTAL
                                     ------------   ------------   ------------   --------   ------------   ----------
ASSETS
Cash and due from banks............   $  221,463      $ 3,432        $            $ 11,228     $            $  236,123
Interest-bearing deposits in
 banks.............................       14,013                                       270                      14,283
Federal funds sold.................        2,470          949                        6,247                       9,666
Securities available for sale......      524,740        7,318                       39,401                     571,459
Investment securities..............      311,796                                                               311,796
Mortgage loans held for sale.......      182,878                                                               182,878
Loans, net of unearned income......    4,970,765       50,699                      188,964                   5,210,428
Less: Allowance for possible loan
 losses............................      (61,913)        (680)                      (2,866)                    (65,459)
                                      ----------      -------        -------      --------     --------     ----------
Loans, net.........................    4,908,852       50,019             --       186,098           --      5,144,969
Premises and equipment, net........      123,776        2,137                        9,277                     135,190
Excess of cost over tangible and
 identified intangible assets
 acquired, net.....................       68,849                                     2,089                      70,938
Mortgage servicing rights..........      134,118                                                               134,118
Other real estate owned............       12,612          394                          983                      13,989
Accrued interest and other
 assets............................      100,360          799                        5,201                     106,360
                                      ----------      -------        -------      --------     --------     ----------
Total assets.......................   $6,605,927      $65,048        $    --      $260,794     $     --     $6,931,769
                                      ==========      =======        =======      ========     ========     ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits...........................   $5,136,556      $58,283        $            $227,500     $            $5,422,339
FHLB short-term borrowings.........      610,000                                                               610,000
Other short-term borrowings........      185,333                                     8,120                     193,453
Subordinated debt..................        6,208                                                                 6,208
Trust preferred securities.........       70,000                                                                70,000
Other long-term debt...............       24,891                                     2,246                      27,137
Other liabilities..................      100,586          449                        1,454          317(4)     102,806
                                      ----------      -------        -------      --------     --------     ----------
Total liabilities..................    6,133,574       58,732             --       239,320          317      6,431,943
Preferred Stock....................
Common Stock.......................      104,910        3,203         (3,203)(1)        17          (17)(4)    111,213
                                                                       1,260(1)                   5,043(4)
Additional paid in capital.........      187,260        3,130         (3,130)(1)    18,965      (18,965)(4)    206,272
                                                                       5,073(1)                  13,939(4)
Retained earnings..................      180,778          (15)                       2,546         (317)(4)    182,992
Treasury Stock.....................
Unearned compensation..............       (1,796)                                      (69)                     (1,865)
Unrealized gain (loss) on
 securities available for sale, net
 of taxes..........................        1,201           (2)                          15                       1,214
                                      ----------      -------        -------      --------     --------     ----------
Total equity.......................      472,353        6,316             --        21,474         (317)       499,826
                                      ----------      -------        -------      --------     --------     ----------
Total liabilities and equity.......   $6,605,927      $65,048        $    --      $260,794     $     --     $6,931,769
                                      ==========      =======        =======      ========     ========     ==========
Capital Ratios:
 Capital Ratio.....................         8.11%
 Tangible Leverage Ratio...........         7.28%
 Tier One Capital Ratio*...........         9.93%
 Total Capital Ratio*..............        11.31%

                                                  SEPTEMBER 30, 1997
                                     ---------------------------------------------
                                     OTHER PROBABLE                     PRO FORMA
                                        BUSINESS      ADJUSTMENTS/       COMBINED
                                      COMBINATIONS    (DEDUCTIONS)        TOTAL
                                     --------------   ------------      ----------
ASSETS
Cash and due from banks............     $ 16,043        $               $  252,166
Interest-bearing deposits in
 banks.............................           20                            14,303
Federal funds sold.................        8,235                            17,901
Securities available for sale......       69,658                           641,117
Investment securities..............       25,153                           336,949
Mortgage loans held for sale.......                                        182,878
Loans, net of unearned income......      314,471                         5,524,899
Less: Allowance for possible loan
 losses............................       (2,962)                          (68,421)
                                        --------        --------        ----------
Loans, net.........................      311,509              --         5,456,478
Premises and equipment, net........       10,244            (115)(3)       145,319
Excess of cost over tangible and
 identified intangible assets
 acquired, net.....................                        8,937(3)         79,875
Mortgage servicing rights..........                                        134,118
Other real estate owned............        1,009                            14,998
Accrued interest and other
 assets............................        5,329             235(3)        111,924
                                        --------        --------        ----------
Total assets.......................     $447,200        $  9,057        $7,388,026
                                        ========        ========        ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits...........................     $392,864        $               $5,815,203
FHLB short-term borrowings.........                                        610,000
Other short-term borrowings........       10,039                           203,492
Subordinated debt..................                        7,725(5)         13,933
Trust preferred securities.........                                         70,000
Other long-term debt...............        1,685                            28,822
Other liabilities..................        3,566             770(2,3,5)    107,142
                                        --------        --------        ----------
Total liabilities..................      408,154           8,495         6,848,592
Preferred Stock....................
Common Stock.......................        2,853           1,168(3)        118,880
                                                              (2)(3)
                                                           4,777(2)
                                                          (1,213)(2)
                                                           1,722(5)
                                                          (1,638)(5)
Additional paid in capital.........       10,902          11,740(3)        224,218
                                                          (1,048)(3)
                                                           5,152(2)
                                                          (8,716)(2)
                                                           1,054(5)
                                                          (1,138)(5)
Retained earnings..................       25,485         (11,764)2,3,5     196,713
Treasury Stock.....................         (534)            534(3)
Unearned compensation..............                                         (1,865)
Unrealized gain (loss) on
 securities available for sale, net
 of taxes..........................          340             (66)(3)         1,488
                                        --------        --------        ----------
Total equity.......................       39,046             562           539,434
                                        --------        --------        ----------
Total liabilities and equity.......     $447,200        $  9,057        $7,388,026
                                        ========        ========        ==========
Capital Ratios:
 Capital Ratio.....................                                           8.34%
 Tangible Leverage Ratio...........                                           7.30%
 Tier One Capital Ratio*...........                                           9.91%
 Total Capital Ratio*..............                                          11.43%

---------------
* Based on risk weighted assets.

                         COMPLETED BUSINESS COMBINATION

FIRST INDEPENDENCE BANK OF FLORIDA
(pooling of interests)

     (1) To record the issuance of 504,075 shares of BancGroup Common Stock in exchange for all of the outstanding shares and warrants of First Independence:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Independence outstanding shares.......................     640,674
First Independence warrants (converted according to merger
  agreement)................................................     104,285
Conversion ratio -- shares..................................      0.7257
Conversion ratio -- warrants................................      0.3753
BancGroup shares to be issued...............................                504,075
Par value of 504,075 shares issued at $2.50 per share.......                $ 1,260
Shares issued at par value..................................      $1,260
Total capital stock of First Independence...................       6,333
Excess recorded as an increase in contributed capital.......                  5,073
                                                                            -------
                                                                              6,333
To eliminate First Independence
  Common stock, at par value................................                 (3,203)
  Contributed capital.......................................                 (3,130)
                                                                            -------
                                                                             (6,333)
                                                                            -------
     Net change in equity...................................                $    --
                                                                            =======

                         PENDING BUSINESS COMBINATIONS

SOUTH FLORIDA BANKING CORP.
(pooling of interests)

     (2)(A) To record the issuance of 1,910,722 shares of BancGroup Common Stock in exchange for all of the outstanding shares of South Florida Banking Corp.:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
South Florida outstanding shares............................   1,213,465
Conversion ratio............................................      1.5746
BancGroup shares to be issued...............................                 1,910,722
Par value of 1,910,722 shares issued at $2.50 per share.....                   $ 4,777
Shares issued at par value..................................   $   4,777
Total capital stock of South Florida........................       9,929
Excess recorded as an increase to contributed capital.......                     5,152
                                                                            ----------
                                                                                 9,929
To eliminate South Florida
  Common stock, at par value................................                    (1,213)
  Contributed capital.......................................                    (8,716)
                                                                            ----------
                                                                                (9,929)
                                                                            ----------
     Net change in equity...................................                   $    --
                                                                            ==========
(B) To record possible non-recurring charges associated with severance payable to terminated employees, net of
    taxes...................................................                   $   120
                                                                            ==========

ASB BANCSHARES, INC.
(purchase)

     (3)(A) To assign the amount by which the estimated value of BancGroup's investment in ASB is in excess of the historical carrying value amount of the net assets acquired, based on their estimated fair value of such assets:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Equity in carrying value of net assets of ASB...............                $12,115
Adjustments to state assets at fair value:
  Write-off computer software and hardware..................                   (115)
Acquisition accruals:
  Present value of deferred compensation (calculated
     assuming retirement in 1998, monthly payments of
     $8,333.33, beginning January 1, 2002 for 84 months
     discounted at 8%)......................................                   (393)
  Litigation accrual........................................                    (15)
  Legal, accounting and professional........................                    (15)
  Potential severance payable upon acquisition..............                   (116)
Tax effect of purchase adjustments..........................                    235
Goodwill....................................................                  8,937
                                                                            -------
                                                                              8,518
Adjusted equity in carrying value of net assets.............                $20,633
                                                                            =======
Allocated as follows:
  Subordinated Debentures for 31,506 shares of ASB..........                $ 7,725
  Shares to be issued at par value 467,387 X 2.50...........                  1,168
  Additional Paid in Capital................................                 11,740
                                                                            -------
          Total purchase price to be paid in stock and
            debt............................................                $20,633
                                                                            =======

UNITED AMERICAN HOLDING CORPORATION
(pooling of interests)

     (4)(A) To record the issuance of 2,017,177 shares of BancGroup Common Stock in exchange for all of the outstanding shares of United American:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
United American outstanding shares..........................    1,779,600
Conversion ratio............................................       1.1335
BancGroup shares to be issued...............................                2,017,177
Par value of 2,017,177 shares issued at $2.50 per share.....                $   5,043
Shares issued at par value..................................   $    5,043
Total capital stock of United American......................       18,982
Excess recorded as an increase to contributed capital.......                   13,939
                                                                            ---------
                                                                               18,982
To eliminate United American
  Common stock, at par value................................                      (17)
  Contributed capital.......................................                  (18,965)
                                                                            ---------
                                                                              (18,982)
                                                                            ---------
     Net change in equity...................................                $      --
                                                                            =========

(B) To record possible non-recurring charges associated with severance payable to terminated employees and salary
    continuation agreements, net of taxes...................                $     317
                                                                            =========

FIRST CENTRAL BANK
(pooling of interests)

     (5)(A) To record the issuance of 688,742 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Central:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Central outstanding shares............................    327,500
Conversion ratio............................................      2.103
BancGroup shares to be issued...............................                  688,742
Par value of 688,742 shares issued at $2.50 per share.......                  $ 1,722
Shares issued at par value..................................   $  1,722
Total capital stock of First Central........................      2,776
Excess recorded as an increase to contributed capital.......                    1,054
                                                                              -------
                                                                                2,776
To eliminate First Central Common stock, at par value.......                   (1,638)
  Contributed capital.......................................                   (1,138)
                                                                              -------
                                                                               (2,776)
                                                                              -------
     Net change in equity...................................                  $    --
                                                                              =======

(B) To record possible non-recurring charges associated with severance payable to terminated employees and salary
    continuation agreements, net of taxes...................                  $   111
                                                                              =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, (ii) the condensed statements of income of the completed business combination with First Independence Bank of Florida ("Completed Business Combination"), for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (iii) adjustments to give effect to the pooling-of-interests method business combination with First Independence,
(iv) the condensed consolidated statements of income of United American Holding Corp. for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with United American, (vi) the combined presentation of condensed consolidated statements of other probable business combinations with BancGroup, South Florida Banking Corp., First Central Bank and ASB Bancshares, Inc. ("Other Probable Business Combinations"), for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (vii) adjustments to give effect to the probable pooling-of-interests method business combinations with South Florida and First Central and the probable purchase method business combination with ASB, (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1994. Note that for the purchase method business combination, Article 11 of Regulation S-X requires the pro forma statements of income to be presented only for the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the nine months ended September 30, 1997 and the year ended December 31, 1996 are included in (vi) and (vii) above for ASB.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                              ---------------------------------------------------------------------------------

                              CONSOLIDATED    COMPLETED                    UNITED
                                COLONIAL      BUSINESS     ADJUSTMENTS/   AMERICAN    ADJUSTMENTS/
                               BANCGROUP     COMBINATION   (DEDUCTIONS)    MOLDING    (DEDUCTIONS)    SUBTOTAL
                              ------------   -----------   ------------   ---------   ------------   ----------
Interest income.............   $  362,830      $ 3,935       $            $  14,340    $             $  381,105
Interest expense............      182,497        1,606                        5,874                     189,977
                               ----------      -------       --------     ---------    ----------    ----------
Net interest income.........      180,333        2,329                        8,466                     191,128
Provision for loan losses...        8,833           --                          445                       9,278
                               ----------      -------       --------     ---------    ----------    ----------
Net interest income after
 provision for loan
 losses.....................      171,500        2,329                        8,021                     181,850
                               ----------      -------       --------     ---------    ----------    ----------
Noninterest income..........       61,623          355                        1,692                      63,670
Noninterest expense.........      143,609        2,023                        6,490                     152,122
                               ----------      -------       --------     ---------    ----------    ----------
Income before income
 taxes......................       89,514          661                        3,223                      93,398
Applicable income taxes.....       33,460           --                        1,272                      34,732
                               ----------      -------       --------     ---------    ----------    ----------
Net income..................   $   56,054      $   661       $            $   1,951    $             $   58,666
                               ==========      =======       ========     =========    ==========    ==========
Average primary shares
 outstanding................   42,370,000      640,674       (640,674)    1,687,204    (1,687,204)   44,918,475
                                                              494,904                   2,053,571
Average fully-diluted shares
 outstanding................   42,963,000      640,674       (640,674)    1,687,204    (1,687,204)   45,532,530
                                                              503,935                   2,065,595
Earnings per share:
 Primary....................   $     1.32                                                            $     1.31
 Fully diluted..............   $     1.31                                                            $     1.29

                                 NINE MONTHS ENDED SEPTEMBER 30, 1997
                              ------------------------------------------
                                 OTHER
                                PROBABLE                      PRO FORMA
                                BUSINESS     ADJUSTMENTS/      COMBINED
                              COMBINATIONS   (DEDUCTIONS)       TOTAL
                              ------------   ------------     ----------
Interest income.............   $  25,485      $       --      $  406,590
Interest expense............      11,097             435(1)      201,509
                               ---------      ----------      ----------
Net interest income.........      14,388            (435)        205,081
Provision for loan losses...         355                           9,633
                               ---------      ----------      ----------
Net interest income after
 provision for loan
 losses.....................      14,033            (435)        195,448
                               ---------      ----------      ----------
Noninterest income..........       2,607                          66,277
Noninterest expense.........      10,838             (17)(1)     163,390
                                                     447(1)
                               ---------      ----------      ----------
Income before income
 taxes......................       5,802            (865)         98,335
Applicable income taxes.....       1,883            (163)(1)      36,452
                               ---------      ----------      ----------
Net income..................   $   3,919      $     (702)     $   61,883
                               =========      ==========      ==========
Average primary shares
 outstanding................   1,618,116      (1,618,116)     48,333,694
                                               3,415,219
Average fully-diluted shares
 outstanding................   1,618,116      (1,618,116)     48,954,127
                                               3,421,597
Earnings per share:
 Primary....................                                  $     1.28
 Fully diluted..............                                  $     1.27

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                               -----------------------------------------------------------------------------------
                               CONSOLIDATED
                                 COLONIAL      COMPLETED                      UNITED
                                BANCGROUP       BUSINESS     ADJUSTMENTS/    AMERICAN    ADJUSTMENTS/
                               (RESTATED)*    COMBINATION    (DEDUCTIONS)    HOLDING     (DEDUCTIONS)    SUBTOTAL
                               ------------   ------------   ------------   ----------   ------------   ----------
                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..............   $  300,943      $ 2,870        $            $   10,547    $             $  314,360
Interest expense.............      151,547        1,172                          3,971                     156,690
                                ----------      -------        --------     ----------    ----------    ----------
Net interest income..........      149,396        1,698                          6,576                     157,670
Provision for loan losses....        6,292           43                            291                       6,626
                                ----------      -------        --------     ----------    ----------    ----------
Net interest income after
 provision for loan losses...      143,104        1,655                          6,285                     151,044
                                ----------      -------        --------     ----------    ----------    ----------
Noninterest income...........       53,900          383                          1,281                      55,564
Noninterest expense..........      129,378        1,616                          4,706                     135,700
                                ----------      -------        --------     ----------    ----------    ----------
Income before income taxes...       67,626          422                          2,860                      70,908
Applicable income taxes......       23,794                                       1,125                      24,919
                                ----------      -------        --------     ----------    ----------    ----------
Net income...................   $   43,832      $   422        $            $    1,735    $             $   45,989
                                ==========      =======        ========     ==========    ==========    ==========
Average primary shares
 outstanding**...............   39,525,000      529,107        (529,107)     1,498,889    (1,498,889)   41,701,966
                                                                411,220                    1,765,746
Average fully-diluted shares
 outstanding**...............   40,204,000      529,107        (529,107)     1,498,889    (1,498,889)   42,384,318
                                                                411,832                    1,768,486
Earnings per share:
   Primary**.................   $     1.11                                                              $     1.10
   Fully diluted**...........   $     1.10                                                              $     1.09

                                 NINE MONTHS ENDED SEPTEMBER 30, 1996
                               ----------------------------------------
                                  OTHER
                                 PROBABLE                    PRO FORMA
                                 BUSINESS     ADJUSTMENTS/    COMBINED
                               COMBINATIONS   (DEDUCTIONS)     TOTAL
                               ------------   ------------   ----------
                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..............   $  15,460                    $  329,820
Interest expense.............       6,034                       162,724
                                ---------      ----------    ----------
Net interest income..........       9,426                       167,096
Provision for loan losses....         490                         7,116
                                ---------      ----------    ----------
Net interest income after
 provision for loan losses...       8,936                       159,980
                                ---------      ----------    ----------
Noninterest income...........       1,573                        57,137
Noninterest expense..........       6,661                       142,361
                                ---------      ----------    ----------
Income before income taxes...       3,848                        74,756
Applicable income taxes......       1,361                        26,280
                                ---------      ----------    ----------
Net income...................   $   2,487      $             $   48,476
                                =========      ==========    ==========
Average primary shares
 outstanding**...............   1,501,864      (1,501,864)   44,328,894
                                                2,626,928
Average fully-diluted shares
 outstanding**...............   1,501,864      (1,501,864)   45,013,888
                                                2,629,570
Earnings per share:
   Primary**.................                                $     1.09
   Fully diluted**...........                                $     1.08

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                       YEAR ENDED DECEMBER 31, 1996
                           ------------------------------------------------------------------------------------
                           CONSOLIDATED
                             COLONIAL      COMPLETED
                            BANCGROUP       BUSINESS     ADJUSTMENTS/      UNITED     ADJUSTMENTS/
                           (RESTATED)*    COMBINATION    (DEDUCTIONS)     AMERICAN    (DEDUCTIONS)    SUBTOTAL
                           ------------   ------------   ------------     ---------   ------------   ----------
                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..........   $  406,838     $   3,916      $               $  14,623                  $  425,377
Interest expense.........      205,843         1,692                          5,513                     213,048
                            ----------     ---------      ----------      ---------    ----------    ----------
Net interest income......      200,995         2,224                          9,110                     212,329
Provision for loan
 losses..................       12,545           108                            396                      13,049
                            ----------     ---------      ----------      ---------    ----------    ----------
Net interest income after
 provision for loan
 losses..................      188,450         2,116                          8,714                     199,280
                            ----------     ---------      ----------      ---------    ----------    ----------
Noninterest income.......       72,382           602                          1,845                      74,829
Noninterest expense......      183,316         2,244                          6,466                     192,026
                            ----------     ---------      ----------      ---------    ----------    ----------
Income before income
 taxes...................       77,516           474                          4,093                      82,083
Applicable income
 taxes...................       27,303           (13)                         1,609                      28,899
                            ----------     ---------      ----------      ---------    ----------    ----------
Net income...............   $   50,213     $     487      $               $   2,484                  $   53,184
                            ==========     =========      ==========      =========    ==========    ==========
Average primary shares
 outstanding**...........   39,764,000       529,153        (529,153)     1,500,021    (1,500,021)   41,963,259
                                                             418,580                    1,780,679
Average fully-diluted
 shares outstanding**....   40,623,000       529,153        (529,153)     1,500,021    (1,500,021)   42,851,591
                                                             437,602                    1,790,989
Earnings per share:
 Net income:
   Primary**.............   $     1.26                                                               $     1.27
   Fully diluted**.......   $     1.25                                                               $     1.25

                                 YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------
                              OTHER
                             PROBABLE                     PRO FORMA
                             BUSINESS     ADJUSTMENTS/     COMBINED
                           COMBINATIONS   (DEDUCTIONS)      TOTAL
                           ------------   ------------    ----------
                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..........   $  31,369                     $  456,746
Interest expense.........      13,279      $      579(3)     226,906
                            ---------      ----------     ----------
Net interest income......      18,090            (579)       229,840
Provision for loan
 losses..................         683                         13,732
                            ---------      ----------     ----------
Net interest income after
 provision for loan
 losses..................      17,407            (579)       216,108
                            ---------      ----------     ----------
Noninterest income.......       2,989                         77,818
Noninterest expense......      12,903             (23)(3)    205,502
                                                  596(3)
                            ---------      ----------     ----------
Income before income
 taxes...................       7,493          (1,152)        88,424
Applicable income
 taxes...................       2,461            (217)(3)     31,143
                            ---------      ----------     ----------
Net income...............   $   5,032      $     (935)    $   57,281
                            =========      ==========     ==========
Average primary shares
 outstanding**...........   1,546,586      (1,546,586)    45,357,294
                                            3,394,035
Average fully-diluted
 shares outstanding**....   1,546,586      (1,546,586)    46,253,793
                                            3,402,202
Earnings per share:
 Net income:
   Primary**.............                                 $     1.26
   Fully diluted**.......                                 $     1.25

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                          YEAR ENDED DECEMBER 31, 1995
                               ----------------------------------------------------------------------------------
                               CONSOLIDATED
                                 COLONIAL      COMPLETED
                                BANCGROUP      BUSINESS     ADJUSTMENTS/     UNITED     ADJUSTMENTS/
                               (RESTATED)*    COMBINATION   (DEDUCTIONS)    AMERICAN    (DEDUCTIONS)    SUBTOTAL
                               ------------   -----------   ------------   ----------   ------------   ----------
                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..............   $  341,826      $ 3,275                    $   11,764                  $  356,865
Interest expense.............      170,483        1,357                         4,558                     176,398
                                ----------      -------       --------     ----------    ----------    ----------
Net interest income..........      171,343        1,918                         7,206                     180,467
Provision for loan losses....        8,986           18                           615                       9,619
                                ----------      -------       --------     ----------    ----------    ----------
Net interest income after
 provision for loan losses...      162,357        1,900                         6,591                     170,848
                                ----------      -------       --------     ----------    ----------    ----------
Noninterest income...........       60,527          411                         1,273                      62,211
Noninterest expense..........      150,654        3,008                         5,477                     159,139
                                ----------      -------       --------     ----------    ----------    ----------
Income before income taxes...       72,230         (697)                        2,387                      73,920
Income taxes.................       25,765                                        668                      26,433
                                ----------      -------       --------     ----------    ----------    ----------
Net income...................   $   46,465      $  (697)      $     --     $    1,719                  $   47,487
                                ==========      =======       ========     ==========    ==========    ==========
Average primary shares
 outstanding**...............   37,912,000      479,792       (479,792)     1,389,508    (1,389,508)   39,884,665
                                                               348,185                    1,624,480
Average fully-diluted shares
 outstanding**...............   39,796,000      479,792       (479,792)     1,389,508    (1,389,508)   41,805,666
                                                               370,394                    1,639,272
Earnings per share:
 Net income:
   Primary**.................   $     1.23                                                             $     1.19
   Fully diluted**...........   $     1.19                                                             $     1.16

                                     YEAR ENDED DECEMBER 31, 1995
                               ----------------------------------------
                                  OTHER
                                 PROBABLE                    PRO FORMA
                                 BUSINESS     ADJUSTMENTS/    COMBINED
                               COMBINATIONS   (DEDUCTIONS)     TOTAL
                               ------------   ------------   ----------

Interest income..............   $  18,395                    $  375,260
Interest expense.............       7,400                       183,798
                                ---------      ----------    ----------
Net interest income..........      10,995                       191,462
Provision for loan losses....         579                        10,198
                                ---------      ----------    ----------
Net interest income after
 provision for loan losses...      10,416                       181,264
                                ---------      ----------    ----------
Noninterest income...........       1,680                        63,891
Noninterest expense..........       8,608                       167,747
                                ---------      ----------    ----------
Income before income taxes...       3,488                        77,408
Income taxes.................       1,029                        27,462
                                ---------      ----------    ----------
Net income...................   $   2,459                    $   49,946
                                =========      ==========    ==========
Average primary shares
 outstanding**...............   1,540,278      (1,540,278)   42,488,573
                                                2,603,908
Average fully-diluted shares
 outstanding**...............   1,540,278      (1,540,278)   44,423,421
                                                2,617,755
Earnings per share:
 Net income:
   Primary**.................                                $     1.18
   Fully diluted**...........                                $     1.15

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                           YEAR ENDED DECEMBER 31, 1994
                                 ---------------------------------------------------------------------------------
                                 CONSOLIDATED
                                   COLONIAL      COMPLETED
                                  BANCGROUP      BUSINESS     ADJUSTMENTS/    UNITED     ADJUSTMENTS/
                                 (RESTATED)*    COMBINATION   (DEDUCTIONS)   AMERICAN    (DEDUCTIONS)    SUBTOTAL
                                 ------------   -----------   ------------   ---------   ------------   ----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................   $  255,758     $   2,786     $             $  7,401                   $  265,945
Interest expense...............      105,797           965                      2,767                      109,529
                                  ----------     ---------     ----------    --------     ---------     ----------
Net interest income............      149,961         1,821                      4,634                      156,416
Provision for loan losses......        8,254           132                        419                        8,805
                                  ----------     ---------     ----------    --------     ---------     ----------
Net interest income after
 provision for loan losses.....      141,707         1,689                      4,215                      147,611
                                  ----------     ---------     ----------    --------     ---------     ----------
Noninterest income.............       54,149           322                      1,077                       55,548
Noninterest expense............      144,119         2,191                      4,484                      150,794
                                  ----------     ---------     ----------    --------     ---------     ----------
Income before income taxes.....       51,737          (180)                       808                       52,365
Income taxes...................       17,243                                       17                       17,260
                                  ----------     ---------     ----------    --------     ---------     ----------
Net income.....................   $   34,494     $    (180)    $             $    791                   $   35,105
                                  ==========     =========     ==========    ========     =========     ==========
Average primary shares
 outstanding**.................   35,907,000       329,107       (329,107)    840,800      (840,800)    37,127,914
                                                                  238,833                   982,081
Average fully-diluted shares
 outstanding**.................   37,383,000       329,107       (329,107)    840,800      (840,800)    38,603,914
                                                                  238,833                   982,081
Earnings per share:
 Net income:
   Primary**...................   $     0.96                                                            $     0.95
   Fully diluted**.............   $     0.95                                                            $     0.94

                                      YEAR ENDED DECEMBER 31, 1994
                                 ---------------------------------------
                                    OTHER
                                  PROBABLE                    PRO FORMA
                                  BUSINESS     ADJUSTMENTS/    COMBINED
                                 COMBINATION   (DEDUCTIONS)     TOTAL
                                 -----------   ------------   ----------
                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................   $  15,064                   $  281,009
Interest expense...............       5,150                      114,679
                                  ---------     ----------    ----------
Net interest income............       9,914                      166,330
Provision for loan losses......         271                        9,076
                                  ---------     ----------    ----------
Net interest income after
 provision for loan losses.....       9,643                      157,254
                                  ---------     ----------    ----------
Noninterest income.............       1,341                       56,889
Noninterest expense............       6,828                      157,622
                                  ---------     ----------    ----------
Income before income taxes.....       4,156                       56,521
Income taxes...................       1,350                       18,610
                                  ---------     ----------    ----------
Net income.....................   $   2,806                   $   37,911
                                  =========     ==========    ==========
Average primary shares
 outstanding**.................   1,526,230     (1,526,230)   39,706,731
                                                 2,578,817
Average fully-diluted shares
 outstanding**.................   1,526,230     (1,526,230)   41,182,731
                                                 2,578,817
Earnings per share:
 Net income:
   Primary**...................                               $     0.95
   Fully diluted**.............                               $     0.95

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

PRO FORMA ADJUSTMENTS:
(IN THOUSANDS)

PENDING BUSINESS COMBINATIONS

     Adjustments applicable to the purchase method business combination with ASB
Bancshares:

          (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                   NINE MONTHS
                                                      ENDED             YEAR ENDED
                                                SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                ------------------   -----------------
Increases in income:
  Amortization of write-down on fixed assets
     (5 year period)..........................  $          17             $    23
                                                      -------             -------
          Total...............................             17                  23
                                                      -------             -------
Increase in expense:
  Interest on subordinated debentures (assumed
     at 7.5%).................................           (435)               (579)
  Amortization of goodwill (15 year period)...           (447)               (596)
                                                      -------             -------
          Total...............................           (882)             (1,175)
                                                      -------             -------
Net decrease in income before tax.............           (865)             (1,152)
                                                      -------             -------
Tax effect of the pro forma adjustments (other
  than goodwill amortization).................            163                 217
                                                      -------             -------
     Net decrease in income...................  $        (702)            $  (935)
                                                      =======             =======

NONRECURRING CHARGES

  (In thousands)

     Nonrecurring charges and related tax effects which result directly from the business combinations and which will be included in BancGroup's results are set forth below. These charges are not reflected in the condensed pro forma statements of income.

          (1) Possible adjustments applicable to the purchase method business combination with ASB.

Increase in expense:
  Potential severance payable to terminated employees.......       $   (87)
                                                                   -------
Net decrease in income before taxes.........................           (87)
Tax effect of the pro forma adjustment......................            32
                                                                   -------
     Net decrease in income.................................       $   (55)
                                                                   =======

          (2) Possible adjustments applicable to the pooling of interest method business combination with South Florida:

Increase in expense:
  Potential severance payable to terminated employees.......       $  (188)
                                                                   -------
Net decrease in income before tax...........................          (188)
                                                                   -------
Tax effect of the pro forma adjustments.....................            68
                                                                   -------
     Net decrease in income.................................       $  (120)
                                                                   =======

          (3) Possible adjustments applicable to the pooling of interest method business combination with United American:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................       $  (424)
  Potential severance payable to terminated employees.......           (76)
                                                                   -------
Net decrease in income before tax...........................          (500)
                                                                   -------
Tax effect of the pro forma adjustments.....................           183
                                                                   -------
     Net decrease in income.................................       $  (317)
                                                                   =======

          (4) Possible adjustments applicable to the pooling of interest method business combination with First Central:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................       $  (169)
  Potential severance payable to terminated employees.......            (6)
                                                                   -------
Net decrease in income before tax...........................          (175)
                                                                   -------
Tax effect of the pro forma adjustments.....................            64
                                                                   -------
     Net decrease in income.................................       $  (111)
                                                                   =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996, 1995, 1994, 1993 and 1992 and on a pro forma basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995 and 1994.

     The pro forma information includes consolidated BancGroup and subsidiaries and consolidated First Independence, South Florida, United American, ASB and First Central. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1996 and the pro forma operating data gives effect to the combinations as if they had occurred at the beginning of the earliest period presented. Note that for the purchase method combination,
Article 11 of Regulation S-X requires pro forma statements to be presented for only the most recent fiscal year and interim period. Accordingly, ASB is only included in the pro forma information as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------------------
                                                     BANCGROUP   BANCGROUP     BANCGROUP   BANCGROUP
                                                     PRO FORMA   HISTORICAL    PRO FORMA   HISTORICAL
                                                       1997         1997         1996         1996
                                                     ---------   ----------    ---------   ----------
STATEMENT OF INCOME
Interest income....................................  $406,590     $362,830     $329,820     $300,943
Interest expense...................................   201,509      182,497      162,724      151,547
                                                     --------     --------     --------     --------
Net interest income................................   205,081      180,333      167,096      149,396
Provision for loan losses..........................     9,633        8,833        7,116        6,292
                                                     --------     --------     --------     --------
Net interest income after provision for loan
  losses...........................................   195,448      171,500      159,980      143,104
Noninterest income.................................    66,277       61,623       57,137       53,900
Noninterest expense................................   163,390      143,609      142,361      129,378
                                                     --------     --------     --------     --------
Income before income taxes.........................    98,335       89,514       74,756       67,626
Applicable income taxes............................    36,452       33,460       26,280       23,794
                                                     --------     --------     --------     --------
Net income.........................................  $ 61,883     $ 56,054     $ 48,476     $ 43,832
                                                     ========     ========     ========     ========
EARNINGS PER SHARE
Net income:
  Primary..........................................  $   1.28     $   1.32     $   1.09     $   1.11
  Fully-diluted....................................  $   1.27     $   1.31     $   1.08     $   1.10
Average shares outstanding
  Primary..........................................    48,334       42,370       44,329       39,525
  Fully-diluted....................................    48,954       42,963       45,014       40,204
Cash dividends:
  Common...........................................  $   0.45     $   0.45     $  0.405     $  0.405

                                               YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------   -----------------------
                              BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP
                              PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL
                                1996        1995        1994        1993        1992        1996*        1995*
                              ---------   ---------   ---------   ---------   ---------   ----------   ----------
STATEMENT OF INCOME
Interest Income.............  $456,746    $375,260    $281,009    $236,084    $226,057     $406,838     $341,826
Interest Expense............   226,906     183,798     114,679      92,813     100,932      205,843      170,483
                              --------    --------    --------    --------    --------     --------     --------
Net interest income.........   229,840     191,462     166,330     143,271     125,125      200,995      171,343
Provision for possible loan
  losses....................    13,732      10,198       9,076      15,234      18,207       12,545        8,986
                              --------    --------    --------    --------    --------     --------     --------
Net interest income after
  provision for loan
  losses....................   216,108     181,264     157,254     128,037     106,918      188,450      162,357
Noninterest income..........    77,818      63,891      56,889      55,649      50,217       72,382       60,527
Noninterest expense.........   201,037     167,747     157,622     144,335     129,476      178,851      150,654
SAIF special
  assessment(1).............     4,465          --          --                                4,465
                              --------    --------    --------    --------    --------     --------     --------
Income before income
  taxes.....................    88,424      77,408      56,521      39,351      27,659       77,516       72,230
Applicable income taxes.....    31,143      27,462      18,610      12,265       7,793       27,303       25,765
                              --------    --------    --------    --------    --------     --------     --------
Income before extraordinary
  items.....................    57,281      49,946      37,911      27,086      19,866       50,213       46,465
Extraordinary items.........        --          --          --        (396)
Cumulative effect of change
  in accounting.............        --          --          --       3,933
                              --------    --------    --------    --------    --------     --------     --------
Net income..................  $ 57,281    $ 49,946    $ 37,911    $ 30,623    $ 19,866     $ 50,213     $ 46,465
                              ========    ========    ========    ========    ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................  $   1.26    $   1.18    $   0.95    $   0.73    $   0.61     $   1.26     $   1.23
  Fully Diluted**...........      1.25        1.15        0.95        0.73        0.61         1.25         1.19
Net Income:
  Primary**.................      1.26        1.18        0.95        0.82        0.61         1.26         1.23
  Fully Diluted**...........      1.25        1.15        0.95        0.82        0.61         1.25         1.19
Average shares outstanding
  Primary**.................    45,357      42,489      39,707      37,194      32,361       39,764       37,912
  Fully Diluted**...........    46,254      44,423      41,183      39,380      35,025       40,623       39,796
Cash dividends:
  Common**..................  $   0.54    $  0.338                                         $   0.54     $  0.338
  Class A**.................                 0.113    $  0.400    $  0.355    $  0.335                     0.113
  Class B**.................                 0.063       0.200       0.155       0.135                     0.063

                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------
                              BANCGROUP    BANCGROUP    BANCGROUP
                              HISTORICAL   HISTORICAL   HISTORICAL
                                1994*        1993*        1992*
                              ----------   ----------   ----------
STATEMENT OF INCOME
Interest Income.............   $255,758     $204,322     $192,526
Interest Expense............    105,797       81,008       86,283
                               --------     --------     --------
Net interest income.........    149,961      123,314      106,243
Provision for possible loan
  losses....................      8,254       11,767       14,625
                               --------     --------     --------
Net interest income after
  provision for loan
  losses....................    141,707      111,547       91,618
Noninterest income..........     54,149       50,990       46,226
Noninterest expense.........    144,119      125,901      112,340
SAIF special
  assessment(1).............
                               --------     --------     --------
Income before income
  taxes.....................     51,737       36,636       25,504
Applicable income taxes.....     17,243       11,249        6,960
                               --------     --------     --------
Income before extraordinary
  items.....................     34,494       25,387       18,544
Extraordinary items.........                    (396)
Cumulative effect of change
  in accounting.............                   3,890
                               --------     --------     --------
Net income..................   $ 34,494     $ 28,881     $ 18,544
                               ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................   $   0.96     $   0.81     $   0.67
  Fully Diluted**...........       0.95         0.81         0.67
Net Income:
  Primary**.................       0.96         0.92         0.67
  Fully Diluted**...........       0.95         0.91         0.67
Average shares outstanding
  Primary**.................     35,907       31,272       27,785
  Fully Diluted**...........     37,383       33,458       30,407
Cash dividends:
  Common**..................
  Class A**.................   $  0.040     $  0.355     $  0.335
  Class B**.................      0.020        0.155        0.135

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                                SEPTEMBER 30,                                 DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                           BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                           PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                              1997         1997        1996*        1995*        1994*        1993*        1992*
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At period end:
Total assets.............  $7,388,026   $6,605,927   $5,672,537   $4,960,165   $3,865,936   $3,728,270   $2,658,833
  Loans, net of unearned
    income...............   5,524,899    4,970,765    4,215,802    3,645,727    2,736,041    2,289,233    1,657,604
  Mortgage loans held for
    sale.................     182,878      182,878      157,966      112,203       61,556      368,515      150,835
  Deposits...............   5,815,203    5,136,556    4,299,821    3,869,012    3,067,500    2,990,190    2,251,299
  Long-term debt.........     112,755      101,099       39,092       47,688       86,662       57,397       22,979
  Shareholders' equity...     539,434      472,353      402,708      352,731      275,319      256,866      165,142
Average daily balances
  Total assets...........   6,695,111    5,956,312    5,286,587    4,373,227    3,708,350    3,015,787    2,592,966
  Interest-earning
    assets...............   6,142,738    5,462,405    4,835,713    3,985,649    3,349,026    2,681,428    2,294,670
  Loans, net of unearned
    income...............   5,000,795    4,479,967    3,931,084    3,123,407    2,477,768    1,813,569    1,615,713
  Mortgage loans held for
    sale.................     127,862      127,862      135,135       98,785      135,046      248,502      121,820
  Deposits...............   4,485,524    3,913,525    4,032,610    3,420,881    2,994,868    2,407,015    2,181,233
  Shareholders' equity...     485,780      424,886      383,401      308,532      269,353      200,217      159,785
Book value per share**...  $    11.34   $    11.26   $    10.29   $     9.43   $     7.93   $     7.69   $     6.34
Tangible book value per
  share**................  $     9.71   $     9.66   $     9.51   $     8.62   $     7.35   $     7.18   $     6.06
SELECTED RATIOS
Income before
  extraordinary items and
  the cumulative effect
  of a change in
  accounting for income
  taxes to:
    Average assets.......        1.23%        1.21%        0.95%        1.06%        0.93%        0.84%        0.72%
    Average stockholders'
      equity.............       16.99        16.84        13.09        15.06        12.81        12.68        11.61
Net income to:
    Average assets.......        1.23         1.21         0.95         1.06         0.93         0.96         0.72
    Average stockholders'
      equity.............       16.99        16.84        13.09        15.06        12.81        14.42        11.61
Efficiency ratio(1)......       62.44        58.92        64.94        64.39        69.83        71.96        73.16
Dividend payout..........       30.14        33.28        42.86        36.59        41.67        38.59        50.00
Average equity to average
  assets.................        7.26         7.13         7.25         7.06         7.26         6.64         6.16
Allowance for possible
  loan losses to total
  loans (Net of unearned
  income)................        1.24%        1.25%        1.27%        1.29%        1.55%        1.61%        1.50%

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combinations with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                      UNITED AMERICAN HOLDING CORPORATION

                            SELECTED FINANCIAL DATA

                                                   AT AND FOR THE NINE
                                                      MONTHS ENDED                     AT AND FOR THE YEAR ENDED
                                                  ---------------------   ----------------------------------------------------
                                                   9/30/97     9/30/96      1996        1995        1994      1993      1992
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
At Period End:
  Cash and cash equivalents.....................  $  17,475   $  11,998   $  19,475   $   8,721   $ 14,820   $11,315   $11,351
  Investment securities.........................     39,401      28,674      23,044      24,660     13,045     8,962     8,482
  Loans, net....................................    186,098     138,638     149,615     111,378     83,320    56,173    64,507
  Other assets..................................     17,820      12,704      12,747       9,113      6,651    12,613     9,775
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Total assets............................  $ 260,794   $ 192,014   $ 204,881   $ 153,872   $117,836   $89,063   $94,115
                                                  =========   =========   =========   =========   ========   =======   =======
  Deposits......................................  $ 227,500   $ 169,632   $ 176,416   $ 134,357   $107,362   $80,605   $86,168
  Other liabilities.............................     11,820       6,774      11,842       4,825      4,237     2,860     4,015
  Shareholders' equity..........................     21,474      15,608      16,623      14,690      6,237     5,598     3,932
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Total liabilities and shareholders'
          equity................................  $ 260,794   $ 192,014   $ 204,881   $ 153,872   $117,836   $89,063   $94,115
                                                  =========   =========   =========   =========   ========   =======   =======
For the Period:
  Total interest income.........................  $  14,340   $  10,546   $  14,623   $  11,764   $  7,401   $ 6,331   $ 7,122
  Total interest expense........................      5,873       3,971       5,513       4,558      2,767     2,777     3,471
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Net interest income.....................      8,467       6,575       9,110       7,206      4,634     3,554     3,651
  Provision for loan............................        445         291         396         615        419     2,516     1,462
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Net interest income after provision for
          loan losses...........................      8,022       6,284       8,714       6,591      4,215     1,038     2,189
  Noninterest income............................      1,691       1,281       1,845       1,273      1,077     1,011       823
  Noninterest expense...........................      6,490       4,705       6,466       5,477      4,484     3,759     3,057
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Income (loss) before income taxes.......      3,223       2,860       4,093       2,387        808    (1,710)      (45)
  Income taxes..................................      1,271       1,125       1,609         668         17         0         0
                                                  ---------   ---------   ---------   ---------   --------   -------   -------
        Net Income (loss).......................  $   1,952   $   1,735   $   2,484   $   1,719   $    791   $(1,710)  $   (45)
                                                  =========   =========   =========   =========   ========   =======   =======
  Net income (loss) per share...................  $    1.16   $    1.16   $    1.66   $    1.24   $    .94   $ (2.79)  $  (.09)
                                                  =========   =========   =========   =========   ========   =======   =======
  Weighted average number of shares
    outstanding.................................  1,687,204   1,498,889   1,500,021   1,389,508    840,800   613,333   500,000
                                                  =========   =========   =========   =========   ========   =======   =======
Actual shares outstanding at end of period......  1,779,600   1,501,000   1,520,500   1,500,000    840,800   840,800   500,000
                                                  =========   =========   =========   =========   ========   =======   =======
Book value per share............................  $   12.07   $   10.40   $   10.93   $    9.79   $   7.42   $  6.66   $  7.86
                                                  =========   =========   =========   =========   ========   =======   =======
Ratios and Other Data:
  Return on average assets......................       0.84%       1.01%       1.40%       1.25%      0.80%    -1.89%    -0.05%
  Return on average equity......................      10.54%      11.67%      16.38%      14.60%     13.39%   -31.75%    -1.11%
  Average equity to average earning assets......       8.94%       9.76%       9.61%       9.41%      6.97%     7.21%     5.20%
  Net yield on average earning assets...........       9.25%       9.25%       9.26%       9.40%      8.73%     8.48%     9.13%
  Average earning assets to average
    interest-bearing liabilities................       1.24        1.25        1.25        1.24       1.17      1.10      1.13
  Noninterest expense to average assets.........       2.80%       2.74%       3.63%       3.98%      4.55%     4.16%     3.42%
  Nonperforming assets as percent of total
    assets......................................        .77%        .48%       0.53%       0.77%      1.73%    15.77%     8.10%
  Allowance for loan losses to total loans......       1.51%       1.63%       1.55%       1.76%      1.75%     1.51%     3.56%

                      UNITED AMERICAN HOLDING CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     United American's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the excess of interest income generated from interest-earning assets (i.e., loans, investments and federal funds sold) over interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon The Bank's interest-rate spread which is the excess of average yield earned on its interest-earning assets over the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest-rate spread is impacted by interest rates and the amounts of deposits and loans. Additionally, the Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for credit losses, and the effective tax rate. Non-interest income consists primarily of service fees on deposit accounts and income from the sale of loans and investment securities. Non-interest expense consists primarily of compensation and employee benefits, occupancy and equipment expenses, professional fees, data processing costs, deposit insurance premiums paid to the FDIC, and other operating expenses.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of United American at, and the results of operations of United American for the nine months ended September 30, 1997 and 1996, and the years ended, December 31, 1996, 1995 and 1994. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of United American presented elsewhere herein.

LIQUIDITY

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, the Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity of investment securities held-to-maturity. In addition to cash and due from banks, the Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including the economic environment, and the asset/liability mix within the balance sheet, as well as the Bank's reputation in the community. At December 31, 1996 and September 30, 1997, the Bank had commitments to originate loans totaling $43.3 million and $37.7 million, respectively. In addition, scheduled maturities of certificates of deposit during the year following December 31, 1996 and the 12 months following September 30, 1997 totalled $66.3 million and $95.7 million, respectively. Management believes that the Bank has adequate resources to fund all of its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that the Bank can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

     A state-chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its transaction deposit accounts and 8% of its non-transaction deposit accounts. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the Florida Department, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 1996 and September 30, 1997, the Bank's liquidity ratio was 20.47% and 21.19%, respectively.

CAPITAL RESOURCES

     United American's total stockholders' equity was $16.6 million and $14.7 million as of December 31, 1996 and 1995, respectively, which represents an increase of $1.9 million. This increase was the result of 1996's net income of $2.5 million, along with $255,000 resulting from sale of stock pursuant to the exercise of stock purchase warrants issued in 1995 and the sale of treasury stock, offset by payment of dividends in the amount of $750,000 and a $57,000 change in the unrealized securities losses at December 31, 1996 from December 31, 1995. From December 31, 1996 to September 30, 1997, United American's total stockholders' equity increased from $16.6 million to $21.5 million, an increase of $4.9 million. This increase was the result of net income for the first nine months of 1997 of $2.0 million, $2.0 million resulting from the sale of stock pursuant to the exercise of stock purchase warrants issued in 1995 and $1.2 million relating to stock issued in connection with the acquisition of C&G Properties of Orlando, Inc., an increase in the carrying value of securities available for sale of $20,000 and additional paid in capital of $520,000 resulting from entries related to the recording of stock based compensation in connection with options granted to directors and officers during the six month period, offset by payment of dividends of $760,000 and unearned compensation of $69,000 (related to such stock based compensation). United American's total stockholders' equity was 8.11%, 9.55% and 8.23% of total assets as of December 31, 1996, December 31, 1995 and September 30, 1997, respectively.

     The federal banking regulatory authorities have adopted certain "prompt corrective action" rules with respect to depository institutions. The rules establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At December 31, 1996 and September 30, 1997, the Bank met the capital ratios of a "well capitalized" financial institution with a total risk-based capital ratio of 10.03% and 10.13%, respectively, a Tier 1 risk-based capital ratio of 8.78% and 8.87%, respectively, and a Tier 1 leverage ratio of 7.53% and 7.28%, respectively. Depository institutions which fall below the "adequately capitalized" category generally are prohibited from making any capital distribution, are subject to growth limitations, and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as "significantly undercapitalized" and, if the institution is "critically undercapitalized," the banking regulatory agencies have the right to appoint a receiver or conservator.

     In accordance with risk capital guidelines issued by the FDIC, the Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8%. Additionally, the FDIC requires banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to total assets. The leverage-capital ratio ranges from 3% to 5% based on the bank's rating under the regulatory rating system. The required leverage-capital ratio for the Bank at December 31, 1996 was 4%. The following table summarizes the regulatory capital levels and ratios for the Bank:

                                                              ACTUAL     REGULATORY
                                                              RATIOS     REQUIREMENT
                                                              -------    -----------
At September 30, 1997:
  Total capital to risk-weighted assets.....................   10.13%       8.00%
  Tier 1 capital to risk-weighted assets....................    8.87        4.00
  Tier 1 capital to total assets -- leverage ratio..........    7.28        4.00
At December 31, 1996:
  Total capital to risk-weighted assets.....................   10.03        8.00
  Tier 1 capital to risk-weighted assets....................    8.78        4.00
  Tier 1 capital to total assets -- leverage ratio..........    7.53        4.00
At December 31, 1995:
  Total capital to risk-weighted assets.....................   10.95        8.00
  Tier 1 capital to risk-weighted assets....................    9.70        4.00
  Tier 1 capital to total assets -- leverage ratio..........    8.06        4.00
At December 31, 1994:
  Total capital to risk-weighted assets.....................    8.12        8.00
  Tier 1 capital to risk-weighted assets....................    6.84        4.00
  Tier 1 capital to total assets -- leverage ratio..........    6.01        4.00

RESULTS OF OPERATIONS

  General

     United American's net income was $1,952,000, or $1.16 per share, for the nine months ended September 30, 1997, as compared to $1,735,000, or $1.16 per share, for the nine months ended September 30, 1996, an increase of $217,000. United American's net income for the year ended December 31, 1996 was $2,485,000, as compared to net income for the year ended December 31, 1995 of $1,719,000, an increase of $766,000, or 44.6%.

     The following table presents information regarding (i) the total dollar amount of United American's interest income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) net interest spread; and (v) net interest margin, for the periods indicated:

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                        -----------------------------------------------------------
                                                    1997                           1996
                                        ----------------------------   ----------------------------
                                        AVERAGE               YIELD/   AVERAGE               YIELD/
                                        BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                        --------   --------   ------   --------   --------   ------
ASSETS:
Interest-earning assets:
  Loans(1)............................  $170,644   $12,811    10.04%   $120,124   $ 9,195    10.20%
  Investments.........................    25,813     1,093     5.66      25,921     1,106     5.70
  Federal funds sold..................    10,725       436     5.44       6,285       245     5.21
                                        --------   -------    -----    --------   -------    -----
  Total earning assets................   207,182    14,340     9.25     152,330    10,546     9.25
                                                   -------    -----               -------    -----
Non-earning assets....................    24,825                         19,570
                                        --------                       --------
          Total assets................  $232,007                        171,900
                                        ========                       ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Savings and NOW accounts............  $ 17,040   $   269     2.11%   $ 13,824   $   216     2.09%
  Money market deposits...............    42,866       969     3.02      35,223       703     2.67
  Certificates of deposit.............    98,241     4,242     5.77      69,370     2,916     5.61
  Borrowings..........................     9,450       393     5.56       3,926       136     4.63
                                        --------   -------    -----    --------   -------    -----
          Total interest-bearing
            liabilities...............   167,597     5,873     4.69     122,343     3,971     4.34
                                                   -------    -----               -------    -----
Non-interest bearing liabilities......    45,893                         34,692
Shareholders' equity..................    18,517                         14,865
                                        --------                       --------
          Total liabilities and
            shareholders' equity......  $232,007                       $171,900
                                        ========                       ========
Spread and Interest Differential:
Net interest income...................             $ 8,467                        $ 6,575
                                                   =======                        =======
Interest-rate spread(2)...............                         4.56%                          4.91%
                                                              =====                          =====
Net interest margin(3)................                         5.45%                          5.76%
                                                              =====                          =====
Ratio of average earning assets to
  average interest-bearing
  liabilities.........................      1.24                           1.25
                                        ========                       ========

                                                              YEAR ENDED DECEMBER 31,
                             ------------------------------------------------------------------------------------------
                                         1996                           1995                           1994
                             ----------------------------   ----------------------------   ----------------------------
                             AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                             BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                             --------   --------   ------   --------   --------   ------   --------   --------   ------
ASSETS:
Interest-earning assets:
  Loans(1).................  $126,218   $12,846    10.18%   $ 94,338   $ 9,954    10.55%   $67,987     $6,707     9.87%
  Investments..............    25,844     1,475     5.71      20,040     1,170     5.84     11,255        468     4.16
  Federal funds sold.......     5,801       302     5.21      10,720       640     5.97      5,507        226     4.10
                             --------   -------    -----    --------   -------    -----    -------     ------     ----
  Total earning assets.....   157,863    14,623     9.26     125,098    11,764     9.40     84,749      7,401     8.73
                                        -------    -----               -------    -----                ------     ----
Non-earning assets.........    20,189                         12,388                        13,868
                             --------                       --------                       -------
         Total assets......  $178,052                       $137,486                       $98,617
                             ========                       ========                       =======
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
  Savings and NOW
    accounts...............  $ 14,310   $   304     2.12%   $ 11,607   $   273     2.35%   $ 9,437     $  188     1.99%
  Money market deposits....    36,156       980     2.71      30,548       839     2.75     24,652        602     2.44
  Certificates of
    deposit................    71,244     3,999     5.61      56,311     3,285     5.83     35,003      1,740     4.97
  Borrowings...............     4,528       230     5.08       2,461       161     6.54      3,114        237     7.61
                             --------   -------    -----    --------   -------    -----    -------     ------     ----
         Total
           interest-bearing
           liabilities.....   126,238     5,513     4.37     100,927     4,558     4.52     72,206      2,767     3.83
                                        -------    -----               -------    -----                ------     ----
Non-interest bearing
  liabilities..............    36,641                         24,784                        20,503
Shareholders' equity.......    15,173                         11,775                         5,908
                             --------                       --------                       -------
         Total liabilities
           and
           shareholders'
           equity..........  $178,052                       $137,486                       $98,617
                             ========                       ========                       =======
Spread and Interest
  Differential:
Net interest income........             $ 9,110                        $ 7,206                         $4,634
                                        =======                        =======                         ======
Interest-rate spread(2)....                         4.89%                          4.88%                          4.90%
                                                   =====                          =====                           ====
Net interest margin(3).....                         5.77%                          5.76%                          5.47%
                                                   =====                          =====                           ====
Ratio of average earning
  assets to average
  interest-bearing
  liabilities..............      1.25                           1.24                          1.17
                             ========                       ========                       =======

---------------

(1) Includes loans on non-accrual status.
(2) Interest-rate spread represents the excess of the average yield on interest-earning assets over the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income (annualized) divided by average interest-earning assets.

  Net interest income

     Net interest income, which constitutes the principal source of income for United American, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information regarding changes in United American's interest income and interest expense during the year ended December 31, 1996 as compared to the year ended December 31, 1995, and for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                            NINE MONTHS ENDED SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                                     1997 VS. 1996                      1996 VS. 1995
                                            --------------------------------   --------------------------------
                                               INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                            --------------------------------   --------------------------------
                                                             RATE/                              RATE/
                                            RATE    VOLUME   VOLUME   TOTAL    RATE    VOLUME   VOLUME   TOTAL
                                            -----   ------   ------   ------   -----   ------   ------   ------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans...................................  $(162)  $3,862   $ (85)   $3,615   $(349)  $3,363   $(122)   $2,892
  Investments.............................     (8)       9     (15)      (14)    (26)     339      (8)      305
  Federal funds sold......................     11      173       8       192     (81)    (294)     37      (338)
                                            -----   ------   -----    ------   -----   ------   -----    ------
         Total interest-earning assets....   (159)   4,044     (92)    3,793    (456)   3,408     (93)    2,859
                                            -----   ------   -----    ------   -----   ------   -----    ------
Interest-bearing liabilities:
  Savings and NOW accounts................      2       50       1        53     (27)      64      (6)       31
  Money market deposits...................     92      153      21       266     (12)     154      (1)      141
  Certificates of deposit.................     83    1,203      41     1,327    (124)     871     (33)      714
  Borrowings..............................     27      191      38       256     (36)     135     (30)       69
                                            -----   ------   -----    ------   -----   ------   -----    ------
         Total interest-bearing
           liabilities....................    204    1,597     101     1,902    (199)   1,224     (70)      955
                                            -----   ------   -----    ------   -----   ------   -----    ------
Net change in net-interest income.........  $(363)  $2,447   $(193)   $1,891   $(257)  $2,184   $ (23)   $1,904
                                            =====   ======   =====    ======   =====   ======   =====    ======

     United American's net interest income was $8.5 million for the nine months ended September 30, 1997 compared to $6.6 million for the nine months ended September 30, 1996, an increase of $1.9 million or 28.8%. The increase resulted from an increase in earning assets of $63.0 million or 37.2%. Net interest income was $9.1 million for the year ended December 31, 1996 compared with $7.2 million for the year ended December 31, 1995, an increase of $1.9 million or 26.4%. During the nine month period ending September 30, 1997, interest income on investments and federal funds sold increased by $178,000 over the nine month period ending September 30, 1996. This increase was attributable almost entirely to an increase of $4.3 million in average balances of investments and federal funds sold from $32.2 million for the nine months ending September 30, 1996 to $36.5 million for the period ending September 30, 1997. Interest income on investments and federal funds sold decreased $33,000 from the year ended December 31, 1995 to the year ended December 31, 1996. Most of this decrease was attributable to a decrease in the yield of the investment portfolio as management intentionally shortened the maturity of the investments in anticipation of possible changes in interest rates. During the nine months ending September 30, 1997, interest expense on interest bearing liabilities increased by $1.9 million over the nine month period ending September 30, 1996. Most of this increase was attributable to an increase of $45.3 million in average interest bearing liabilities from $122.3 million for the nine months ending September 30, 1996 to $167.6 million for the nine months ended September 30, 1997. Interest expense on interest bearing liabilities increased $.9 million from $4.6 million for the year ended December 31, 1995 to $5.5 million for the year ended December 31, 1996. This increase was entirely attributable to an increase in average balances of interest bearing liabilities from $100.9 million for the year ended December 31, 1995 to $126.2 million for the year ended December 31, 1996. During the same period, average rates paid on interest bearing liabilities actually decreased 15 basis points, due in large part to a reduction in the average rate paid on certificates of deposit by 15 basis points. The overall result was a reduction in the net interest margin of 31 basis points to 5.46% for the nine month period ending September 30, 1997 from 5.77% for the nine months period ending September 30, 1996 and an increase of 1 basis point from 5.76% during 1995 to 5.77% during 1996.

  Provision for Loan Losses

     The provision for loan losses is charged to earnings to bring the allowance for loan losses to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by United American, the amounts of non-performing loans, general economic conditions, particularly as they relate to United American's market area, and other factors related to the collectibility of United American's loan portfolio. For the nine months ended September 30, 1997 the provision for loan losses was $445,000, as compared to $291,000 for the nine months ended September 30, 1996. This increase of

$154,000 was attributable solely to increased loan production and management's desire to maintain reserves at certain levels. For the year ended December 31, 1996, the provision for loan losses was $396,000 as compared to $615,000 for the year ended December 31, 1995, a decrease of $219,000. As of September 30, 1997, December 31, 1996 and December 31, 1995, the allowance for loan losses was 1.51%, 1.55% and 1.76%, respectively, of total loans receivable, and was 281.8%, 454.2% and 369.0%, respectively, of non-performing loans.

  Noninterest Income

     Noninterest income is primarily composed of deposit service charges and fees and mortgage origination fees. Non-interest income was $1.7 million for the nine months ended September 30, 1997 versus $1.3 million for the nine months ended September 30, 1996, or an increase of .4 million, or 30.9%. This increase was attributable to service charges and NSF fees on deposit accounts resulting from a 20.3% increase in demand deposits, coupled with an attempt to minimize waived service charges. During the year ended December 31, 1996, noninterest income increased to $1.8 million from $1.3 million during the year ended December 31, 1995, an increase of $.5 million, or 44.9%. This increase similarly was due to management's ongoing attempts to minimize waived service charges, coupled with the significant growth in demand accounts from year end 1995 to year end 1996 of approximately 44%.

  Noninterest Expenses

     During the nine months ended September 30, 1997, noninterest expenses increased to $6.5 million from $4.7 million during the nine months ended September 30, 1996, or an increase of 38.3%. During the year ended December 31, 1996, noninterest expenses increased to $6.47 million from $5.48 million during the year ended December 31, 1995, an increase of $1.0 million, or 18.1%. The following narrative sets forth additional information on certain noninterest expense categories which had significant changes.

     During the nine months ended September 30, 1997, compensation and benefits increased to $3.6 million from $2.5 million for the nine months ended September 30, 1996, an increase of $1.1 million or 44.8%. During the year ended December 31, 1996, compensation and benefits increased to $3.38 million from $2.58 million during the year ended December 31, 1995, an increase of $800,000 or 31.0%. These increases were primarily due to an increase in the number of employees at the Bank commensurate with the growth of the Bank and annual compensation and benefit increases for employees.

     Occupancy and related furniture and equipment expense increased to $1,073,000 during the nine months ended September 30, 1997 from $761,000 during the nine months ended September 30, 1996, an increase of $312,000 or 41.0%. For the year ended December 31, 1996, occupancy and related furniture and equipment expense decreased to $1.06 million from $1.11 million, a decrease of $50,000 or 4.5%. The reason for the increase in occupancy related expenses from September 30, 1996 to September 30, 1997 related to the full effect in the 1997 nine month period of branch offices opened in February and September of 1996. The reason for the decrease in occupancy related expenses from 1996 to 1997 related to a decision by management to purchase three facilities in January, 1996 which were previously occupied under triple net leases. The depreciation expense of the facilities was less than the comparable lease expense.

     Advertising and business development expenses increased from $371,000 during the nine months ended September 30, 1996 to $461,000 during the period ended September 30, 1997, an increase of $90,000 or 24.3%. Advertising and business development increased to $517,000 for the year ended December 31, 1996 from $403,000 for the year ended December 31, 1995, an increase of $114,000 or 28.3%. United American places importance on effective advertising and business development, and the increases for both comparative periods are in line with the Bank having branched into two new markets in February and September, 1996, and an additional market in May 1997, as well as continuing to support a marketing effort for those branch offices already in existence.

     FDIC and state assessments increased to $46,000 for the nine months ended September 30, 1997 from $28,000 for the period ended September 30, 1996, an increase of $18,000 or 64.3%, due to higher FDIC rates in 1997. For the year ended December 31, 1996, FDIC and state assessments were $38,888, down $200,000 from $238,000 for the year ended December 31, 1995. The decrease for the full year ended December 31,

1996 as compared to the full year ended December 31, 1995 was attributable to a significant reduction in FDIC premiums due to full capitalization of the insurance fund, as well as a credit received from FDIC of $56,000 for prior overpayments.

  Income Tax Provision

     During the nine months ended September 30, 1997 the income tax provision increased to $1,272,000 from $1,125,000 for the nine month period ended September 30, 1996, an increase of $147,000 or 13.1%. This increase in the tax provision is commensurate with the increase in net income before taxes for the comparable periods. During the years ended December 31, 1996 and 1995, United American recorded a provision for income taxes of $1.608 million and $.668 million, respectively, reflecting a fully effective income tax rate of 39.3% in 1996, but an effective rate of only 28.0% in 1995. The reason for the reduced rate in 1995 was due to the utilization of approximately $1.6 million in federal and state net operating loss carryforwards in the year ended December 31, 1995. All available federal and state net operating loss carryforwards were utilized in 1995.

ASSET/LIABILITY MANAGEMENT

     A principal objective of the Bank's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Bank's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

     Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee.

     As a part of the Bank's interest-rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest-rate sensitive" and monitors the Bank's interest-rate sensitivity "gap." An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. In addition, any premiums on mortgage-backed securities are amortized to interest income based on the estimated remaining life of the related securities.

     The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of (10%) to 10% of total assets. At September 30, 1997, the Bank's cumulative one-year gap was (4.15%) of total assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio, emphasizing originations and purchases of adjustable-interest rate loans, and by managing the product mix and maturity of its deposit accounts.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-interest rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments (on loans and mortgage-backed securities) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     Management's strategy is to maintain a relatively balanced interest-rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities.

     Management believes that the type and amount of the Bank's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on the Bank's net interest income. The Bank seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. United American also maintains a portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. At December 31, 1996 and September 30, 1997, the Bank's liquidity ratios were 20.5% and 21.2%, respectively. The Bank also maintains a "floor", or minimum rate, on certain of its floating or prime based loans. These floors allow the Bank to continue to earn a higher rate when the floating rate falls below the established floor rate.

     The following table sets forth certain information relating to The Bank's interest-earning assets and interest-bearing liabilities at September 30, 1997 that are estimated to mature or are scheduled to reprice within the period shown.

                                    0 TO 30    31 TO 90   91 TO 365   ONE YEAR TO   MORE THAN
                                      DAYS       DAYS       DAYS      FIVE YEARS    FIVE YEARS    TOTAL
                                    --------   --------   ---------   -----------   ----------   --------
                                                           (DOLLARS IN THOUSANDS)
Earning Assets:
  Loans(1)........................  $102,402   $ 6,022     $ 12,718     $50,543       $16,853    $188,538
  Investments (2).................    16,001     2,050       19,014       2,004           382      39,451
  Federal Funds Sold..............     6,247        --           --          --            --       6,247
                                    --------   -------     --------     -------       -------    --------
          Total Interest-Earning
            Assets................   124,650     8,072       31,732      52,547        17,235     234,236
                                    --------   -------     --------     -------       -------    --------
Interest Bearing Liabilities:
  Savings and NOW accounts........    18,062        --           --          --            --      18,062
  Money market deposits...........    50,058        --           --          --            --      50,058
  Certificates of deposit(3)......     8,815    16,713       70,163      16,362            44     112,097
  Borrowings......................    10,366        --           --          --            --      10,366
                                    --------   -------     --------     -------       -------    --------
          Total Interest-Bearing
            Liabilities...........    87,301    16,713       70,163      16,362            44     190,583
                                    --------   -------     --------     -------       -------    --------
Rate Sensitivity GAP..............    37,349    (8,641)     (38,431)     36,185        17,191    $ 43,653
                                    ========   =======     ========     =======       =======    ========
Cumulative Rate Sensitivity GAP...  $ 37,349   $28,708     $ (9,723)    $26,462       $43,653
                                    ========   =======     ========     =======       =======
Rate Sensitivity GAP Ratio........     15.95%    (3.69)%     (16.41)%     15.45%         7.34%
                                    ========   =======     ========     =======       =======
Cumulative Rate Sensitivity GAP
  Ratio...........................     15.95     12.78        (4.15)      11.30         18.64
                                    ========   =======     ========     =======       =======
Ratio of Cumulative GAP to Total
  Assets..........................     15.66     12.04        (4.08)      11.10         18.31
                                    ========   =======     ========     =======       =======

---------------

(1) In preparing the table above, adjustable-interest rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-interest rate loans were scheduled according to their contractual maturities.
(2) In preparing the table above, adjustable-interest rate investment securities were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the investment securities mature. Fixed-interest rate investment securities were scheduled according to their contractual maturities.
(3) Time deposits were scheduled according to their contractual maturities.

FINANCIAL CONDITION

  Lending Activities

     A significant source of United American's income is the interest earned on its loan portfolio. The following table shows the relationship of loans to total assets for the Bank as of the periods indicated:

                                                                        AT DECEMBER 31,
                                                AT SEPTEMBER 30,    -----------------------
                                                      1997            1996         1995
                                                ----------------    --------    -----------
                                                          (DOLLARS IN THOUSANDS)
Total Assets..................................      $260,794        $204,881     $153,872
Total Loans, net..............................       186,098         149,615      111,378
Loans as % of Total Assets....................          71.4%           73.0%        72.4%

     Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain officers and directors of the Bank.

     The composition of the Bank's loan portfolio was as follows for the periods indicated:

                                                             AS OF SEPTEMBER 30,
                                                ----------------------------------------------
                                                        1997                      1996
                                                --------------------      --------------------
                                                               % OF                      % OF
                                                 AMOUNT       TOTAL        AMOUNT       TOTAL
                                                --------      ------      --------      ------
                                                            (DOLLARS IN THOUSANDS)
Commercial....................................  $ 45,431       23.95%     $ 30,901       21.83%
Construction..................................    29,735       15.67        13,695        9.67
Real Estate...................................   104,983       55.34        87,606       61.89
Consumer and other............................     9,566        5.04         9,351        6.61
                                                --------      ------      --------      ------
          Total loans receivable..............   189,715      100.00%      141,553      100.00%
                                                              ======                    ======
Less:
  Unearned income and fees....................      (751)                     (604)
  Allowance for loan losses...................    (2,866)      -1.51%       (2,311)      -1.63%
                                                --------      ======      --------      ======
  Loans, net..................................  $186,098                  $138,638
                                                ========                  ========

                                                             AS OF DECEMBER 31,
                       ----------------------------------------------------------------------------------------------
                             1996                1995                1994               1993               1992
                       -----------------   -----------------   ----------------   ----------------   ----------------
                                   % OF                % OF               % OF               % OF               % OF
                        AMOUNT    TOTAL     AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                       --------   ------   --------   ------   -------   ------   -------   ------   -------   ------
                                                           (DOLLARS IN THOUSANDS)
Commercial...........  $ 36,634    24.01%  $ 27,132    23.84%  $19,668    23.08%  $16,685    29.03%  $21,093    31.26%
Construction.........    15,188     9.95%     9,990     8.78%    7,234     8.49%    2,220     3.86%    3,588     5.32%
Real Estate..........    91,388    59.90%    71,031    62.41%   54,260    63.66%   36,166    62.92%   38,830    57.56%
Consumer and other...     9,365     6.14%     5,662     4.97%    4,068     4.77%    2,411     4.19%    3,952     5.86%
                       --------   ------   --------   ------   -------   ------   -------   ------   -------   ------
    Total loans
      receivable.....   152,575   100.00%   113,815   100.00%   85,230   100.00%   57,482   100.00%   67,463   100.00%
                                  ======              ======             ======             ======             ======
Less:
  Unearned income and
    fees.............      (598)               (437)              (417)              (443)              (556)
  Allowance for loan
    losses...........    (2,362)   (1.55)%   (2,000)   (1.76)%  (1,493)   (1.75)%    (866)   (1.51)%  (2,400)   (3.56)%
                       --------   ======   --------   ======   -------   ======   -------   ======   -------   ======
  Loans, net.........  $149,615            $111,378            $83,320            $56,173            $64,507
                       ========            ========            =======            =======            =======

     As of September 30, 1997, the maturities and interest rate sensitivities of the Bank's loan portfolio, based on remaining scheduled principal repayments, were as follows:

                                                            DUE AFTER
                                                  DUE IN     ONE YEAR
                                                 ONE YEAR    THROUGH     DUE AFTER
                                                 OR LESS    FIVE YEARS   FIVE YEARS    TOTAL
                                                 --------   ----------   ----------   --------
                                                            (DOLLARS IN THOUSANDS)
Commercial.....................................  $26,842     $12,836      $ 5,753     $ 45,431
Construction...................................   13,300      10,882        5,553       29,735
Real Estate....................................   19,449      69,178       16,356      104,983
Consumer and other.............................    2,555       6,205          806        9,566
                                                 -------     -------      -------     --------
          Total................................  $62,146     $99,101      $28,468     $189,715
                                                 =======     =======      =======     ========
Loans with maturities over one year:
  Fixed interest rate..........................              $50,754      $14,048     $ 64,802
  Variable interest rate.......................               48,347       14,420       62,767
                                                             -------      -------     --------
          Total maturities greater than one
            year...............................              $99,101      $28,468     $127,569
                                                             =======      =======     ========

  Asset Quality

     Management seeks to maintain quality assets through sound underwriting and sound lending practices. The largest category of loans in the Bank's loan portfolio are collateralized by commercial real estate mortgages. As of September 30, 1997 and December 31, 1996, 55.3%, and 59.9%, respectively, of the total loan portfolio were collateralized by this type of property. The level of delinquent loans and other real estate owned also is relevant to the credit quality of a loan portfolio. As of September 30, 1997, total non-performing assets were $2.0 million or .78% of total assets, compared to $1.09 million or
 .53% of total assets as of December 31, 1996. This increase during the period was the result of an office/warehouse taken into other real estate and two loans amounting to $638,000 which went into a non-accrual status. Management is in the process of negotiating a lease/purchase on the office/warehouse and the two loans have been paid down approximately $300,000. Management believes that in light of its assessment of the collateral underlying both the other real estate owned and the loans, the Bank will not incur any significant loss.

     The commercial real estate mortgage loans in the Bank's portfolio consist of fixed- and adjustable-interest rate loans which were originated at prevailing market interest rates. The Bank's policy has been to originate commercial real estate mortgage loans predominantly in its primary market area. Commercial real estate mortgage loans are generally made in amounts up to 75% of the appraised value of the property securing the loan and entail significant additional risks compared to residential mortgage loans. In making commercial real estate loans, the Bank primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and the Bank's lending experience with the borrower.

     Unlike residential mortgage loans, which, generally, are made on the basis of the borrower's ability to make repayment from his employment and other income, and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and, generally, are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Bank, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. Management believes as of September 30, 1997 and December 31, 1996, that the Bank had no significant concentration of risk with any individual counterparty to originate loans. Bank loan customers are principally closely-held businesses and residents concentrated in the central Florida area and as such, the debtors' ability to honor their contract is substantially dependent upon the general economic conditions of the region. Most of the Bank's business activity is with customers located within the Central Florida area.

     The Loan Committee of the Board of Directors of the Bank concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

  Classification of Assets

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan on non-accrual status when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation or when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

     Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to non-interest expense.

     Loans on non-accrual status and other real estate owned, the ratio of such loans and real estate owned to total assets, and certain other related information was as follows for the periods indicated:

                                                         AT SEPTEMBER 30,   AT DECEMBER 31,
                                                         ----------------   ---------------
                                                          1997      1996     1996     1995
                                                         -------   ------   ------   ------
                                                               (DOLLARS IN THOUSANDS)
Loans on non-accrual status:
  Commercial...........................................   $  624    $ 347   $  339   $  334
  Construction.........................................        0        0        0        0
  Real estate..........................................      146        0      104      208
  Installment..........................................        0        0        0        0
                                                          ------    -----   ------   ------
          Total loans on non-accrual status............      770      347      443      542
Accruing loans over 90 days delinquent.................      247        0       77        0
                                                          ------    -----   ------   ------
          Total non-performing loans...................    1,017      347      520      542
Other real estate owned:...............................      983      569      569      637
                                                          ------    -----   ------   ------
          Total non-performing assets..................   $2,000    $ 916   $1,089   $1,179
                                                          ======    =====   ======   ======
As a percentage of total assets:
          Total non-performing loans...................     0.40%    0.18%    0.25%    0.35%
                                                          ======    =====   ======   ======
          Total non-performing assets..................    0.770%    0.48%    0.53%    0.77%
                                                          ======    =====   ======   ======

     As of September 30, 1997 and December 31, 1996, loans on non-accrual status totaled $.8 million and $.4 million, respectively. Additionally, as of September 30, 1997, loans over 30 days delinquent amounted to $247,000.

  Allowance for Loan Losses

     In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan, as well as general economic conditions. As a matter of policy, the Bank maintains an allowance for loan losses. The amount provided for loan losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the underlying collateral for each loan.

     Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes that it uses the best information available at the time to make determinations with respect to allowance for loan losses, subsequent adjustments to the allowance for loan losses may be necessary if future economic conditions or other facts differ from the assumptions used in making the initial determinations or if regulatory policies change.

     During the year ended December 31, 1996, the provision for loan losses was $396,000, compared to $615,000 during the year ended December 31, 1995, or a decrease of $219,000. Total charged off loans, net of recoveries, were $34,000 for 1996 and $109,000 for 1995. During the nine months ended September 30, 1997, the provision for loan losses was $445,000, with recoveries exceeding charged off loans by $59,000.

     The activity in the Bank's allowance for loan losses was as follows for the periods indicated:

                                 AT SEPTEMBER 30,                      AT DECEMBER 31,
                                -------------------   -------------------------------------------------
                                  1997       1996       1996       1995      1994      1993      1992
                                --------   --------   --------   --------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Allowance at beginning of
  period......................     2,362      2,000   $  2,000   $  1,493   $   866   $ 2,400   $ 1,240
Loans charged off:
  Commercial..................        11          0         48        103        16     3,127       226
  Construction................         0          0          0          0         0         0         0
  Real estate.................        11         58         58         17        10       727       121
  Installment.................        13          5         20          0        24       207         0
                                --------   --------   --------   --------   -------   -------   -------
         Total loans
           charged-off........        35         63        126        120        50     4,061       347
                                --------   --------   --------   --------   -------   -------   -------
Recoveries:
  Commercial..................        65         38         47          9       240         0        46
  Construction................         0          0          0          0         0         0         0
  Real estate.................        28         40         40          0         8         0         0
  Installment.................         1          5          5          3        10        11         0
                                --------   --------   --------   --------   -------   -------   -------
         Total recoveries.....        94         83         92         12       258        11        46
                                --------   --------   --------   --------   -------   -------   -------
  Net loans charged-off.......       (59)       (20)        34        108      (208)    4,050       301
                                --------   --------   --------   --------   -------   -------   -------
Provision for loan losses
  charged to expense..........       445        291        396        615       419     2,516     1,461
                                --------   --------   --------   --------   -------   -------   -------
Allowance at end of period....  $  2,866   $  2,311   $  2,362   $  2,000   $ 1,493   $   866   $ 2,400
                                ========   ========   ========   ========   =======   =======   =======
Net charge-offs as a
  percentage of average loans
  outstanding.................     -0.03%     -0.02%      0.03%      0.11%    -0.31%     6.61%     0.50%
                                ========   ========   ========   ========   =======   =======   =======
Allowance to period-end loans
  receivable..................      1.54%      1.67%      1.58%      1.80%     1.79%     1.54%     3.72%
                                ========   ========   ========   ========   =======   =======   =======
Average loans outstanding.....   170,644    120,124   $126,219   $ 94,338   $67,987   $61,231   $60,420
                                ========   ========   ========   ========   =======   =======   =======
Period-end total loans
  receivable..................   186,098    138,638   $149,615   $111,378   $83,320   $56,173   $64,507
                                ========   ========   ========   ========   =======   =======   =======

  Investment Securities

     The total investment portfolio decreased to $22.8 million as of December 31, 1996, from $24.4 million as of December 31, 1995, a decrease of $1.6 million or 6.6%. The decrease in investment securities in 1996 was due primarily to a larger reliance on federal funds purchased, which increased from $1.6 million to $8.3 million, coupled with a transfer of earning assets from investments to loans due to strong demand during 1996. From December 31, 1996 to September 30, 1997, the total investment portfolio increased $16.6 million or 72.8% due to general growth of the bank, coupled with a lesser reliance on federal funds purchased.

     The following table sets forth the carrying value of the Bank's investment portfolio for the periods indicated:

                                                                           DECEMBER 31,
                                                         SEPTEMBER 30,   -----------------
                                                             1997         1996      1995
                                                         -------------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
Securities Available for Sale:
  U.S. Treasury Securities.............................     $29,020      $15,002   $12,067
  U.S. Government agency obligations...................       9,999        7,463    12,042
Federal Reserve Bank stock.............................         382          319       301
                                                            -------      -------   -------
          Total investment securities..................     $39,401      $22,784   $24,410
                                                            =======      =======   =======

     The Bank has adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), which requires companies to classify investments securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. At September 30, 1997 and December 31, 1996, all the Bank's securities were classified as available-for-sale.

     The maturity distribution and certain other information pertaining to investment securities was as follows for September 30, 1997:

                                                              AMORTIZED   ESTIMATED
                                                                COST      FAIR VALUE   YIELD
                                                              ---------   ----------   -----
                                                                  (DOLLARS IN THOUSANDS)
Securities Available for Sale
  U.S. Treasury Securities
     Due within one year....................................   $28,998     $  29,020   4.82%
     Due one to five years..................................         0             0
  U.S. Government agency obligations
     Due within one year....................................     7,998         7,995   5.49
     Due one to five years..................................     2,000         2,004   5.74
  Federal Reserve Bank Stock................................       382           382
                                                               -------     ---------   ----
          Total securities..................................   $39,378     $  39,401   5.00%
                                                               =======     =========   ====

Deposit Activities

     Deposits are the major source of the Bank's funds for lending and other investment purposes. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

     The distribution by type of the Bank's deposit accounts was as follows for the periods indicated:

                        AS OF SEPTEMBER 30,                         AS OF DECEMBER 31,
                        -------------------   ---------------------------------------------------------------
                               1997                  1996                  1995                  1994
                        -------------------   -------------------   -------------------   -------------------
                                     % OF                  % OF                  % OF                  % OF
                         AMOUNT    DEPOSITS    AMOUNT    DEPOSITS    AMOUNT    DEPOSITS    AMOUNT    DEPOSITS
                        --------   --------   --------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Demand Deposits.......  $ 47,326     20.81%   $ 44,915     25.46%   $ 30,023     22.35%   $ 23,256     21.66%
NOW accounts..........    14,462      6.36      14,233      8.07      11,019      8.20      10,586      9.86
Money market
  accounts............    50,058     22.00      35,260     19.99      30,732     22.87      24,009     22.36
Savings accounts......     3,557      1.56       2,699      1.53       1,995      1.49       1,939      1.81
Time deposits:
  Under $100,000......    57,542     25.29      45,058     25.54      35,620     26.51      32,157     29.95
  $100,000 and over...    54,555     23.98      34,251     19.41      24,968     18.58      15,416     14.36
                        --------    ------    --------    ------    --------    ------    --------    ------
      Total deposits..  $227,500    100.00%   $176,416    100.00%   $134,357    100.00%   $107,363    100.00%
                        ========    ======    ========    ======    ========    ======    ========    ======

     Time deposits included individual retirement accounts ("IRAs") totalling $4.0 million, $2.9 million and $2.5 million for September 30, 1997 and December 31, 1996 and 1995, respectively, all of which were in the form of certificates of deposit.

     The Bank's deposits increased to $176.5 million as of December 31, 1996, from $134.4 million as of December 31, 1995, an increase of $42.1 million or 31.3%. From December 31, 1996 to September 30, 1997, deposits increased an additional $51.1 million, or 29.0%. These increases were the result of expanding into several new markets, coupled with providing deposit products at competitive prices.

     Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll over deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll over deposits at such rates. As of December 31, 1996 and September 30, 1997, the Bank met the definition of a "well capitalized" depository institution.

     The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect. Management believes that substantially all of the Bank's depositors are residents in its primary market area and it currently does not accept brokered deposits.

     Time deposits of $100,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect the Bank's liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect the Bank's earnings. However, the converse is true in a falling interest-rate market where such short-term deposits would be more favorable.

     Time deposits of $100,000 and over mature as follows for the periods indicated:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Due in three months or less.................................     $12,782        $10,066
Due from three months to six months.........................      16,370          5,982
Due from six months to one year.............................      18,428         12,315
Due over one year...........................................       6,975          5,888
                                                                 -------        -------
          Total time deposits $100,000 and over.............     $54,555        $34,251
                                                                 =======        =======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data concerning United American have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The principal element of United American's earnings is interest income which may be significantly affected by the level of inflation and by government monetary and fiscal policies adopted in response to inflationary or deflationary pressures.

     Inflation affects the reported financial condition and results of operations of all companies. However, the majority of assets and liabilities of financial institutions are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio Inflation also is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. In an effort to cope with the effects of inflation, United American attempts to monitor its interest-rate sensitivity gap position, as discussed above. In addition, a periodic review of banking services and products is conducted to adjust pricing in view of current costs.

FUTURE ACCOUNTING REQUIREMENTS

     Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 provides standards for distinguishing transfers of financial assets from transfers that are secured borrowings. The accounting and disclosure requirements of FAS 125 became become effective for United American beginning January 1, 1997. Management does not anticipate that FAS 125 will have a material impact on United American's financial statements.

     In February 1997, the FASB issued SFAS No. 128 "Earnings per Share" ("SFAS 128"), which simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15 "Earnings per Share" and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of "primary" EPS with a presentation of "basic" EPS and requires dual presentation of "basic" and "diluted" EPS on the face of the statement of operation for all entities with complex capital structures. The standard also requires a reconciliation of the numerator and denominator of the "basic" EPS computation to the numerator and denominator of the "diluted" EPS computation. SFAS 128 is effective for fiscal years ending after December 15, 1997, but application to interim periods prior to December 15, 1997 is not permitted. The adoption of SFAS 128 is not expected to have a material effect on United American's presentation of EPS.

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. United American expects to adopt the provisions of SFAS 130 in the first quarter of 1998 and will reclassify the financial statements for earlier periods provided for comparative purposes as required by the Statement. The application of the new rules will not have an impact on United American's financial position or results of operations.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates Colonial Bank as its wholly owned commercial banking subsidiary in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank, an Alabama banking corporation, conducts a full service banking business through 119 branches in Alabama, five branches in Tennessee, 14 branches in Georgia and 56 branches in Florida. Colonial Mortgage Company, a subsidiary of Colonial Bank in Alabama, is a mortgage banking company which services approximately $12.5 billion in residential loans and which originates mortgages in 37 states through four divisional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (24%) and residential real estate loans (45%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since September 30, 1997, BancGroup has acquired one banking institution, First Independence, located in Florida, with aggregate assets and stockholders' equity acquired of $65.0 million and $6.3 million, respectively. This acquisition is included in the pro forma statements contained herein. See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has entered into a definitive agreement dated as of August 28, 1997, to acquire ASB Bancshares, Inc. ("ASB"). ASB is a Delaware corporation and is a holding company for Ashville Savings Bank located in Ashville, Alabama. ASB will merge with BancGroup, and, following such merger, Ashville Savings Bank will merge with BancGroup's existing bank subsidiary, Colonial Bank. BancGroup will issue a maximum of 467,398 shares of its Common Stock, depending upon the market value at the time of such merger, and issue an aggregate amount of $7,724,813 in subordinated debentures to the shareholders of ASB. This transaction is subject to, among other things, approval by the stockholders of ASB and approval by appropriate regulatory authorities. At September 30, 1997, ASB had assets of $144.5 million, deposits of $130.9 million and stockholders' equity of $12.1 million.

     BancGroup has entered into a definitive agreement dated as of September 4, 1997, to acquire South Florida Banking Corp. ("South Florida"). South Florida is a Florida corporation and is a holding company for First National Bank of Florida at Bonita Springs located in Bonita Springs, Florida. South Florida will merge with BancGroup, and, following such merger, First National Bank of Florida at Bonita Springs will merge with BancGroup's bank subsidiary, Colonial Bank. BancGroup will issue an estimated maximum of 1,929,744 shares of its Common Stock to the shareholders of South Florida. This transaction is subject to, among other things, approval by the stockholders of South Florida and approval by appropriate regulatory authorities. At September 30, 1997, South Florida had assets of $246.0 million, deposits of $215.9 million and stockholders' equity of $16.9 million.

     BancGroup has entered into a definitive agreement dated as of September 9, 1997, to acquire First Central Bank ("First Central"). First Central is a Florida bank located in St. Petersburg, Florida. First Central will merge with BancGroup's bank subsidiary, Colonial Bank. BancGroup will issue a maximum of 688,742 shares of its Common Stock, depending upon the market value at the time of such merger. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the acquisition. This transaction is subject to, among other things, approval by the stockholders of First Central and approval by appropriate regulatory authorities. At September 30, 1997, First Central had assets of $56.6 million, deposits of $46.0 million and stockholders' equity of $10.1 million.

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has assigned staff on a full time basis to assess the impact of year 2000 on all areas of BancGroup, Colonial Bank and the bank's mortgage company subsidiary. The staff is responsible for developing and implementing a strategy to ensure that all critical systems are year 2000 compliant and testing has begun by fourth quarter 1998. All critical Bank software and processing systems are currently being upgraded to year 2000 compliant status. The anticipated cost of upgrading those systems for Colonial Bank is presently estimated to be approximately $800,000. The mortgage company servicing system is scheduled to be rewritten into year 2000 compliant format by November 1998. The cost of the mortgage company servicing system rewrite, in addition to other systems upgrades is estimated to be $2.7 million spread over the next two to three years. BancGroup anticipates that these modifications will bring added functionality and capacity to BancGroup. Micro computer based systems are currently being assessed, and the cost of bringing those systems into year 2000 compliance is not currently ascertainable. The costs to bring other miscellaneous systems into year 2000 compliance is not expected to be material.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of April 30, 1997, BancGroup had issued and outstanding 40,740,357 shares of BancGroup Common Stock with 7,729 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,839,981 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 512,800 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of April 30, 1997, of more than five percent of outstanding BancGroup Common Stock.

                                                                              PERCENTAGE
                                                                COMMON         OF CLASS
NAME AND ADDRESS                                                STOCK       OUTSTANDING(1)
----------------                                              ----------    --------------
Robert E. Lowder(2).........................................   2,888,820(3)      6.78%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................   2,199,298         5.17%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................   2,146,106         5.04%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 1,839,981 shares of BancGroup Common Stock pursuant to BancGroup's stock option plans.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers and the 85,442 shares owned by his mother.
(3) Includes 181,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of June 30, 1997.

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME                                                            STOCK      OUTSTANDING(1)
----                                                          ---------    --------------
DIRECTORS
Lewis Beville...............................................      1,816        *
Young J. Boozer.............................................     15,256(2)     *
William Britton.............................................     19,616        *
Jerry J. Chesser............................................    147,428        *
Augustus K. Clements, III...................................     18,600        *
Robert S. Craft.............................................     11,994        *
Patrick F. Dye..............................................     37,960(3)     *
Clinton O. Holdbrooks.......................................    280,900(4)     *
D. B. Jones.................................................     20,714(5)     *
Harold D. King..............................................    156,108        *
Robert E. Lowder**..........................................  2,888,820(6)      6.78%
John Ed Mathison............................................     28,454        *
Milton E. McGregor..........................................         --        *
John C. H. Miller, Jr.......................................     40,480(7)     *
Joe D. Mussafer.............................................     20,264        *
William E. Powell, III......................................     14,352        *
J. Donald Prewitt...........................................    244,940(8)     *
Jack H. Rainer..............................................      2,900        *
Jimmy Rane..................................................         --        *
Frances E. Roper............................................    365,342        *
Samuel Sippial..............................................      2,774        *
Ed V. Welch.................................................     30,454        *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................     46,920(9)     *
W. Flake Oakley, IV.........................................     39,458(9)     *
P.L. "Mac" McLeod, Jr.......................................     74,951(9)(10)     *
Michelle Condon.............................................     18,586(9)     *
All Executive Officers and Directors as a Group.............  4,529,087(11)     10.64%

---------------

   * Represents less than one percent.
  ** Executive Officer.
 (1) Percentages are calculated assuming the issuance of 1,839,981 shares of Common Stock pursuant to BancGroup's stock option plans.
 (2) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 35,960 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans, and 78,998 shares over which Mr. Holdbrooks serves as trustee.
 (5) Mr. Jones holds power to vote these shares as trustee.
 (6) These shares include 181,020 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 20,000 shares subject to options.
 (8) Includes 61,604 shares subject to stock options.

 (9) Young J. Boozer, III, W. Flake Oakley, IV, P.L. "Mac" McLeod, Jr. and Michelle Condon, hold options respecting 25,000, 18,000, 26,000 and 11,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.
(10) P.L. "Mac" McLeod, Jr. was nominated as President of BancGroup on August 12, 1997, and such nomination was approved by BancGroup's Board of Directors on October 15, 1997.
(11) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1996, at item 10; (ii) BancGroup's Proxy Statement for its 1997 Annual Meeting, at items 10, 11 and 13; and (iii) BancGroup's Report on Form 8-K dated October 30, 1997, and is incorporated herein by reference.

     After the Effective Date, it is anticipated that James L. Hewitt will be nominated to the Board of Directors of BancGroup. The following biographical information is provided in the event Mr. Hewitt accepts such nomination:

JAMES L. HEWITT

     Jim Hewitt, a life long resident of Orlando, is a graduate of Florida State University where he received a B.S. Degree in Finance and Accounting in 1965. Following graduation, Mr. Hewitt was in Corporate Accounting, and subsequently was employed as an Account Executive with the securities firm of Merrill, Lynch, Pierce, Fenner and Smith, Inc. From 1970 to 1976, Mr. Hewitt was in the business of organizing and operating Child Care Centers. Mr. Hewitt served as co-owner of Little Friends, Inc. which established eight centers in four municipalities in Florida. His company was sold to Gerber Products in March 1976. From March 1976 to January 1992, Mr. Hewitt was engaged in the acquisition, sale, and management of real estate properties. During this period, Mr. Hewitt formed 28 separate partnerships to acquire real estate properties in the Central Florida market area. Mr. Hewitt was the founder and until November of 1991 a principal owner of The Orlando Magic (NBA Franchise). Since January 1992, Mr. Hewitt has served as the Chairman, President and Chief Executive Officer of United American Holding Corporation, which owns United American Bank of Central Florida (which he chartered in 1984).

                          BUSINESS OF UNITED AMERICAN

GENERAL

     United American was incorporated under the laws of the State of Florida on September 12, 1988 under the name Florida Security Holding Corporation. The name of the corporation was changed to United American Holding Corporation on October 27, 1992. United American is a registered bank holding company under the BHCA, and owns all of the voting shares of the Bank.

     The Bank commenced operations in 1985. The Bank is a state banking corporation subject to regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Florida Department. The Bank's operations are conducted from its main office located in Orlando, Florida, and branch offices located in the Central Florida region.

     The Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by the Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, the Bank makes secured and unsecured commercial, real estate, and consumer loans and issues standby letters of credit. The Bank provides automated teller machine ("ATM") cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. The Bank does not have trust powers and, accordingly, provides no trust services.

     The revenues of the Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from short-term investments. The principal sources of funds for the Bank's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of the Bank are the interest paid on deposits, and operating and general administrative expenses.

     As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve, the FDIC, and the Florida Department. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

DEPOSIT ACTIVITIES

     Deposits are the major source of the Bank's funds for lending and other investment activities. The Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 50.7% of the Bank's total deposits at September 30, 1997. At September 30, 1997, 49.3% of the Bank's deposits were certificates of deposit. Generally, the Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 24.0% of the Bank's total deposits at September 30, 1997. The majority of the deposits of the Bank are generated in the Orange County market. The Bank does not accept brokered deposits. For additional information on the Bank's deposit activities, see "United American Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Deposit Activities".

LENDING ACTIVITIES

     The Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in, or conduct a substantial portion of their business in, the Bank's market area. The Bank's loans receivable, net at September 30, 1997 were $186.1 million, or 71.4% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. The Bank has no foreign loans or loans for highly leveraged transactions.

     The Bank's loans are concentrated in three major areas: real estate loans, commercial loans, and consumer loans. As of September 30, 1997, 71.0% of the Bank's loan portfolio consisted of loans secured by mortgages on real estate and 24.0% of the loan portfolio consisted of commercial loans. At the same date, 5.2% of the Bank's loan portfolio consisted of consumer and other loans.

     The Bank's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. The Bank generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of three years generally have adjustable-interest rates. The Bank's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

     The Bank's commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Orange County for working capital, equipment purchases, and various other business purposes. A majority of the Bank's commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

     The Bank's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed-and variable-interest rates, and are often based on up to a five-year amortization schedule.

     Loan originations are derived from a number of sources, including direct solicitation by the Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

     For additional information on the Bank's lending activities, see "United American Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Lending Activities," and "-- Asset Quality."

INVESTMENTS

     The Bank invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, certificates of deposit, and federal funds sold. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at reduced yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. For additional information relating to United American's investments, see "United American Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial
Condition -- Investment Securities" and Note 3 to the Notes to United American's Consolidated Financial Statements.

EMPLOYEES

     As of September 30, 1997, United American employed 77 full-time employees and 12 part-time employee. The employees are not represented by a collective bargaining unit. United American and the Bank consider relations with employees to be good.

PROPERTIES

     The main office of United American and the Bank is located at 105 West Colonial Drive, Orlando, Florida 32801, in a two story building of approximately 4,400 square feet, which is owned by the Bank.

     The Bank also has banking offices as follows: the Longwood Office is located at 801 East State Road 434, Longwood, Florida, 32750; the Kissimmee Office is located at 1700 West Vine Street, Kissimmee, Florida 34741; the Maitland Office is located at 360 East Horatio Avenue, Maitland, Florida 32751; the Pine Hills Office is located at 5404 Silver Star Road, Orlando, Florida 32808; the Apopka Office is located at 2488 Semoran Blvd., Apopka, Florida 32703; the Corrine Drive Office is located at 3101 Corrine Drive, Orlando, Florida 32803; the Ocoee Office is located at 1550 Maguire Road, Ocoee, Florida 34761; and the South Orlando Office is located at 2703 South Orange Avenue, Orlando, Florida 32806. All of the foregoing offices are owned by the Bank, except the Pine Hills Office (which is leased under a sublease arrangement for a period of time pending a resolution of the dispute between the owners as to whether the sublessor has the right to continue to lease the property), the Apopka Office (which is leased pursuant to a lease arrangement which, with renewal options, expires in 2020), and the South Orlando Office (which is leased pursuant to a lease arrangement which, with renewal options, expires in 2021).

     In September, 1996, United American decided to pursue further development of its main office. As a part of those efforts, in November, 1996, representatives of United American and C & G Properties of Orlando, Inc. ("C&G Properties"), which owned United American's main office and certain property adjacent to the office, had discussions regarding the acquisition by United American of such property. C&G Properties was owned, in part, directly or indirectly by Messrs. Hewitt, John T. Cash, Jr., and James P. Caruso (each of whom is a director of United American). In December 1996, the United American Board of Directors initiated a plan to acquire all of the outstanding stock of C&G Properties. The discussions continued into 1997 and, on May 19, 1997, the United American Board authorized United American to enter into an agreement to acquire all of the outstanding shares of C&G Properties in exchange for the issuance by United American of additional shares of United American Common Stock at a value of $20.00 for each share of United American Common Stock. On July 8, 1997, the parties entered into an agreement, and on August 22, 1997, the C&G Properties stock was purchased by United American for the appraised value of the property owned by C&G Properties which, net of a mortgage assumed by United American and payment of selling commissions, was $1,190,000. To acquire C&G Properties, United American issued an aggregate of 59,500 shares of United American Common Stock, valued at $20.00 per share, including beneficial ownership of 17,850 shares by Mr. Hewitt, 1,488 shares by Mr. Cash and 935 shares by Mr. Caruso. United American intends to use the property acquired from C&G Properties for office expansion, the construction of an ATM and additional drive-up teller lanes, and for additional Central Florida Region parking.

     The Bank leases its South Orlando Office from Compton Properties, Ltd., a partnership in which James P. Caruso, a director of United American, is a general partner. The property lease provides for monthly rental payments of $6,224, increasing in accordance with the terms of the lease. The Bank utilized the services of McCree, Inc. (which is owned by Richard T. McCree, a director of United American) as general contractor for work performed on the South Orlando Office, pursuant to which it was paid a management fee of $45,000. United American also anticipates utilizing the services of McCree, Inc. to perform renovations and additions to its main office.

LEGAL PROCEEDINGS

     United American and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against United American or the Bank which, if determined adversely, would have a material adverse effect on United American's consolidated financial position.

PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information as of the Record Date, regarding the ownership of United American Common Stock by each director of United American, and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                                                     SHARES            PERCENTAGE
NAME                                                          BENEFICIALLY OWNED(1)   OF OWNERSHIP
----                                                          ---------------------   ------------
James L. Hewitt.............................................         388,790(2)           21.2
James P. Caruso.............................................         119,250(3)            6.6
John T. Cash, Jr............................................          85,388(4)            4.7
Vincent S. Hughes...........................................          79,750(5)            4.5
Mel R. Martinez.............................................          29,100(6)            1.6
Richard T. McCree...........................................          57,200(7)            3.2
David G. Powers.............................................          30,600(8)            1.7
M. Alan Rowe................................................          29,300(9)            1.6
All directors and executive officers as a group (11
  persons)..................................................         867,978              44.6

---------------

(1) Information related to beneficial ownership is based upon information available to United American and uses "beneficial ownership" concepts set forth in rules of the Commission under the Securities Exchange Act of 1934, as amended. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, the individuals possessed sole voting and investment power as to all shares of United American Common Stock set forth opposite their names. The shares set forth above also include as to each director the number of shares listed below, which represent shares the individual has the right to acquire pursuant to presently exercisable options:

NAME OF INDIVIDUAL                                            NUMBER OF SHARES
------------------                                            ----------------
James L. Hewitt.............................................       55,300
James P. Caruso.............................................       16,750
John T. Cash, Jr............................................        9,400
Vincent S. Hughes...........................................        8,750
Mel R. Martinez.............................................        3,100
Richard T. McCree...........................................        6,700
David G. Powers.............................................       21,300
M. Alan Rowe................................................       20,000

(2) Includes 1,100 shares held by his retirement account.
(3) Includes 90,500 shares held by an investment entity on his behalf.
(4) Includes 28,000 shares held by his spouse and 5,000 shares held by his company and its profit sharing trust.
(5) Consists of shares held by his revocable trust.
(6) Includes 25,000 shares held jointly with his spouse and 1,000 shares held by his retirement account.
(7) Includes 25,000 shares held jointly with his spouse, and 4,000 shares held by his retirement account.
(8) Includes 1,000 shares held by his retirement account.
(9) Includes 3,500 shares held by his retirement account.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by United American's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of United American Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, United American's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit United American to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford United American the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of United American is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of United American.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1996 of $1,474,853. John C. H. Miller, Jr. beneficially owns 38,352 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1996 of $41,000. Certain legal matters relating to the Merger are being passed upon for United American by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Coopers & Lybrand L.L.P., serves as the independent accountants for United American. United American's consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are included in this Prospectus in reliance upon the report of such firm, are given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF UNITED AMERICAN PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF UNITED AMERICAN PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
September 30, 1997 and 1996:
  Unaudited Consolidated Condensed Balance
     Sheets -- September 30, 1997 and 1996..................  F-2
  Unaudited Consolidated Condensed Statements of
     Income -- Nine Months Ended September 30, 1997 and
     1996...................................................  F-3
  Unaudited Consolidated Condensed Statements of Cash
     Flows -- Nine Months Ended September 30, 1997 and
     1996...................................................  F-4
  Notes to Unaudited Consolidated Condensed Financial
     Statements.............................................  F-5
December 31, 1996 and 1995:
  Report of Independent Accountants.........................  F-6
  Consolidated Balance Sheets -- December 31, 1996 and
     1995...................................................  F-7
  Consolidated Statements of Income -- Years Ended December
     31, 1996, 1995 and 1994................................  F-8
  Consolidated Statements of Stockholders' Equity -- Years
     Ended December 31, 1996, 1995 and 1994.................  F-9
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1996, 1995 and 1994.......................  F-10
  Notes to Consolidated Financial Statements................  F-12

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................  $ 11,228   $ 10,516
  Federal funds sold........................................     6,247      1,482
                                                              --------   --------
          Total cash and cash equivalents...................    17,475     11,998
Interest-bearing deposits in banks..........................       270        258
Investment securities available for sale (at aggregate fair
  value)....................................................    39,401     28,674
Loans receivable (net of allowance for loan losses, deferred loan fees, and unearned discounts of $2,866 in 1997 and
  $2,311 in 1996)...........................................   186,098    138,638
Bank premises and equipment, net............................     9,277      5,930
Accrued interest receivable.................................     1,751      1,175
Goodwill, net...............................................     2,089      2,156
Other real estate...........................................       983        569
Other assets................................................     3,450      2,616
                                                              --------   --------
          Total assets......................................  $260,794   $192,014
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand................................  $ 47,326   $ 39,341
  Interest-bearing:
     Demand.................................................    14,462     12,498
     Savings................................................    53,615     43,630
     Time, $100,000 and over................................    54,555     30,094
     Other time.............................................    57,542     44,069
                                                              --------   --------
          Total deposits....................................   227,500    169,632
Securities sold under agreements to repurchase..............     8,120      4,297
Accrued interest payable....................................       460        348
Other liabilities...........................................       994      1,029
Note payable................................................     2,246      1,100
                                                              --------   --------
          Total liabilities.................................   239,320    176,406
                                                              --------   --------
Stockholders' equity:
  Common stock, par value $.01; 2,000 and 2,000 shares
     authorized; 1,780 and 1,501 shares issued and
     outstanding at September 30, 1997 and 1996,
     respectively...........................................        17         15
  Additional paid-in capital................................    18,965     15,066
  Unrealized gain (loss) on securities available for sale
     (net of tax)...........................................        15        (76)
  Unearned compensation.....................................       (69)        --
  Retained earnings (deficit)...............................     2,546        603
                                                              --------   --------
          Total stockholders' equity........................    21,474     15,608
                                                              --------   --------
          Total liabilities and stockholders' equity........  $260,794   $192,014
                                                              ========   ========

See accompanying notes to unaudited consolidated condensed financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

             UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Interest income and fees:
  Loans.....................................................    $12,811       $9,196
  Investment securities available for sale..................      1,093        1,106
  Federal funds sold........................................        436          244
                                                              ---------    ---------
          Total interest income and fees....................     14,340       10,546
                                                              ---------    ---------
Interest expense:
  Deposits..................................................      5,479        3,835
  Securities sold under agreement to repurchase.............        278          120
  Federal funds purchased...................................          1            3
  Other.....................................................        115           13
                                                              ---------    ---------
          Total interest expense............................      5,873        3,971
                                                              ---------    ---------
          Net interest income before provision for loan
            losses..........................................      8,467        6,575
Provision for loan losses...................................        445          291
                                                              ---------    ---------
          Net interest income after provision for loan
            losses..........................................      8,022        6,284
                                                              ---------    ---------
Noninterest income:
  Service charges on deposit accounts.......................      1,258          935
  Other income..............................................        434          346
                                                              ---------    ---------
          Total noninterest income..........................      1,692        1,281
                                                              ---------    ---------
Noninterest expense:
  Salaries and employee benefits............................      3,553        2,454
  Occupancy and equipment expense...........................      1,073          761
  Loss on sale of other real estate.........................         --           31
  Loss on sale of other assets..............................         --           13
  Other expense.............................................      1,864        1,446
                                                              ---------    ---------
          Total noninterest expense.........................      6,490        4,705
                                                              ---------    ---------
     Income before income tax provision.....................      3,224        2,860
Income tax provision........................................      1,272        1,125
                                                              ---------    ---------
Net income..................................................     $1,952       $1,735
                                                              =========    =========
Earnings per share..........................................     $ 1.16       $ 1.16
Weighted average number of common shares outstanding........  1,687,204    1,498,889

See accompanying notes to unaudited consolidated condensed financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Cash Flows from Operating Activities:
  Interest received.........................................  $13,174    $10,001
  Service charges received..................................    1,258        935
  Loan fees collected.......................................      804        720
  Other income received.....................................      434        350
  Interest paid.............................................   (5,800)    (3,921)
  Cash paid to suppliers and employees......................   (6,258)    (4,459)
  Income taxes paid.........................................   (1,623)      (965)
                                                              -------    -------
          Net cash provided by operating activities.........    1,989      2,661
                                                              -------    -------
Cash Flows from Investing Activities:
  Proceeds from sales and maturities of available for sale
     investment securities..................................   24,500     14,500
  Proceeds from the sale of other real estate...............      292         37
  Proceeds from sale of other assets........................       --         11
  Purchase of available for sale investment securities......  (41,127)   (18,981)
  Purchase of interest-bearing deposits in banks............       (8)        (8)
  Net increase in loans made to customers...................  (37,800)   (27,773)
  Purchase of bank premises and equipment...................   (1,007)    (3,061)
                                                              -------    -------
          Net cash used in investing activities.............  (55,150)   (35,275)
                                                              -------    -------
Cash Flows from Financing Activities:
  Net increase in demand deposit and savings accounts.......   18,296     21,702
  Net increase in time deposits.............................   32,789     13,574
  Net increase (decrease) in securities sold under
     agreements to repurchase...............................    2,892      3,705
  Net increase in federal funds purchased...................   (4,000)    (3,500)
  Proceeds from the sale of common stock....................    1,996         10
  Payment of dividends......................................     (758)      (750)
  Sale of treasury stock....................................       --         50
  Proceeds from note payable................................    1,500      1,100
  Payments on note payable..................................   (1,554)        --
                                                              -------    -------
          Net cash provided by financing activities.........   51,161     35,891
                                                              -------    -------
Net Increase (Decrease) in Cash and Cash Equivalents........   (2,000)     3,277
Cash and Cash Equivalents:
  Beginning of period.......................................   19,475      8,721
                                                              -------    -------
  End of period.............................................   17,475     11,998
                                                              =======    =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     The Company's subsidiary bank foreclosed on several properties that served as collateral for certain real estate loans in the amount of $706,328 and $-0-during the nine months ended September 30, 1997 and 1996, respectively. These properties were either sold during 1997 or 1996 or are included in other real estate.

See accompanying notes to unaudited consolidated condensed financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions for interim financial statements and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 1996 and 1995. In the opinion of the Company, the financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of September 30, 1997 and the results of operations for the nine months ended September 30, 1997 and 1996, and cash flows for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results which may be expected for the entire fiscal year.

2.  STOCK OPTIONS

     In June, 1997, 40,500 non-qualified stock options were issued to Directors and 11,500 stock options were issued to Executive officers at an exercise price of $10 per share. As of September 30, 1997, the Directors options were fully vested and the Executive officers options were 40% vested. $405,000 and $46,000 in compensation expense was recorded in connection with the Directors and Executive officers options, respectively. Additionally, $69,000 in unearned compensation was recorded to reflect the unvested portion of the Executive officers options.

3.  SUBSEQUENT EVENT

     Effective August 22, 1997, the Company acquired all of the assets, related liabilities and outstanding shares of C&G Properties of Orlando, Inc. This acquisition was accounted for using the purchase method of accounting. The initial purchase price was $1,190,000 issued in 59,500 shares of United American Holding Corporation common stock. The purchase price was allocated as follows:

Land........................................................    $1,894,150
Building....................................................       495,100
Mortgage payable............................................    (1,199,250)
                                                                ----------
                                                                $1,190,000
                                                                ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
United American Holding Corporation and Subsidiary
Orlando, Florida

     We have audited the accompanying consolidated balance sheets of United American Holding Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United American Holding Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             /s/ COOPERS & LYBRAND L.L.P.

Orlando, Florida
January 27, 1997, except for
  Notes 5 and 11, as to which
  the date is August 22, 1997

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1995
                                                              ------------   ------------
                                         ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................  $ 11,212,235   $  7,094,854
  Federal funds sold........................................     8,262,739      1,626,442
                                                              ------------   ------------
          Total cash and cash equivalents...................    19,474,974      8,721,296
Interest-bearing deposits in banks..........................       260,850        250,000
Investment securities available for sale (at aggregate fair
  value)....................................................    22,783,559     24,410,070
Loans receivable (net of allowance for loan losses, deferred loan fees, and unearned discounts of $2,960,566 in 1996
  and $2,436,943 in 1995)...................................   149,615,125    111,378,197
Bank premises and equipment, net............................     6,358,257      3,150,126
Accrued interest receivable.................................     1,182,768      1,101,457
Goodwill, net...............................................     2,139,403      2,206,260
Other real estate...........................................       569,129        636,586
Other assets................................................     2,497,150      2,017,795
                                                              ------------   ------------
          Total assets......................................  $204,881,215   $153,871,787
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand................................  $ 44,914,864   $ 30,023,112
  Interest-bearing:
     Demand.................................................    14,233,432     11,018,657
     Savings................................................    37,958,880     32,726,455
     Time, $100,000 and over................................    34,251,350     24,968,108
     Other time.............................................    45,057,332     35,620,349
                                                              ------------   ------------
          Total deposits....................................   176,415,858    134,356,681
Securities sold under agreements to repurchase..............     5,228,266        592,073
Federal funds purchased.....................................     4,000,000      3,500,000
Accrued interest payable....................................       387,064        297,013
Other liabilities...........................................     1,127,019        435,568
Note payable................................................     1,100,000             --
                                                              ------------   ------------
          Total liabilities.................................   188,258,207    139,181,335
                                                              ------------   ------------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Common stock, par value $.01 and $2.50 per share;
     2,000,000 and 2,000,000 shares authorized; 1,520,500
     and 1,500,000 shares issued and outstanding at December
     31, 1996 and 1995, respectively........................        15,205      3,750,000
  Additional paid-in capital................................    15,261,156     11,321,361
  Unrealized gain (loss) on securities available for sale
     (net of tax (benefit) of $(2,739) in 1996 and $26,741
     in 1995)...............................................        (5,317)        51,910
  Retained earnings (deficit)...............................     1,351,964       (382,819)
                                                              ------------   ------------
                                                                16,623,008     14,740,452
  Less treasury stock, 5,000 shares at cost.................            --        (50,000)
                                                              ------------   ------------
          Total stockholders' equity........................    16,623,008     14,690,452
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $204,881,215   $153,871,787
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1996          1995          1994
                                                           -----------   -----------   ----------
Interest income and fees:
  Loans..................................................  $12,846,404   $ 9,953,552   $6,707,332
  Investment securities available for sale...............    1,474,625     1,170,528      467,821
  Federal funds sold.....................................      302,240       640,241      225,431
                                                           -----------   -----------   ----------
          Total interest income and fees.................   14,623,269    11,764,321    7,400,584
                                                           -----------   -----------   ----------
Interest expense:
  Deposits...............................................    5,283,643     4,396,903    2,530,652
  Securities sold under agreements to repurchase.........      189,659       100,582       22,776
  Federal funds purchased................................        3,639         2,521        1,848
  Other..................................................       35,871        57,870      211,381
                                                           -----------   -----------   ----------
          Total interest expense.........................    5,512,812     4,557,876    2,766,657
                                                           -----------   -----------   ----------
          Net interest income before provision for loan
            losses.......................................    9,110,457     7,206,445    4,633,927
Provision for loan losses................................      396,000       615,446      418,842
                                                           -----------   -----------   ----------
          Net interest income after provision for loan
            losses.......................................    8,714,457     6,590,999    4,215,085
                                                           -----------   -----------   ----------
Noninterest income:
  Service charges on deposit accounts....................    1,363,223       940,438      683,522
  Gain on sale of other real estate......................           --         3,308        8,068
  Other income...........................................      481,917       329,025      385,580
                                                           -----------   -----------   ----------
          Total noninterest income.......................    1,845,140     1,272,771    1,077,170
                                                           -----------   -----------   ----------
Noninterest expense:
  Salaries and employee benefits.........................    3,382,132     2,584,073    1,943,829
  Occupancy and equipment expense........................    1,064,586     1,109,696      786,840
  Loss on sale of other real estate......................       31,237        54,989           --
  Loss on sale of other assets...........................        1,360            --       16,170
  Other expense..........................................    1,986,592     1,728,025    1,736,661
                                                           -----------   -----------   ----------
          Total noninterest expense......................    6,465,907     5,476,783    4,483,500
                                                           -----------   -----------   ----------
          Income before income tax provision.............    4,093,690     2,386,987      808,755
Income tax provision.....................................    1,608,907       667,975       17,317
                                                           -----------   -----------   ----------
Net income...............................................  $ 2,484,783   $ 1,719,012   $  791,438
                                                           ===========   ===========   ==========
Earnings Per Share.......................................  $      1.66   $      1.24   $     0.94
Weighted Average Number of Common Shares Outstanding.....    1,500,021     1,389,508      840,800

          See accompanying notes to consolidated financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                          UNREALIZED
                                                                                          GAIN (LOSS)      RETAINED
                                  COMMON STOCK         ADDITIONAL     TREASURY STOCK     ON SECURITIES    EARNINGS/
                             -----------------------     PAID-IN     -----------------     AVAILABLE     (ACCUMULATED
                              SHARES      PAR VALUE      CAPITAL     SHARES     COST       FOR SALE        DEFICIT)
                             ---------   -----------   -----------   ------   --------   -------------   ------------
Balance, December 31,
  1993.....................    840,800   $ 2,102,000   $ 6,389,551       --   $     --     $      --     $(2,893,269)
  Effect of change in
    accounting method for
    investments............         --            --            --       --         --        (6,063)             --
  Change in unrealized gain
    (loss).................         --            --            --       --         --      (147,057)             --
  Net income...............         --            --            --       --         --            --         791,438
                             ---------   -----------   -----------   ------   --------     ---------     -----------
Balance, December 31,
  1994.....................    840,800     2,102,000     6,389,551       --         --      (153,120)     (2,101,831)
  Sale of stock............    659,200     1,648,000     4,931,810       --         --            --              --
  Change in unrealized gain
    (loss).................         --            --            --       --         --       205,030              --
  Purchase of treasury
    stock..................         --            --            --   (5,000)   (50,000)           --              --
  Net income...............         --            --            --       --         --            --       1,719,012
                             ---------   -----------   -----------   ------   --------     ---------     -----------
Balance, December 31,
  1995.....................  1,500,000     3,750,000    11,321,361   (5,000)   (50,000)       51,910        (382,819)
  Sale of stock............     20,500        51,250       153,750       --         --            --              --
  Change in unrealized gain
    (loss).................         --            --            --       --         --       (57,227)             --
  Sale of treasury stock...         --            --            --    5,000     50,000            --              --
  Dividends paid ($.50 per
    share).................         --            --            --       --         --            --        (750,000)
  Change in par value......         --    (3,786,045)    3,786,045       --         --            --              --
  Net income...............         --            --            --       --         --            --       2,484,783
                             ---------   -----------   -----------   ------   --------     ---------     -----------
Balance, December 31,
  1996.....................  1,520,500   $    15,205   $15,261,156       --   $     --     $  (5,317)    $ 1,351,964
                             =========   ===========   ===========   ======   ========     =========     ===========


                                 TOTAL
                             STOCKHOLDERS'
                                EQUITY
                             -------------
Balance, December 31,
  1993.....................   $ 5,598,282
  Effect of change in
    accounting method for
    investments............        (6,063)
  Change in unrealized gain
    (loss).................      (147,057)
  Net income...............       791,438
                              -----------
Balance, December 31,
  1994.....................     6,236,600
  Sale of stock............     6,579,810
  Change in unrealized gain
    (loss).................       205,030
  Purchase of treasury
    stock..................       (50,000)
  Net income...............     1,719,012
                              -----------
Balance, December 31,
  1995.....................    14,690,452
  Sale of stock............       205,000
  Change in unrealized gain
    (loss).................       (57,227)
  Sale of treasury stock...        50,000
  Dividends paid ($.50 per
    share).................      (750,000)
  Change in par value......            --
  Net income...............     2,484,783
                              -----------
Balance, December 31,
  1996.....................   $16,623,008
                              ===========

          See accompanying notes to consolidated financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1996           1995           1994
                                                       ------------   ------------   ------------
Cash Flows from Operating Activities:
  Interest received..................................  $ 13,865,567   $ 10,764,183   $  6,870,246
  Service charges received...........................     1,363,223        940,438        683,522
  Loan fees collected................................       870,340        540,476        415,659
  Other income received..............................       472,528        329,025        385,580
  Interest paid......................................    (5,422,761)    (4,498,035)    (2,733,089)
  Cash paid to suppliers and employees...............    (5,949,423)    (6,314,840)    (4,004,561)
  Income taxes paid..................................    (1,384,000)      (740,000)       (34,000)
  Income tax refund received.........................            --             --        693,516
                                                       ------------   ------------   ------------
          Net cash provided by operating
            activities...............................     3,815,474      1,021,247      2,276,873
                                                       ------------   ------------   ------------
Cash Flows from Investing Activities:
  Proceeds from maturity of interest-bearing
     deposits........................................            --             --        400,000
  Proceeds from sales and maturities of available for
     sale investment securities......................    31,011,450     20,500,000      6,800,000
  Proceeds from the sale of other real estate........        36,220        638,036      5,447,960
  Proceeds from sale of other assets.................        11,000             --         17,000
  Proceeds from the disposition of bank equipment....            --          4,200             --
  Purchase of available for sale investment
     securities......................................   (29,468,618)   (31,537,073)   (11,414,060)
  Insurance proceeds for loss of bank equipment......            --          4,685             --
  Purchase of interest-bearing deposits in banks.....       (10,850)      (200,000)            --
  Net increase in loans made to customers............   (38,825,430)   (28,959,011)   (27,141,529)
  Purchase of bank premises and equipment............    (3,615,938)    (1,384,036)      (882,360)
                                                       ------------   ------------   ------------
          Net cash used in investing activities......   (40,862,166)   (40,933,199)   (26,772,989)
                                                       ------------   ------------   ------------
Cash Flows from Financing Activities:
  Net increase in demand deposit and savings
     accounts........................................    23,338,952     13,978,941     12,328,655
  Net increase in time deposits......................    18,720,225     13,015,030     14,428,921
  Net increase (decrease) in securities sold under
     agreements to repurchase........................     4,636,193       (831,843)     1,423,916
  Net increase in federal funds purchased............       500,000      3,500,000             --
  Proceeds from the sale of common stock.............       205,000      6,579,810             --
  Payment of dividends...............................      (750,000)            --             --
  Purchase of treasury stock.........................            --        (50,000)            --
  Sale of treasury stock.............................        50,000             --             --
  Principal payments on notes payable................            --     (2,378,315)      (180,528)
  Proceeds from note payable.........................     1,100,000             --             --
                                                       ------------   ------------   ------------
          Net cash provided by financing
            activities...............................    47,800,370     33,813,623     28,000,964
                                                       ------------   ------------   ------------
Net Increase (Decrease) in Cash and Cash
  Equivalents........................................    10,753,678     (6,098,329)     3,504,848

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1996           1995           1994
                                                       ------------   ------------   ------------
Cash and Cash Equivalents:
  Beginning of year..................................     8,721,296     14,819,625     11,314,777
                                                       ------------   ------------   ------------
  End of year........................................  $ 19,474,974   $  8,721,296   $ 14,819,625
                                                       ============   ============   ============
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
     Net income......................................  $  2,484,783   $  1,719,012   $    791,438
                                                       ------------   ------------   ------------
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization.................       473,822        438,031        384,375
       Gain on sale of investments...................        (4,475)            --             --
       Gain on sale of bank equipment................        (4,914)        (2,606)            --
       Loss on sale of other real estate.............        31,237         51,681         (8,068)
       Loss on other assets..........................            --             --         16,170
       Deferred income taxes.........................      (118,531)       (10,768)            --
       Provision for loan losses.....................       396,000        615,446        418,842
       Amortization of premiums and accretion of
          discounts on investment securities.........         1,447       (145,829)       (22,529)
       Increase in deferred loan fees................       192,502         65,803         37,100
       Increase in accrued interest receivable.......       (81,311)      (436,431)      (130,500)
       Decrease (increase) in other assets...........      (336,588)    (1,571,305)       656,027
       Increase in accrued interest payable..........        90,051         59,841         15,015
       Increase in other liabilities.................       691,451        238,372        119,003
                                                       ------------   ------------   ------------
          Total adjustments..........................     1,330,691       (697,765)     1,485,435
                                                       ------------   ------------   ------------
Net Cash Provided by Operating Activities............  $  3,815,474   $  1,021,247   $  2,276,873
                                                       ============   ============   ============

Supplemental Schedule of Noncash Investing and Financing Activities:

The Company's subsidiary bank foreclosed on several properties that served as collateral for certain real estate loans in the amount of $-0-, $237,541 and $98,462 during 1996, 1995 and 1994, respectively. These properties were either sold during 1996, 1995 or 1994 or are included in other real estate at December 31.

          See accompanying notes to consolidated financial statements.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.  ORGANIZATION

     United American Holding Corporation (the "Company") is a one-bank holding company which owns 100% of the outstanding shares of United American Bank of Central Florida (the "Bank"). The Bank, which commenced operations in 1985, is a state-chartered bank headquartered in Orlando, Florida. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank is subject to certain state regulations which, among other provisions, impose certain limitations on the payment of dividends to its parent.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Method of Consolidation. The accounting and reporting policies of the Company are in accordance with generally accepted accounting principles, and conform to general practices within the banking industry. In consolidation, all significant intercompany accounts and transactions are eliminated.

     Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds purchased and sold are for one day periods.

     Investment Securities. Investments in debt and equity securities are classified in three categories and accounted for as follows:

          Securities Held to Maturity. Securities that management has the intent and the Bank has the ability at the time of purchase to hold until maturity are classified as securities held to maturity. Securities in this category are carried at amortized cost. Sales of securities classified as held to maturity are prohibited except under rare circumstances. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statements of operations.

          Discounts and premiums on securities held to maturity are accreted or amortized to income using the interest method over the remaining contractual life of the security, adjusted for actual prepayments.

          Securities Available for Sale. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are recorded at fair value. Both unrealized gains and losses on securities available for sale, net of taxes, are included as a separate component of shareholders' equity in the balance sheets until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the statements of operations. Gains and losses on the sale of securities are computed by specific identification. Upon disposition, unrealized gains or losses previously reported as a component of shareholders' equity are recognized and included in current earnings.

          Trading Securities. Securities that are held principally for the purpose of selling in the near future are classified as trading securities. These securities are recorded at fair value. Both unrealized gains and losses are included in the statement of operations. The Bank currently has no securities classified as trading securities.

     Goodwill. Goodwill, resulting from the business combination of the companies whose financial statements are consolidated herein, is amortized using the straight-line method over forty years.

     Loans and Allowance for Loan Losses. Loans are stated at the amount of unpaid principal, reduced by deferred loan fees, allowance for loan losses and purchase discounts. Loan origination fees, net of direct loan

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY costs, are amortized to interest income as an adjustment of yield over the life of the loan. Interest is accrued on a simple-interest basis. Loans are charged to the allowance for loan losses at such time as management considers them uncollectible in the normal course of business. Accrual of interest on past due loans including impaired loans is discontinued when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal. Collections of interest and principal on non-accrual loans are generally applied as reductions to principal outstanding.

     The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

     Bank Premises and Equipment. Land is stated at cost, and depreciable assets are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred and major renewals and betterments are capitalized. Gains or losses are credited or charged to income upon disposition.

     Other Real Estate. Property acquired by foreclosure is transferred to other real estate at the lower of the balance of the loan on the property at the date of transfer, or fair value net of estimated selling costs. Adjustments made to the value at time of transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost (fair value or balance of loan) or fair value less estimated costs to sell. Such determinations are made on an individual asset basis. Subsequent decreases in value are recognized as a valuation allowance. Likewise, any increases in value, up to the carrying value at date of transfer, are offset against the valuation allowance. Increases or decreases in the valuation allowance are charged or credited to operations.

     Costs relating to holding the property are charged to operations as incurred. Costs incurred for development or improvement of the property are capitalized. Gains and losses on the disposition of other real estate are charged to operations as incurred.

     Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Net Income Per Share. Net income per share is based on the average number of common shares outstanding and any dilutive common stock equivalent for each period using the treasury stock method. Fully diluted per share data are not materially different from the primary per share data presented.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications. Certain prior year amounts have been reclassified from previous presentations to conform to 1996 presentations. Such reclassifications had no impact on total assets, equity, net income or total cash flow balances previously reported.

     Statement of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

3.  INVESTMENT SECURITIES

     The amortized cost and approximate fair value of investment securities at December 31, 1996 and 1995 are as follows:

                                                            DECEMBER 31, 1996
                                           ---------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
Available for Sale:
  U.S. Treasury and obligations of U.S.
     Government corporations and
     agencies............................  $22,472,266    $36,197      $(44,254)   $22,464,209
  Federal reserve bank stock.............      319,350         --            --        319,350
                                           -----------    -------      --------    -----------
          Total..........................  $22,791,616    $36,197      $(44,254)   $22,783,559
                                           ===========    =======      ========    ===========

                                                            DECEMBER 31, 1995
                                           ---------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
Available for Sale:
  U.S. Treasury and obligations of U.S.
     Government corporations and
     agencies............................  $24,030,069    $79,977      $ (1,326)   $24,108,720
  Federal reserve bank stock.............      301,350         --            --        301,350
                                           -----------    -------      --------    -----------
          Total..........................  $24,331,419    $79,977      $ (1,326)   $24,410,070
                                           ===========    =======      ========    ===========

     The amortized cost and approximate fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  DECEMBER 31, 1996
                                                              -------------------------
                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
Available for sale:
  Due in one year or less...................................  $11,504,713   $11,518,159
  Due after one year through five years.....................   10,967,553    10,946,050
                                                              -----------   -----------
                                                               22,472,266    22,464,209
Federal reserve bank stock..................................      319,350       319,350
                                                              -----------   -----------
                                                              $22,791,616   $22,783,559
                                                              ===========   ===========

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     Proceeds from the sale of investments during 1996, 1995 and 1994 were $4,998,000, $0 and $300,000, respectively. Proceeds from the maturity of investments during 1996, 1995 and 1994 were $15,500,000, $20,500,000 and
$6,500,000, respectively.

     Investment securities with amortized cost of $10,984,185 and $4,500,706 and with fair values of approximately $10,964,860 and $4,510,305 at December 31, 1996 and 1995, respectively, were pledged as collateral for certain deposits.

4.  LOANS AND ALLOWANCE FOR LOAN LOSSES

     A summary of loan distribution at December 31, 1996 and 1995 follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Commercial................................................  $ 36,634,162   $ 27,132,027
Construction..............................................    15,187,733      9,989,645
Real estate...............................................    91,388,386     71,030,925
Installment...............................................     8,755,026      5,339,177
                                                            ------------   ------------
                                                             151,965,307    113,491,774
Overdrafts................................................       610,384        323,366
Unearned discount.........................................       (23,205)       (54,500)
Deferred loan fees........................................      (574,945)      (382,443)
                                                            ------------   ------------
                                                             151,977,541    113,378,197
Allowance for loan losses.................................    (2,362,416)    (2,000,000)
                                                            ------------   ------------
                                                            $149,615,125   $111,378,197
                                                            ============   ============

     Changes in the allowance for loan losses for 1996, 1995 and 1994 are summarized as follows:

                                                                 DECEMBER 31,
                                                     ------------------------------------
                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Allowance, beginning of year.......................  $2,000,000   $1,492,730   $  866,000
  Provision charged to expense ....................     396,000      615,446      418,842
  Recoveries on loans previously charged off.......      92,118       12,414      257,920
  Loans charged off................................    (125,702)    (120,590)     (50,032)
                                                     ----------   ----------   ----------
Allowance, end of year.............................  $2,362,416   $2,000,000   $1,492,730
                                                     ==========   ==========   ==========

     At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized totalled $442,579 and $542,291, respectively, of which $219,774 and $0, respectively, related to such loans with no valuation allowance because the fair value of the collateral is greater than the loan, and $222,805 and $542,291, respectively, related to loans with a corresponding valuation allowance of $82,635 and $60,135, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $492,435 and $271,146, respectively.

     Loans for which interest has been discontinued totalled $442,579 and $542,291 at December 31, 1996 and 1995, respectively.

     Interest income that would have been earned on these loans under the original terms was approximately $164,000 and $191,000 for the years ended December 31, 1996 and 1995, respectively. Interest income on impaired loans of approximately $12,000 and $5,000 was recognized for cash payments received in 1996 and 1995, respectively.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

5.  BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31, 1996 and 1995 is as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1996          1995
                                                             ----------    -----------
Leasehold improvements.....................................  $  588,069    $ 1,642,415
Furniture, fixtures and equipment..........................   2,349,546      1,673,980
Vehicles...................................................      60,403        108,439
Buildings..................................................   3,677,232        417,195
Land.......................................................   1,500,000        275,000
                                                             ----------    -----------
                                                              8,175,250      4,117,029
Less accumulated depreciation and amortization.............  (1,911,933)    (1,572,436)
                                                             ----------    -----------
                                                              6,263,317      2,544,593
Plus construction in progress..............................      94,940        605,533
                                                             ----------    -----------
                                                             $6,358,257    $ 3,150,126
                                                             ==========    ===========

     Depreciation and amortization expense on bank premises and equipment for the years ended December 31, 1996, 1995 and 1994 was $401,721, $371,175 and
$310,881, respectively.

     In December 1996, the Company's Board of Directors initiated a plan to acquire all of the outstanding shares of C&G Properties of Orlando, Inc., which owns the Company's main office and adjacent property net of a mortgage, and is owned, in part, by certain directors of the Company. The purchase price was to be paid in Company stock based on appraised values of the properties and an estimate of the stock's fair value. In April 1997, the terms of the purchase ($1,190,000 net value and 59.500 shares) were set and approved. The transaction closed on August 22, 1997.

6.  NOTE PAYABLE

     The note payable at December 31, 1996 is to an unrelated financial institution and bears interest at the lender's base rate (8.25% at December 31, 1996). Interest is payable monthly with principal payable upon demand. The loan agreement contains certain restrictive covenants including requirements related to the maintenance of certain financial ratios.

7.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Bank enters into sales of securities under agreements to repurchase. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under repurchase agreements remain in the custody of a third-party trustee.

     Information related to the Bank's securities sold under repurchase agreements at December 31, 1996 and 1995 is presented below:

                                                                 1996          1995
                                                              ----------    ----------
U.S. Treasury and obligations of U.S. Government
  corporations and agencies:
  Carrying value............................................  $8,484,730    $1,500,000
  Fair value................................................   8,472,660     1,501,865
  Repurchase agreements.....................................  $5,228,266    $  592,073
  Weighted average interest rate............................        4.69%         5.48%

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

8.  INTEREST ON DEPOSITS

     A summary of interest on deposits is as follows:

                                                    1996          1995          1994
                                                 ----------    ----------    ----------
Interest-bearing demand........................  $1,233,180    $1,071,743    $  753,155
Savings........................................      51,302        39,832        36,771
Time...........................................   3,999,161     3,285,328     1,740,726
                                                 ----------    ----------    ----------
                                                 $5,283,643    $4,396,903    $2,530,652
                                                 ==========    ==========    ==========

     At December 31, 1996, the scheduled maturities of time deposits are as follows:

1997........................................................  $66,286,000
1998........................................................    7,649,000
1999........................................................    2,794,000
Thereafter..................................................    2,580,000
                                                              -----------
                                                              $79,309,000
                                                              ===========

9.  OPERATING EXPENSES

     Components of other operating expense that individually exceeded $85,000 in any of the three years ending December 31, 1996 are as follows:

                                                           1996       1995       1994
                                                         --------   --------   --------
Data processing........................................  $125,441   $101,380   $ 63,110
Regulatory fees........................................    37,538    237,602    266,999
Stationery and supplies................................   160,908    104,666     99,375
Director fees..........................................    95,100     68,400     36,000
Advertising and publicity..............................   463,002    356,588    199,759
Legal and professional.................................   226,866    185,495    378,425
Repossession expense...................................  $ 18,497   $ 27,717   $ 98,392

10.  INCOME TAXES

     The components of the net deferred tax asset recognized in the accompanying balance sheet and included in other assets at December 31, 1996 and 1995 are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Deferred tax asset..........................................  $319,485   $130,882
Deferred tax liability......................................        --    (26,741)
                                                              --------   --------
                                                              $319,485   $104,141
                                                              ========   ========

     The types of temporary differences between the tax bases of assets and liabilities and their financial statement reporting amounts are attributable principally to depreciation methods, loan loss provisions, and the fair values of investments.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 consist of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                        1996         1995       1994
                                                     ----------    --------    -------
Current:
  Federal..........................................  $1,490,031    $678,281    $23,710
  State............................................     237,407         462         --
                                                     ----------    --------    -------
                                                      1,727,438     678,743     23,710
                                                     ----------    --------    -------
Deferred:
  Federal..........................................    (104,235)        462     (6,393)
  State............................................     (14,296)    (11,230)        --
                                                     ----------    --------    -------
                                                       (118,531)    (10,768)    (6,393)
                                                     ----------    --------    -------
                                                     $1,608,907    $667,975    $17,317
                                                     ==========    ========    =======

     For the years ended December 31, 1996, 1995 and 1994, a reconciliation of expected federal tax expense or benefit (calculated by applying appropriate statutory federal income tax rates) to the net income tax expense or benefit included in the accompanying statements of operations is as follows:

                                     1996                 1995                1994
                               -----------------    ----------------    ----------------
                                 AMOUNT       %      AMOUNT       %      AMOUNT       %
                               ----------    ---    ---------    ---    ---------    ---
Expected expense using
  statutory federal rates....  $1,391,855    34%    $ 811,576    34%    $ 274,977     34%
  Increase (decrease) in
     valuation allowance.....          --    --      (204,883)   (9)     (255,243)   (32)
State tax, net of federal....     130,321     3         5,219    --            --     --
Other, net...................      86,731     2        56,063     3        (2,417)    --
                               ----------    --     ---------    --     ---------    ---
Total income tax expense.....  $1,608,907    39%    $ 667,975    28%    $  17,317      2%
                               ==========    ==     =========    ==     =========    ===

     The Company utilized approximately $1,586,000 and $776,000 in federal net operating loss carryforwards and $1,591,000 and $2,708,000 in state net operating loss carryforwards for income tax purposes for the years ended December 31, 1995 and 1994, respectively. All available federal and state net operating loss carryforwards were used in 1995.

11.  STOCK OPTIONS AND STOCK WARRANTS

     Stock Option Plans. Effective February 1, 1994, the stockholders of the Company approved a Directors' Stock Option Plan and an Officers' and Employees' Stock Option Plan. The Bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

     Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the effect on net income would have been insignificant.

     Under the plans, as amended and restated, options for an aggregate of 138,700 shares of the Company's common stock have been authorized to be granted to directors, officers and employees. Under the Directors' Plan, the option price of each share of stock is $10.00, less any cash dividends paid between February 1, 1994 and the date of exercise; but not less than par value. Options granted under the Officers' and Employees' Plan are at the greater of $10.00 or the fair market value on the date of grant. The options granted under the

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

Directors' Stock Option Plan are exercisable at any time within ten years of their date of grant. The options granted under the Officers' and Employees' Stock Option Plan are exercisable 20%, 40%, 60%, 80% and 100% during the second, third, fourth, fifth and sixth year, respectively, after the date of grant. No options may be exercised more than ten years after the date of grant.

     The following table summarizes stock option activity for the years presented:

                                                               NUMBER
                                                                 OF       WEIGHTED-AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------
Under option, December 31, 1994.............................    90,000         $10.00
  Granted...................................................    30,500          10.00
                                                               -------
Under option, December 31, 1995.............................   120,500          10.00
  Granted...................................................    18,000          10.00
                                                               -------
Under option, December 31, 1996.............................   138,500
                                                               =======

     At December 31, 1996 and 1995, respectively, there were 200 and 8,200 shares available for future option grants, and 82,700 and 58,500 options were exercisable.

     In 1995, the Company sold 659,200 shares of common stock which were accompanied by 220,100 nontransferable common stock purchase warrants. Each warrant allows the shareholder to purchase one share of Company stock on or before July 1, 1997 for an amount equal to $10.

     During 1996, 20,500 warrants were exercised, leaving 199,600 outstanding at December 31, 1996.

     In November 1996, options for an additional 40,500 shares, exercisable at $10 per share, were approved by the Compensation Committee of the Board of Directors to be granted to directors in June 1997. The additional shares were to be allocated to the directors based on total shares owned by each after consideration of the exercise of the above-mentioned warrants. In June 1997, the options were granted and compensation expense of $405,000 was recorded.

12.  EMPLOYEE BENEFIT PLANS

     401(k) Savings Plan. The Bank has adopted a Section 401(k) savings plan (the Plan) covering substantially all employees of the Bank. Under provisions of the Plan, employees may contribute up to 15% of their compensation on a pre-tax basis, subject to limits specified in the Internal Revenue Code. The Bank may make, at the discretion of the Board of Directors and within various limitations specified by the Internal Revenue Code, matching contributions of the employees' contributions. The Bank's contribution under the Plan was approximately $104,342, $92,100 and $36,400 for the years ended December 31, 1996, 1995 and
1994, respectively.

     Supplementary Executive Retirement Benefit Plan. During 1995, the Bank implemented a split-dollar life insurance plan for the benefit of certain officers. This program is designed so that the liabilities for benefits are funded by life insurance policies owned by the Bank and it is expected that the Bank's portion of the life insurance proceeds will offset the cost of the program.

     Deferred Compensation Plan. Effective January 1, 1996, the Bank established a deferred compensation plan for the benefit of certain qualified employees. The plan entitles the participants to elect to defer a portion of their compensation until such time as certain events requiring distribution of amounts previously deferred occur. The plan provides for an annual matching contribution by the Bank up to a maximum annual amount of $10,000 per participant. Qualified employees eligible to participate in the program include those management employees at the senior vice president level or higher that have been designated by the Board of Directors of the Bank. The Bank's contribution under the plan was $20,000 for the year ended December 31, 1996.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

13.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments. The Bank leases two of its branches, the South Orlando and Apopka branches, under operating leases which expire at various periods through the year 2011. Future minimum lease payments, by year and in the aggregate, under all operating leases as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31,
------------
1997........................................................    $  136,000
1998........................................................       136,000
1999........................................................       136,000
2000........................................................       136,000
2001........................................................       136,000
Thereafter..................................................     1,134,000
                                                                ----------
                                                                $1,814,000
                                                                ==========

     Minimum payments have not been reduced by total minimum sublease rentals of $33,000 due in the next five years under noncancellable subleases.

     Rent expense was approximately $115,000, $340,000 and $288,000 for 1996, 1995 and 1994, respectively.

     Financial Instruments with Off-Balance Sheet Risks. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The Bank has no financial instruments with off-balance sheet risk that are held for trading purposes.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to its financial instrument for loan commitments and standby letters of credit is represented by the contracted amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies for those commitments, but may include a certificate of deposit held by the bank if collateral is deemed necessary.

     At December 31, 1996 and 1995, the Bank has commitments to customers of approximately $1,150,000 and $1,200,000 for standby letters of credit and $43,292,000 and $27,100,000 for unfunded firm loan commitments, respectively. Since many of these commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

     The Bank evaluates each customer's credit worthiness on a case-by-case basis. It is the Bank's policy to obtain adequate collateral in accordance with internal lending guidelines on all loans. Uncollateralized loans are made based upon the judgment of Bank management in accordance with authorized lending limits, Bank lending policies and credit criteria. Collateral on the Bank's loans depends on the nature of the loan, and is principally commercial and residential real property and other commercial tangible assets (inventory and equipment). It is the Bank's policy to perfect its interest in the collateral through the filing of mortgage deeds and security agreements with uniform commercial code (UCC) recordings, or taking physical possession of the collateral, if appropriate. Bank management believes it has access to collateral in the event of loan default to minimize its credit risk.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     As of December 31, 1996 and 1995, the Bank has approximately $68,043,000 and $42,540,000, respectively, in fixed rate loans with interest rates ranging from 5.89% to 14.75% and 5.65% to 15%, respectively, and $14,793,000 and
$7,524,000, respectively, in variable rate loans with interest rate ceilings ranging from 10.75% to 13.5% and 9.5% to 13.5%, respectively.

     Regulatory Matters. The Bank is required by federal banking regulations to maintain minimum levels of capital measured by ratios of capital to "risk-weighted" assets, as defined by the banking regulations. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     As of December 31, 1996, the most recent regulatory notification categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain a minimum "Tier 1 capital" ratio of 6.00%, a minimum "total capital" ratio of 10.00%, and a minimum "Tier 1 leverage capital" ratio of 5.00%. There are no conditions or events since that notification that management believes have changed the Bank's category. At December 31, 1996 and 1995, the Bank's "Tier 1 capital" was $15,246,000 and $12,214,000, respectively, the Bank's "Tier 1" ratio was 8.78% and 9.70%, respectively, the Bank's "total capital" was $17,416,000 and $13,788,000, respectively, the Bank's "total capital" ratio was 10.03% and 10.95%, respectively, the Bank's "Tier I leverage capital" was $15,246,000 and $12,214,000, respectively, and the Bank's "Tier I leverage ratio" was 7.53% and 8.06%, respectively.

14.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The Bank has no significant concentration of credit risk with any individual counterparty to originate loans. Bank loan customers are principally closely-held businesses and residents concentrated in the central Florida area and as such, the debtors' ability to honor their contract is substantially dependent upon the general economic conditions of the region.

     Most of the Bank's business activity is with customers located within the Central Florida area. Investments in state and municipal securities involve governmental entities within the Bank's market area.

15.  RELATED-PARTY TRANSACTIONS

     Loans. Certain of the Bank's directors and officers are customers and have loans with the Bank. The loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers. Activity in loans to directors and officers is as follows:

                                                               1996      1995
                                                              ------    ------
                                                               (IN THOUSANDS)
Balance, at beginning of year...............................  $2,139    $1,634
  Loans originated..........................................     561       902
  Principal repayments......................................    (939)     (397)
                                                              ------    ------
Balance, at end of year.....................................  $1,761    $2,139
                                                              ======    ======

     Deposits. Deposits of principal stockholders, directors, executive officers and companies in which they have a 10% or more beneficial interest aggregated approximately $2,539,000 and $2,482,000 at December 31, 1996 and 1995, respectively.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     Leases. During 1996, 1995 and 1994, respectively, two, four and four of the Bank's leased premises are leased from entities in which one of the Company's stockholders has an ownership interest. The Bank paid rent of approximately $65,000, $325,000 and $288,000 related to these leases for the years ended December 31, 1996, 1995 and 1994, respectively. The leases have remaining lease terms less than one year.

     Construction Contract. During 1996, 1995 and 1994, the Bank paid approximately $551,000, $164,000 and $336,000, respectively, in construction costs to an entity in which one of the Bank's directors has an ownership interest.

     Purchase. In January of 1996, the Bank purchased its Maitland and Longwood branches and its Corrine Drive operations center from entities in which one of the Company's stockholders has an ownership interest. The total purchase price for all three locations was $2,410,000. These assets are included in Bank premises and equipment at December 31, 1996.

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Values of Financial Instruments, (FAS No. 107), requires that the Company disclose estimated fair values of financial instruments for which it is practicable to estimate that value. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

     Cash and Cash Equivalents, and Interest-Bearing Deposits in Banks. For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities. The fair value of investments is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     Loans Receivable. The fair value of fixed rate performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of adjustable rate performing loans and nonperforming loans is a reasonable estimate of fair value.

     Deposit Liabilities. The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     Federal Funds Sold, Note Payable and Securities Sold Under Agreements to Repurchase. The estimated fair value of these liabilities which bear interest at an adjustable rate approximates the carrying value.

     The estimated fair value of the Company's financial instruments were as follows at:

                                                   DECEMBER 31,          DECEMBER 31,
                                                       1996                  1995
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                  (IN THOUSANDS)        (IN THOUSANDS)
Financial assets:
  Cash and due from banks, interest-bearing
     deposits with banks, and federal funds
     sold.....................................  $ 19,736   $ 19,736   $  8,971   $  8,971
  Securities available for sale...............    22,784     22,784     24,410     24,410
  Loans receivable............................   151,965    151,049    113,492    113,129
  Accrued interest receivable.................     1,183      1,183      1,101      1,101
Financial liabilities:
  Deposit liabilities.........................   176,416    177,257    134,357    135,194
  Securities sold under agreements to
     repurchase...............................     5,228      5,228        592        592
  Federal funds sold..........................     4,000      4,000      3,500      3,500
  Note payable................................     1,100      1,100         --         --

     Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

     The contract amount for commitments to extend credit and standby letters of credit written at December 31, 1996 and 1995 follow:

                                                                    DECEMBER 31,
                                                                        1996
                                                              -------------------------
                                                               CONTRACT      ESTIMATED
                                                                AMOUNT      FAIR VALUE
                                                              -----------   -----------
Commitments to extend credit................................  $43,300,000      $ --
Standby letters of credit...................................    1,500,000        --

                                                                    DECEMBER 31,
                                                                        1995
                                                              -------------------------
                                                               CONTRACT      ESTIMATED
                                                                AMOUNT      FAIR VALUE
                                                              -----------   -----------
Commitments to extend credit................................  $27,100,000      $ --
Standby letters of credit...................................    1,200,000        --

     Limitations. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include core deposit intangibles, deferred tax assets, property, plant and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses on investment securities can have a significant effect on fair value estimates and have not been considered in the estimates.

17.  UNITED AMERICAN HOLDING CORPORATION (PARENT COMPANY ONLY)

     The Company's principal assets are its investment in the Bank and goodwill. The Company's primary source of income is equity in earnings of the Bank.

     The Company's condensed balance sheet as of December 31, 1996 and the related condensed statement of income, stockholders' equity and cash flows for the year ended December 31, 1996 follow:

                  PARENT COMPANY ONLY CONDENSED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Cash........................................................  $   120,334
Interest-bearing deposits in banks..........................      210,850
Investment in subsidiary....................................   15,240,285
Accrued interest receivable.................................        1,650
Organization costs, net.....................................       10,486
Goodwill, net...............................................    2,139,403
                                                              -----------
          Total assets......................................  $17,723,008
                                                              ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Due to bank...............................................  $        --
  Note payable..............................................    1,100,000
                                                              -----------
          Total liabilities.................................    1,100,000
                                                              -----------
Stockholders' equity:
  Common stock, par value $.01 per share; 2,000,000 shares
     authorized; 1,520,500 shares issued and outstanding at
     December 31, 1996......................................       15,205
  Additional paid-in capital................................   15,261,156
  Unrealized loss on securities available for sale..........       (5,317)
  Retained earnings (deficit)...............................    1,351,964
                                                              -----------
                                                               16,623,008
  Less treasury stock.......................................           --
                                                              -----------
          Total stockholders' equity........................   16,623,008
                                                              -----------
          Total liabilities and stockholders' equity........  $17,723,008
                                                              ===========

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

               PARENT COMPANY ONLY CONDENSED STATEMENT OF INCOME

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Revenues:
  Equity in net undistributed earnings of subsidiary........   $2,582,060
  Interest income...........................................       14,574
                                                               ----------
                                                                2,596,634
                                                               ----------
Expenses:
  Interest..................................................       35,871
  Amortization..............................................       72,099
  Other.....................................................        3,881
                                                               ----------
                                                                  111,851
                                                               ----------
Income before income tax benefit............................    2,484,783
Income tax benefit..........................................           --
                                                               ----------
Net income..................................................   $2,484,783
                                                               ==========

        PARENT COMPANY ONLY CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1996

                                                                                          UNREALIZED
                                                                                          GAIN (LOSS)
                                                                                              ON           RETAINED
                                  COMMON STOCK         ADDITIONAL     TREASURY STOCK      SECURITIES      EARNINGS/
                             -----------------------     PAID-IN     -----------------     AVAILABLE     (ACCUMULATED
                              SHARES      PAR VALUE      CAPITAL     SHARES     COST       FOR SALE        DEFICIT)
                             ---------   -----------   -----------   ------   --------   -------------   ------------
Balance, December 31,
  1995.....................  1,500,000   $ 3,750,000   $11,321,361   (5,000)  $(50,000)    $ 51,910       $ (382,819)
  Sale of stock............     20,500        51,250       153,750       --         --           --               --
  Change in unrealized
    gain...................         --            --            --       --         --      (57,227)              --
  Sale of treasury stock...         --            --            --    5,000     50,000           --               --
  Dividends paid...........         --            --            --       --         --           --         (750,000)
  Change in par value......         --    (3,786,045)    3,786,045       --         --           --               --
  Net income...............         --            --            --       --         --           --        2,484,783
                             ---------   -----------   -----------   ------   --------     --------       ----------
Balance, December 31,
  1996.....................  1,520,500   $    15,205   $15,261,156       --   $     --     $ (5,317)      $1,351,964
                             =========   ===========   ===========   ======   ========     ========       ==========


                                 TOTAL
                             STOCKHOLDERS'
                                EQUITY
                             -------------
Balance, December 31,
  1995.....................   $14,690,452
  Sale of stock............       205,000
  Change in unrealized
    gain...................       (57,227)
  Sale of treasury stock...        50,000
  Dividends paid...........      (750,000)
  Change in par value......            --
  Net income...............     2,484,783
                              -----------
Balance, December 31,
  1996.....................   $16,623,008
                              ===========

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

             PARENT COMPANY ONLY CONDENSED STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Cash Flows from Operating Activities:
  Cash paid to suppliers....................................  $    (3,879)
  Cash paid to subsidiary...................................           --
  Interest paid.............................................      (35,871)
  Interest received.........................................       14,449
  Income tax benefit received...............................           --
                                                              -----------
          Net cash used in operating activities.............      (25,301)
                                                              -----------
Cash Flows from Investing Activities:
  Proceeds from maturity of interest-bearing deposits in
     bank...................................................           --
  Purchase of interest-bearing deposits in bank.............      (10,850)
  Contribution to subsidiary................................   (1,200,000)
  Dividends received from subsidiary........................      750,000
                                                              -----------
          Net cash used in investing activities.............     (460,850)
                                                              -----------
Cash Flows from Financing Activities:
  Proceeds from sale of stock...............................      205,000
  Purchase of treasury stock................................           --
  Sale of treasury stock....................................       50,000
  Principal payments on notes payable.......................           --
  Proceeds from notes payable...............................    1,100,000
  Payment of dividends......................................     (750,000)
                                                              -----------
          Net cash provided by financing activities.........      605,000
                                                              -----------
Net Increase in Cash........................................      118,849
Cash:
  Beginning of year.........................................        1,485
                                                              -----------
  End of year...............................................  $   120,334
                                                              ===========
Reconciliation of Net Income to Net Cash Used in Operations:
  Net income................................................  $ 2,484,783
                                                              -----------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Amortization...........................................       72,101
     Equity in undistributed earnings of subsidiary.........   (2,582,060)
     Decrease in income tax refund receivable...............           --
     Decrease (increase) in accrued interest receivable.....         (125)
     Decrease in due to bank................................           --
     Decrease in other liabilities..........................           --
     Dividends received.....................................      750,000
                                                              -----------
          Total adjustments.................................   (1,760,084)
                                                              -----------
Net Cash Provided by (Used in) Operating Activities.........  $   724,699
                                                              ===========

               UNITED AMERICAN HOLDING CORPORATION AND SUBSIDIARY

18.  SUBSEQUENT EVENTS

     In January, 1997, the Company declared and paid dividends totalling $760,250 to its stockholders.

19.  FUTURE ACCOUNTING PRONOUNCEMENTS

     In June, 1996, the Financial Accounting Standards Board (FASB) issued SFAS 125, which is effective for transactions that occur after December 31, 1996 and will be applied prospectively. Among other things, this standard provides criteria for recognition of sales in connection with transfers of financial instruments including loan participations. The impact of this standard is not expected to be significant.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                      UNITED AMERICAN HOLDING CORPORATION

                                  DATED AS OF

                               SEPTEMBER 8, 1997

                               TABLE OF CONTENTS

CAPTION                                                                PAGE
-------                                                                ----
ARTICLE 1 -- NAME
  1.1    Name........................................................   A-5
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
  2.1    Applicable Law..............................................   A-5
  2.2    Corporate Existence.........................................   A-5
  2.3    Articles of Incorporation and Bylaws........................   A-6
  2.4    Resulting Corporation's Officers and Board..................   A-6
  2.5    Stockholder Approval........................................   A-6
  2.6    Further Acts................................................   A-6
  2.7    Effective Date and Closing..................................   A-6
  2.8    Subsidiary Bank Merger......................................   A-6
ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
  3.1    Conversion of Acquired Corporation Stock....................   A-6
  3.2    Surrender of Acquired Corporation Stock.....................   A-7
  3.3    Fractional Shares...........................................   A-8
  3.4    Adjustments.................................................   A-8
  3.5    BancGroup Stock.............................................   A-8
  3.6    Dissenting Rights...........................................   A-8
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
  4.1    Organization................................................   A-8
  4.2    Capital Stock...............................................   A-8
  4.3    Financial Statements; Taxes.................................   A-9
  4.4    No Conflict with Other Instrument...........................   A-9
  4.5    Absence of Material Adverse Change..........................  A-10
  4.6    Approval of Agreement.......................................  A-10
  4.7    Tax Treatment...............................................  A-10
  4.8    Title and Related Matters...................................  A-10
  4.9    Subsidiaries................................................  A-10
  4.10   Contracts...................................................  A-10
  4.11   Litigation..................................................  A-10
  4.12   Compliance..................................................  A-11
  4.13   Registration Statement......................................  A-11
  4.14   SEC Filings.................................................  A-11
  4.15   Form S-4....................................................  A-11
  4.16   Brokers.....................................................  A-11
  4.17   Government Authorization....................................  A-11
  4.18   Absence of Regulatory Communications........................  A-11
  4.19   Disclosure..................................................  A-12
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
             CORPORATION
  5.1    Organization................................................  A-12
  5.2    Capital Stock...............................................  A-12
  5.3    Subsidiaries................................................  A-12
  5.4    Financial Statements; Taxes.................................  A-12
  5.5    Absence of Certain Changes or Events........................  A-13
  5.6    Title and Related Matters...................................  A-14
  5.7    Commitments.................................................  A-14

CAPTION                                                                PAGE
-------                                                                ----
  5.8    Charter and Bylaws..........................................  A-15
  5.9    Litigation..................................................  A-15
  5.10   Material Contract Defaults..................................  A-15
  5.11   No Conflict with Other Instrument...........................  A-15
  5.12   Governmental Authorization..................................  A-15
  5.13   Absence of Regulatory Communications........................  A-15
  5.14   Absence of Material Adverse Change..........................  A-16
  5.15   Insurance...................................................  A-16
  5.16   Pension and Employee Benefit Plans..........................  A-16
  5.17   Buy-Sell Agreement..........................................  A-16
  5.18   Brokers.....................................................  A-16
  5.19   Approval of Agreements......................................  A-16
  5.20   Disclosure..................................................  A-16
  5.21   Registration Statement......................................  A-17
  5.22   Loans; Adequacy of Allowance for Loan Losses................  A-17
  5.23   Environmental Matters.......................................  A-17
  5.24   Transfer of Shares..........................................  A-17
  5.25   Collective Bargaining.......................................  A-17
  5.26   Labor Disputes..............................................  A-18
  5.27   Derivative Contracts........................................  A-18
ARTICLE 6 -- ADDITIONAL COVENANTS
  6.1    Additional Covenants of BancGroup...........................  A-18
  6.2    Additional Covenants of Acquired Corporation................  A-20
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
  7.1    Best Efforts; Cooperation...................................  A-23
  7.2    Press Release...............................................  A-23
  7.3    Mutual Disclosure...........................................  A-23
  7.4    Access to Properties and Records............................  A-23
  7.5    Notice of Adverse Changes...................................  A-23
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
  8.1    Approval by Shareholders....................................  A-24
  8.2    Regulatory Authority Approval...............................  A-24
  8.3    Litigation..................................................  A-24
  8.4    Registration Statement......................................  A-24
  8.5    Tax Opinion.................................................  A-24
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
  9.1    Representations, Warranties and Covenants...................  A-25
  9.2    Adverse Changes.............................................  A-25
  9.3    Closing Certificate.........................................  A-25
  9.4    Opinion of Counsel..........................................  A-26
  9.5    NYSE Listing................................................  A-26
  9.6    Other Matters...............................................  A-26
  9.7    Material Events.............................................  A-26
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
 10.1    Representations, Warranties and Covenants...................  A-26
 10.2    Adverse Changes.............................................  A-26
 10.3    Closing Certificate.........................................  A-26
 10.4    Opinion of Counsel..........................................  A-27
 10.5    Controlling Shareholders....................................  A-27
 10.6    Other Matters...............................................  A-27

CAPTION                                                                PAGE
-------                                                                ----
 10.7    Dissenters..................................................  A-27
 10.8    Material Events.............................................  A-27
 10.9    Employment/Non-compete Agreements...........................  A-27
 10.10   Pooling of Interest.........................................  A-27
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES..........  A-28
ARTICLE 12 -- NOTICES................................................  A-28
ARTICLE 13 -- AMENDMENT OR TERMINATION
 13.1    Amendment...................................................  A-28
 13.2    Termination.................................................  A-28
 13.3    Damages.....................................................  A-29
ARTICLE 14 -- DEFINITIONS............................................  A-29
ARTICLE 15 -- MISCELLANEOUS
 15.1    Expenses....................................................  A-33
 15.2    Benefit and Assignment......................................  A-34
 15.3    Governing Law...............................................  A-34
 15.4    Counterparts................................................  A-34
 15.5    Headings....................................................  A-34
 15.6    Severability................................................  A-34
 15.7    Construction................................................  A-34
 15.8    Return of Information.......................................  A-34
 15.9    Equitable Remedies..........................................  A-34
 15.10   Attorneys' Fees.............................................  A-34
 15.11   No Waiver...................................................  A-34
 15.12   Remedies Cumulative.........................................  A-35
 15.13   Entire Contract.............................................  A-35

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 8th day of September 1997, by and between UNITED AMERICAN HOLDING CORPORATION , ("Acquired Corporation"), a Florida corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, United American Bank of Central Florida (the "Bank"), with its principal office in Orlando, Florida; and

     WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia and Tennessee; and

  WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section
2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Stockholder meeting or all required regulatory approvals under
Section 8.2, or at such other place and time that the Parties may mutually agree.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that immediately after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup's Subsidiary bank. The exact timing and structure of such merger have not been finalized at this time, and BancGroup in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock. (a) On the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by Acquired Corporation's shareholders (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock at a per share price of $36.50 (the "Merger Consideration") as specified below. Specifically, each outstanding share of Acquired Corporation Stock shall (subject to section 3.3 hereof), be converted into such number of shares of BancGroup Common Stock equal to $36.50 divided by the Market Value. The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,729,218 (based upon a minimum Market Value of $23.80) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,017,248 (based upon a maximum Market Value of $32.20) assuming 1,779,600 shares of Acquired Corporation common stock outstanding. To the extent that the number of shares of Acquired Corporation Stock may increase based upon the exercise of Acquired Corporation Options, the maximum and minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Acquired Corporation Stock outstanding at the Effective Date exchanged for shares of BancGroup Common Stock equal to $36.50 divided by the Market Value, provided that for this purpose the Market Value shall be deemed to be no less than $23.80 and no greater than $32.20.

     (b) No later than five days prior to the Effective Date, the holders of Acquired Corporation Options may provide written notice to Acquired Corporation (in form and substance reasonably satisfactory to BancGroup) that they wish to surrender their Acquired Corporation Options to BancGroup, effective at the Effective Date, and, in lieu of the treatment provided in Section 3.1(c) below, to receive an amount of BancGroup Common Stock in exchange therefor equal to the difference between the total value of the shares of BancGroup Common Stock to be issued pursuant to such Acquired Corporation Options (based upon the number of shares of BancGroup Common Stock to be issued pursuant to the Acquired Corporation Options multiplied by the Market Value) less the aggregate exercise price of such Acquired Corporation Options at the Effective Date, divided by the Market Value. No fractions of shares shall be issued and fractions shall be paid in cash at the Market Value.

     (c)(i) On the Effective Date, and subject to section 3.1(b) above, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For purposes of this section 3.1(c)(i), the "Exchange Ratio" shall mean the result obtained by dividing $36.50 by the Market Value. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1(c) hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of

Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted as well as the maximum and minimum number of BancGroup Common Stock issuable in the Merger.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 100,000,000 shares of Common Stock, $2.50 par value per share, of which as of July 31, 1997, 41,912,989 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup:

          (i) Consolidated balance sheets as of December 31, 1995, December 31, 1996, and June 30, 1997;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997. All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreement. The board of directors of BancGroup has, or will have prior to the Effective Date, approved this Agreement and the transactions contemplated by it and has, or will have prior to the Effective Date, authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) 1996 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997; and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1996. Since December 31, 1996, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a Florida state bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Corporation consisted of 2,000,000 shares of common stock, $0.01 par value per share, 1,779,600 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 190,500 shares of its common stock subject to exercise at any time pursuant to stock options under its stock option plans. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

     5.3 Subsidiaries. Except as set forth on Schedule 5.3, Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, there were 200,000 shares of the common stock, par value $10.00 per share, authorized of the Bank, 150,000 of which are issued and outstanding and wholly owned by Acquired Corporation. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.4 Financial Statements; Taxes (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated statements of financial condition as of December 31, 1995, and December 31, 1996, and as of June 30, 1997;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997; and

          (iii) Consolidated statements of stockholders' equity for each of the three years ended December 31, 1994, 1995, and 1996, and for the six months ended June 30, 1997.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters. (a) Title. Acquired Corporation has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of Acquired Corporation, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of July 31, 1997.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party,
(iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the Section 401K plan of Acquired Corporation that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the Merger. As soon as reasonably practicable after the execution of this Agreement. Copies of all such filings shall be furnished in advance to Acquired Corporation and its counsel.

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

             (ii) BancGroup will make every reasonable effort to offer alternative positions to Acquired Corporation Company employees who are displaced through consolidation.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraphs, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Corporation (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Corporation and Florida law.

             (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further provided that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors of officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Corporation;
        (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter), (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

             (iv) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

          (h) Indexed Executive Salary Continuation Plan Agreements. BancGroup acknowledges and agrees to abide by the terms of those certain Indexed Executive Salary Continuation Plan Agreements, dated as of January 9, 1995, which have been entered into by and between Acquired Corporation and James
     L. Hewitt, Charles W. Hall, David M. McLeod, David G. Powers and M. Alan Rowe, respectively.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or
     (ii) as a tax-free reorganization within the meaning of Section 368 of the Code.

             (ii) If requested by BancGroup, Acquired Corporation shall use its best efforts to cause all officers and directors that own any stock of Acquired Corporation and all other shareholders of Acquired Corporation who own more than five percent (5%) of Acquired Corporation Stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve (12) months after the Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Corporation's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify BancGroup orally and in writing in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Corporation shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and
        (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through its regional office in Orlando, Florida of all of the Bank's loan requests over $500,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

          (i) Adjustment or Termination of Acquired Corporation Options Held By Directors. Certain directors of Acquired Corporation hold Acquired Corporation Options. The terms of the United American Holding Corporation Directors' Stock Option Plan (the "Directors' Plan") provide that the exercise price of the Acquired Corporation Options shall be reduced by "the amount of cash dividends paid on each share" of Acquired Corporation Stock between February 1, 1994 and the date the Acquired Stock Options are exercised. Acquired Corporation hereby agrees that it shall take whatever action is necessary and shall likewise cause its Stock Option Committee (as defined in the Directors' Plan) to take whatever action is necessary to cause either (i) all Acquired Corporation Options to be exercised or terminated prior to the Effective Date or (ii) the Stock Option Agreements on all Acquired Corporation Options outstanding immediately prior to the Effective Date to be appropriately adjusted or amended so that the exercise price of each of such Acquired Corporation Options becomes fixed, with no further reduction in exercise price resulting from cash dividends declared by either the Acquired Corporation or BancGroup. In the event of any conflict between this section 5.28 and any other provision of this Agreement, including but not limited to Article 3 -- Conversion of Acquired Corporation Stock, the terms of this Section
     5.28 shall prevail.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the merger of the Bank with Colonial Bank as structured pursuant to section 2.8 hereof and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common

Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Employment/Non-compete Agreements. Employment and/or non-competition agreements, in form and substance reasonably satisfactory to BancGroup and the following persons, shall have been executed between BancGroup and James L. Hewitt, David McLeod and David Powers, respectively.

     10.10 Pooling of Interest. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentences of Sections 7.4 and 6.2(c), and Sections 7.2, 13.3, Article 11, Article 12, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

                                   ARTICLE 12

                                    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

          (a) If to Acquired Corporation to James L. Hewitt, 105 West Colonial Drive, Orlando, Florida 32801, facsimile (407) 839-0646, with copies to John P. Greeley, Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Citrus Center, Suite 800, 255 South Orange Avenue, Orlando, Florida 32801, facsimile (407) 843-2448, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with a copy to Hugh C. Nickson, III, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full; or

          (d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to April 15, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d).

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Acquired Corporation and BancGroup shall be liable for damages for any wilful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation.......  United American Holding Corporation, a Florida
                             corporation.

Acquired Corporation
  Company..................  Shall mean Acquired Corporation, the Bank, any
                             Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
  Options..................  Options respecting the issuance of a maximum of
                             190,500 shares of Acquired Corporation common stock pursuant to Acquired Corporation's stock option plans.

Acquired Corporation
  Stock....................  Shares of common stock, par value $0.01 per share, of Acquired Corporation.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank.......................  United American Bank of Central Florida, a Florida
                             state bank.

Closing....................  The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL.......................  The Delaware General Corporation Law.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio.............  The ratio obtained by dividing $36.50 by the Market
                             Value, as set forth in section 3.1(c).

Exhibits...................  A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA.......................  The Florida Business Corporation Act

GAAP.......................  Means generally accepted accounting principles
                             Applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge..................  Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement. relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value...............  Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date. Regardless of such average, the Market Value shall be deemed to be no less than $23.80 and no greater than $32.20.

Material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Corporation Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Corporation or BancGroup, and
                             "Parties" shall mean both Acquired Corporation and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  BancGroup, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Shareholders Meeting.......  The special meeting of shareholders of Acquired
                             Corporation called to approve the transactions contemplated by this Agreement.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                             BancGroup and Acquired Corporation granting to BancGroup the right to acquired up to 19% of Acquired Corporation common stock.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     15.3 Governing Law. Except to the extent the Laws of the State of Delaware and the State of Florida apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                     UNITED AMERICAN HOLDING CORPORATION

BY:   /s/ Charles Hall                                      BY:   /s/ James L. Hewitt
       ----------------------------------------------       ----------------------------------------------
       Charles Hall                                                James L. Hewitt

ITS:  Vice President & CFO                                  ITS:  Chairman, President and CEO
       ----------------------------------------------       ----------------------------------------------

(CORPORATE SEAL)

ATTEST:                                                     THE COLONIAL BANCGROUP, INC.

BY:   /s/ Donna R. Piel                                     BY:   /s/ W. Flake Oakley, IV
       ----------------------------------------------       ----------------------------------------------
       Donna Piel                                                  W. Flake Oakley, IV

ITS:  Assistant Secretary                                   ITS:  Chief Financial Officer
       ----------------------------------------------       ----------------------------------------------

(CORPORATE SEAL)

                                                                      APPENDIX B

     607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to sec.sec. 607.1302 and 607.1302 and 607.1320:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair Value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorized date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder or record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. -- (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale of cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his shares;

             2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage or equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated reduction price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference to any of his preferred shares; or

             7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

             (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

             (3) A Shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

             (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

             (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. -- (1)(a) If a proposed corporate section creating dissenters' rights under sec. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenter's rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under sec.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

          (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceeding that may have been taken in the interim, if:

             (a) Such demand is withdrawn as provided in this section;

             (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

             (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

             (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

          (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

             (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

             (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

          (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

          (7) If the corporation fails to make such offer within the period specific therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

          (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

          (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

          (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this action, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 8, 1997 (the "Agreement"), by and between United American Holding Corporation, a Florida corporation ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of September 8, 1997 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 338,124 shares (as adjusted as set forth herein) (the "Option Shares"), of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $36.50; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19% of the outstanding shares of Issuer Common Stock.

          3. Exercise of Option

             (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 10.1, 10.3, 10.4, 10.6, 10.7, 10.9 or 10.10 of the Merger Agreement), or
        (D) eighteen months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause (C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

             (b) As used herein, a "Purchase Event" means any of the following events:

                (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer; or

                (ii) After the date of this Agreement, any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

             (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

             (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

          4. Payment and Delivery of Certificates

             (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and
        (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 11(f) hereof.

             (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

             (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

               THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 8, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

          5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

             (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

             (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

          6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

             (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

        7. Adjustment upon Changes in Capitalization, etc.

             (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value or pursuant to the exercise of stock options outstanding as of the date of this Agreement), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19% of the number of shares of Issuer Common Stock then issued and outstanding.

             (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
        (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

             (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

             (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

             (e) The following terms have the meanings indicated:

                (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

                (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

                (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/ NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm selected by Grantee) within the six-month period immediately preceding the Agreement; provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

                (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

             (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19% of the aggregate of the shares of Substitute Common Stock but for this clause
        (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

             (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

             (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

          8. Repurchase at the Option of Grantee

             (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

             (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
        Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right
        (i) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Options Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

             Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

             (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i); (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii); or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

             (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934
        Act) shall have been formed which beneficially owns or has the right the acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

             (e) In connection with the application of the provisions of this
        Section 8, Grantee acknowledges that Issuer's ability to fund the
        Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependent upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of Florida law and that, unless there has been an agreement of the type described in
        Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

          9. Quotation: Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

          10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the Option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        11. Miscellaneous

             (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

             (c) Entire Agreement: No Third-Party Beneficiary:
        Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
        (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to Acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

             (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

             (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:     United American Holding Corporation
                     105 West Colonial Drive
                     Orlando, Florida 32801
                     Telecopy Number: (407) 839-0646
                     Attention: James L. Hewitt
                                Chairman, President and Chief Executive Officer

with a copy to:      Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                     Citrus Center, Suite 800
                     255 South Orange Avenue
                     Orlando, Florida 32801
                     Telecopy Number: (407) 843-2448
                     Attention: John P. Greeley, Esq.

If to Grantee to:    The Colonial BancGroup, Inc.
                     P.O. Box 1108
                     Montgomery, Alabama 36101
                     Telecopy Number: (334) 240-5069
                     Attention: W. Flake Oakley, IV
                                Chief Financial Officer

with a copy to:      Miller, Hamilton, Snider & Odom, L.L.C.
                     Suite 802
                     One Commerce Street
                     Montgomery, Alabama 36104
                     Telecopy Number: (334) 265-4533
                     Attention: Hugh C. Nickson, III

             (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

             (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

             (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                                         UNITED AMERICAN HOLDING
ATTEST:                                                  CORPORATION

               By: /s/ CHARLES W. HALL                                  By: /s/ JAMES L. HEWITT
             ----------------------------------------    -------------------------------------------------
                   Charles W. Hall                                          James L. Hewitt
                 Vice President and                                            Chairman
               Chief Financial Officer

[CORPORATE SEAL]

ATTEST:                                                  THE COLONIAL BANCGROUP, INC.

                By: /s/ DONNA R. PIEL                                 By: /s/ W. FLAKE OAKLEY, IV
                 -------------------------------------    -------------------------------------------------
                    Donna R. Piel                                         W. Flake Oakley, IV
                 Assistant Secretary                                    Chief Financial Officer

[CORPORATE SEAL]

                                                                    SOLICITED BY
                                                                    THE BOARD OF
                                                                       DIRECTORS

                                     PROXY

                      UNITED AMERICAN HOLDING CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
                                FEBRUARY 2, 1998

    The undersigned hereby appoints James L. Hewitt and James P. Caruso, and either of them, or such other persons as the board of directors of United American Holding Corporation ("United American"), may designate, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of United American at the special meeting of shareholders to be held on February 2, 1998, and at any and all adjournments thereof.

1. To ratify, adopt, and approve the Agreement and Plan of Merger dated as of September 8, 1997, pursuant to which United American will be merged with and into The Colonial BancGroup, Inc.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

2. In their discretion, to vote on such other matters as may properly come before the meeting and to vote upon matters incident to the conduct of the meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED AMERICAN AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

                                                  Dated:                  , 1998
                                                        -------------------

                                                  Phone No:
                                                           ---------------------

                                                  ------------------------------
                                                  (Signature of Shareholder)

                                                  ------------------------------
                                                  Signature of Shareholder, if
                                                  more than one)

                                                  Please sign exactly as your
                                                  name appears on the envelope
                                                  in which this material was
                                                  mailed. If shares are held
                                                  jointly, each shareholder must
                                                  sign. Agents, executors,
                                                  administrators, guardians and
                                                  trustees must give full title
                                                  as such. Corporations should
                                                  sign by their president or
                                                  authorized officer.